As filed with the Securities and Exchange Commission on November 7, 2001
Registration No. 333-72024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CERNER CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	7373	43-1196944
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

2800 Rockcreek Parkway
North Kansas City, Missouri 64117
(816) 221-1024
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARC G. NAUGHTON
Vice President and Chief Financial Officer
2800 Rockcreek Parkway
North Kansas City, Missouri 64117
(816) 221-1024
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

CRAIG L. EVANS, ESQ.	RICHARD A. DENMON, ESQ.
Stinson, Mag & Fizzell, P.C.	Carlton Fields, P.A.
1201 Walnut Street, Suite 2800	One Harbour Place, 777 S. Harbour Island Blvd.
Kansas City, Missouri 64106	Tampa, Florida 33602
(816) 842-8600	(813) 223-7000
Facsimile: (816) 691-3495	Facsimile: (813) 229-4133
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the merger (as described herein) have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[Logo of Cerner]	[Logo of Dynamic Healthcare Technologies, Inc.]

PROSPECTUS OF	PROXY STATEMENT OF
CERNER CORPORATION	DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Dynamic Healthcare Technologies, Inc.

     The boards of directors of Cerner Corporation and Dynamic Healthcare Technologies, Inc. have approved a merger agreement that would result in Cerner acquiring Dynamic. The merger offers Dynamic shareholders the opportunity to become shareholders of Cerner, a more significant provider of information systems to the healthcare industry. Dynamic believes the combination of these two companies will result in an opportunity to create substantially more shareholder value than could be achieved by Dynamic individually.

     If we complete the merger, Dynamic shareholders will receive a number of shares of Cerner common stock equal to 362,791 divided by the number of Dynamic common shares issued and outstanding as of the close of business on the date that all of the conditions to the merger have been satisfied or waived. However, there is one exception. If the average of the closing sales price of Cerner common stock during the 15 consecutive trading day period ending on the first trading day immediately prior to the date that all of the conditions to the merger have been satisfied or waived is $64.50 or greater then the Dynamic shareholders will receive for each Dynamic common share that number of shares of Cerner common stock equal to:

•	362,791 divided by the number of Dynamic common shares issued and outstanding on the date that all of the conditions to the merger have been satisfied or waived, multiplied by

•	a fraction, the numerator of which is $64.50 and the denominator of which is the average of the closing sales price of Cerner common stock during such 15 day trading period.

                  Dynamic cannot complete the merger unless the shareholders holding a majority of the outstanding Dynamic common shares approve it. Dynamic will hold a meeting of its shareholders to vote on the merger. Your vote is very important. Whether or not you plan to attend the shareholder meeting, please vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your proxy card or not instructing your broker how to vote shares held for you in “street name” will have the same effect as voting those shares against the merger.

The date, time and place of the meeting is:
December 11, 2001
9:00 a.m.
615 Crescent Executive Court, Fifth Floor
Lake Mary, Florida

     This document provides you with detailed information about the proposed merger. Dynamic encourages you to read this entire document carefully.

[/s/ Neal L. Patterson]	[/s/ T. Christopher Assif]
Neal L. Patterson	T. Christopher Assif
Chairman of the Board and	Chief Executive Officer
Chief Executive Officer	Dynamic Healthcare Technologies, Inc.
Cerner Corporation

Cerner’s common stock and Dynamic’s common shares are quoted on the Nasdaq National Market under the symbols “CERN” and “DHTI,” respectively.

     For a discussion of certain risk factors that you should consider in evaluating the merger, see “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of the Cerner common stock to be issued in the merger or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated November 8, 2001, and is being first mailed to shareholders on or about November 8, 2001.

[Dynamic Healthcare Technologies, Inc. Logo]

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

To be held on December 11, 2001

     To the shareholders of Dynamic Healthcare Technologies, Inc.:

     We will hold a special meeting of shareholders of Dynamic Healthcare Technologies, Inc., a Florida corporation, on December 11, 2001, at 9:00 a.m., local time, at 615 Crescent Executive Court, Fifth Floor, Lake Mary, Florida, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated September 5, 2001, by and among Cerner Corporation, Dynamic Healthcare Technologies, Inc. and Cerner Holdings, Inc., and the transactions contemplated thereby. Under the merger agreement:

•	Dynamic Healthcare Technologies, Inc. will merge with and into Cerner Holdings, Inc., a wholly owned subsidiary of Cerner.

•	Each issued and outstanding Dynamic Healthcare Technologies, Inc. common share will be converted into a number of shares of Cerner common stock determined by dividing 362,791 by the number of Dynamic common shares issued and outstanding as of the close of business on the date that all of the conditions to the merger have been satisfied or waived, unless the average of the closing sales price of Cerner common stock during the 15 consecutive trading day period ending on first trading day immediately prior to the date that all of the conditions to the merger have been satisfied or waived is $64.50 or greater, in which case each Dynamic common share will be converted into that number of shares of Cerner common stock equal to (a) 362,791 divided by the number of Dynamic common shares issued and outstanding on the date that all of the conditions to the merger have been satisfied or waived, multiplied by (b) a fraction, the numerator of which is $64.50 and the denominator of which is the average of the closing sales price of Cerner common stock during such 15 day trading period.

•	Each share of Dynamic preferred stock will be redeemed at a price per share equal to $2.00 in cash, plus all unpaid accrued dividends to which holders of such preferred stock are entitled to receive.

2.	To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     The merger agreement is described in the accompanying proxy statement/prospectus, and a copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus. Please review these materials carefully and consider fully the information disclosed.

     Action may be taken on the above proposal at the special meeting on the date specified above or on any date or dates to which the special meeting may be adjourned. Only holders of record of Dynamic Healthcare Technologies, Inc. common shares at the close of business on November 5, 2001 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. The affirmative vote of at least a majority of the outstanding Dynamic Healthcare Technologies, Inc. common shares entitled to vote is required for approval of the merger agreement and the transactions contemplated thereby, including the merger.

     The board of directors of Dynamic Healthcare Technologies, Inc. recommends that you vote FOR approval of the merger agreement and the transactions contemplated by the merger agreement.

     Your vote is important. Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the accompanying proxy card promptly in the postage-paid enclosed envelope. Sending in your proxy now will not interfere with your right to attend the meeting or to vote your shares personally at the meeting if you wish to do so.

If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by your broker or other nominee regarding how to instruct them to vote your shares.

     You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying proxy statement/prospectus.

By Order of the Board of Directors

/s/ Brian Greco
Brian Greco Corporate Secretary

Lake Mary, Florida

November 8, 2001

PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED
PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

WHAT DYNAMIC SHAREHOLDERS WILL RECEIVE IN THE MERGER
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETING
SUMMARY
SUMMARY FINANCIAL INFORMATION
Cerner Summary Historical Consolidated Financial Information
Dynamic Summary Historical Consolidated Financial Information
COMPARATIVE PER SHARE DATA
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION
RECENT DEVELOPMENTS
RISK FACTORS
DYNAMIC SPECIAL MEETING
Date, Time, Place and Purpose of the Special Meeting
Record Date; Stock Entitled to Vote; Quorum
Vote Required
Security Ownership of Management
Voting of Proxies
THE MERGER
General
Exchange of Dynamic Shares
Dynamic Stock Options and Warrants
Exchange of Stock Certificates
Background of the Merger
Recommendation of the Dynamic Board and Reasons for the Merger
Cerner’s Reasons for the Merger
Opinion of SG Cowen Securities Corporation
FEDERAL SECURITIES LAWS CONSEQUENCES AND RESTRICTIONS ON RESALES BY AFFILIATES
Shareholders Agreement
Stock Option Agreement
Fees and Expenses of the Merger
Accounting Treatment
Federal Income Tax Consequences
Interests of Certain Persons in the Merger
Conditions to the Merger
Regulatory Approval
Conduct of Business Pending the Merger
No Solicitation
Waiver and Amendment
Termination of the Merger Agreement
Effect of Termination
Nasdaq National Market Listing
Effective Time
INFORMATION REGARDING DYNAMIC
DYNAMIC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General
Results of Operations
Liquidity and Capital Resources
Quantitative and Qualitative Disclosures About Market Risk
Inflation and Changing Prices
Recent Accounting Pronouncements
INFORMATION REGARDING CERNER
COMPARATIVE RIGHTS OF SHAREHOLDERS
EXPERTS
LEGAL MATTERS
FUTURE SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS OF DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
APPENDIX A AGREEMENT AND PLAN OF MERGER
Appendix B -- Agreement and Plan of Merger
APPENDIX C SHAREHOLDER AGREEMENT
APPENDIX D STOCK OPTION AGREEMENT
Consent of KPMG LLP
Consent of BDO Seidman, LLP
Consent of KPMG LLP
Form of Proxy of Dynamic Healthcare Technologies

- i -

WHAT DYNAMIC SHAREHOLDERS WILL RECEIVE IN THE MERGER

     We refer to the number of shares of Cerner common stock into which one Dynamic common share will be converted in the merger as the “exchange ratio.” If we complete the merger, Dynamic holders of common shares will receive an aggregate of 362,791 shares of Cerner common stock, unless the average of the closing sales price of Cerner common stock during the 15 consecutive trading day period ending immediately prior to the date that all conditions to the merger are satisfied or waived is $64.50 or greater. The number of shares of Cerner common stock that will be issued with respect to each Dynamic common share will be determined as follows:

•	if the average of the closing sales price of Cerner common stock during the 15 consecutive trading day period ending immediately prior to the date that all conditions to the merger are satisfied or waived is less than $64.50, then the number of shares of Cerner common stock that a Dynamic shareholder will receive for each Dynamic common share will be an amount equal to 362,791 divided by the number of issued and outstanding Dynamic common shares; or

•	if the average of the closing sales price of Cerner common stock during such 15 trading day period is $64.50 or greater, then the number of shares of Cerner common stock that a Dynamic shareholder will receive for each Dynamic common share will be an amount equal to (a) 362,791 divided by the number of issued and outstanding Dynamic common shares, multiplied by (b) a fraction, the numerator of which is $64.50 and the denominator of which is the average of the closing sales price of Cerner common stock during such 15 trading day period.

     Illustrations of the calculation of the exchange ratio are provided below, assuming there are 6,593,216 Dynamic common shares issued and outstanding on the effective date of the merger (which is the number of shares issued and outstanding on October 16, 2001).

(1)	(2)	(3)	(4)	(5)
	Number of Dynamic	The number of shares of		The value of the merger
If the average Cerner	common shares issued	Cerner common stock to	The exchange ratio (3	consideration per
common stock price is:	and outstanding	be issued in the merger	divided by 2)	Dynamic share (1 times 4)

$43.00	6,593,216	362,791	0.0550	$2.37
$45.00	6,593,216	362,791	0.0550	$2.48
$50.00	6,593,216	362,791	0.0550	$2.75
$55.00	6,593,216	362,791	0.0550	$3.03
$60.00	6,593,216	362,791	0.0550	$3.30
$65.00	6,593,216	360,000(a)	0.0546	$3.55
$70.00	6,593,216	334,286(a)	0.0507	$3.55

(a)	Calculated by multiplying 362,791 times a fraction, the numerator of which is $64.50 and the denominator is the amount in column 1.

     Because the trading price of Cerner common stock varies, the actual market value of the Cerner common stock you receive as merger consideration may differ from the calculated value of the merger consideration shown above, which is provided here for illustrative purposes only.

     Each share of Dynamic preferred stock will be redeemed at a price per share equal to $2.00 in cash, plus all unpaid accrued dividends which the holders of such preferred shares are entitled to receive.

QUESTIONS AND ANSWERS
ABOUT THE MERGER AND THE SHAREHOLDER MEETING

Q:	Why are the two companies proposing to merge?

A:	We believe the proposed merger is in the best interests of both of the companies and their respective shareholders. The board of directors of Cerner believes that the merger will result in an addition to Cerner’s significant pathology, laboratory and radiology client base that primarily consists of larger hospitals, health systems and independent laboratories. The board of directors of Dynamic believes the merger provides significant value to Dynamic shareholders, provides them with greater liquidity for their investment, and enables them to participate in the opportunities for growth offered by Cerner.

You should review the reasons for the merger described in greater detail at pages 24 through 26.

Q:	When and where is the special meeting?

A:	The Dynamic special meeting is scheduled to take place on December 11, 2001, at 9:00 a.m. local time, at 615 Crescent Executive Court, Fifth Floor, Lake Mary, Florida.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger promptly after receiving shareholder approval at the special meeting.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If the card is signed, dated and mailed, but does not specify a choice, it will be voted “FOR” approval of the merger and the transactions contemplated by the merger agreement.

Q:	What if I don’t vote or I abstain from voting?

A:	If you do not vote or you abstain from voting, the effect will be a vote against the merger and the transactions contemplated by the merger agreement.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares, which will have the effect of a vote against the merger and the transactions contemplated by the merger agreement.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Dynamic Healthcare Technologies, Inc., at 615 Crescent Executive Court, Fifth Floor, Lake Mary, Florida 32746, Attention: Brian Greco, Corporate Secretary, prior to the vote of the shareholders at the Special Meeting to be held on December 11, 2001. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	Are Dynamic shareholders entitled to dissenters’ rights?

A:	No. Under Florida law, Dynamic shareholders are not entitled to dissenters’ rights of appraisal or other rights to demand fair value for their shares in cash by reason of the merger.

Q:	Should I send in my stock certificate now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your stock certificates for certificates of Cerner common stock and the cash consideration for any fractional shares of Dynamic common stock.

Q:	Who can I call with questions about the special meeting or the merger?

A:	If you have any questions about the merger, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy, you can contact Brian Greco, Corporate Secretary of Dynamic, at (407) 333-5300.

     This document incorporates important business and financial information about Cerner and Dynamic from documents filed with the SEC that have not been included in or delivered with this document. You may read and copy these documents at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information also is available at the Internet site the SEC maintains at http:\\www.sec.gov. Reports and other information relating to Cerner and Dynamic also are available at the offices of the Nasdaq National Market. See “Where You Can Find More Information” on page 62.

     Cerner will provide you with copies of the documents relating to Cerner, without charge, upon written or oral request to:

Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, Missouri 64117
(816) 221-1024
Attention: Randy D. Sims, Secretary

     Dynamic will provide you with copies of the documents relating to Dynamic, without charge, upon written or oral request to:

Dynamic Healthcare Technologies, Inc.
615 Crescent Executive Court
Fifth Floor
Lake Mary, Florida 32746
(407) 333-5300
Attention: Brian Greco, Secretary

     In order to receive timely delivery of the documents in advance of the special meeting of shareholders, you should make your request no later than December 5, 2001.

SUMMARY

     This Summary, together with the preceding Question and Answer section, highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger and related transactions and for a more complete description of the legal terms of the merger and related transactions, you should carefully read this entire document and the documents to which we have referred you. See “Where You Can Find More Information” on page 62.

The Companies

Cerner Corporation
2800 Rockcreek Parkway
North Kansas City, Missouri 64117
(816) 221-1024

     Cerner, a Delaware corporation incorporated in 1980, is a leading supplier of clinical and management information and knowledge systems to healthcare organizations worldwide. Cerner’s mission is to connect the appropriate persons, knowledge and resources at the appropriate time and location to achieve the optimal health outcome.

Dynamic Healthcare Technologies, Inc.
615 Crescent Executive Court
Fifth Floor
Lake Mary, Florida 32746
(407) 333-5300

     Dynamic, a Florida corporation incorporated in 1977, is a provider of NT, UNIX and AS/400 based diagnostic workflow solutions for pathology, laboratory and radiology departments in approximately 640 customer sites, most located in the United States. Dynamic’s information systems contribute to higher quality and more cost-effective delivery of care and make it possible to have access to information across the entire continuum of care.

The Merger

     We have attached a copy of the Agreement and Plan of Merger to this document as Appendix A. We encourage you to read this merger agreement as it is the legal document that governs the merger.

Vote Required (see page 19)

     The affirmative vote of a majority of each of Dynamic’s outstanding classes of equity, the common shares and the preferred shares, voting as a separate class must approve the merger. As of the Dynamic record date, directors and executive officers of Dynamic owned or controlled approximately 1,347,486 Dynamic common shares, entitling them to exercise approximately 20.4% of the voting power of the Dynamic common shares entitled to vote at the Dynamic special meeting. In addition, at the time the merger agreement was entered into by Dynamic and Cerner, certain holders affiliated with directors of Dynamic that beneficially own in excess of a majority of the Dynamic preferred shares entered into a shareholder agreement with Cerner to vote their preferred shares in favor of the merger and have furnished Cerner with an irrevocable proxy to ensure such vote. A copy of the shareholder agreement is attached to this document as Appendix C.

Our Reasons for the Merger (see pages 24 through 26)

     We are proposing to merge because we believe that:

•	by combining the companies we can create a stronger company that will provide benefits to both our shareholders and customers; and

•	the merger will strengthen the combined company’s position as a competitor in the healthcare information management industry, which is rapidly changing and growing more competitive.

     In reaching its conclusions, the board of directors of Dynamic considered a number of factors, including:

•	the anticipated merger consideration to be received by its shareholders in relation to book value, market value, and earnings per Dynamic common share,

•	the available alternatives to enhance shareholder value,

•	the opportunity for shareholders to realize a premium over recent historical market prices for the shares in a tax free exchange,

•	the business, operations, financial condition, and future prospects of Dynamic as a stand alone company, including the attendant risks of such a strategy,

•	an evaluation of the potential long-term prospects of Cerner,

•	the complementary nature of the products offered by each of the companies and the access to additional channels of distribution for Dynamic’s products,

•	Dynamic’s limited capital resources, as evidenced by its negative working capital, and the difficulty of raising additional capital on satisfactory terms under current market conditions, and

•	minimal disruption to, and the potential benefits to be received by Dynamic’s customers, employees, and the communities in which Dynamic operates.

Dynamic’s Board of Directors Recommends that Dynamic’s Shareholders Approve the Merger and Related Transactions (see pages 24 through 26)

     The Dynamic board of directors believes that the merger and the transactions contemplated thereby are fair to you and in your best interests and recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby.

What Dynamic’s Shareholders Will Receive (see page 1)

     If we complete the merger, the number of shares of Cerner common stock that a Dynamic shareholder will receive for each Dynamic common share will be an amount equal to 362,791 divided by the number of Dynamic common shares issued and outstanding as of the close of business on the date that all of the conditions to the merger have been satisfied or waived, unless the average of the closing sales price of Cerner common stock during the 15 consecutive trading day period ending immediately preceding the date that all conditions of the merger have been satisfied or waived is $64.50 or greater, in which case the Dynamic common shareholders will receive for each Dynamic common share that number of shares of Cerner common stock equal to (a) 362,791 divided by the number of Dynamic common shares issued and outstanding on the date that all conditions of the merger have been satisfied or waived multiplied by (b) a fraction, the numerator of which is $64.50 and the denominator of which is the average of the closing sales price of Cerner common stock during such 15 trading day period. Cerner will not issue any fractional shares in the merger. Instead, you will receive a small cash payment equal to the value of any fractional shares that otherwise would have been issued to you.

     Each share of Dynamic preferred stock will be redeemed at a price per share equal to $2.00 in cash, plus all unpaid accrued dividends to which holders of such preferred shares are entitled to receive.

     Following the merger, you will be entitled to exchange your Dynamic common shares for shares of Cerner common stock by sending your Dynamic common share certificates, and a form for exchanging the shares that we will send to you, to Cerner’s exchange agent, UMB Bank, n.a. Upon receipt of these documents, the exchange agent will exchange your Dynamic common shares for shares of Cerner common stock at the applicable exchange ratio. For more information on this procedure, see “THE MERGER — Exchange of Stock Certificates” on page 22.

Federal Income Tax Consequences (see pages 35 through 37)

     We expect that the holders of Dynamic common shares generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of your exchange of Dynamic common shares for shares of Cerner common stock. You may, however, have to recognize gain or loss in connection with cash received in payment for any fractional share that may result from the exchange ratio of the merger. In addition, holders of the Dynamic preferred shares that are redeemed for cash in connection with the merger may have to recognize income, gain or loss in connection with such payment. The income tax treatment described above may not apply to all Dynamic common and preferred shareholders. Determining the actual income tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. We will not be obligated to complete the merger unless we receive a legal opinion, dated the closing date, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In that case, the U.S. federal income tax treatment of the merger will be as we have described it above. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

No Dissenters’ Rights (see pages 55 through 57)

     Dynamic is incorporated under Florida law and under applicable Florida law Dynamic shareholders will not have any right of appraisal or other rights to demand fair value for their shares in cash in connection with the merger.

Opinion of SG Cowen Securities Corporation (see pages 26 through 33)

     In deciding to approve the merger, the Dynamic board considered the opinion from SG Cowen Securities Corporation as to the fairness, from a financial point of view to the holders of Dynamic common shares, of the exchange ratio at which Dynamic common shares will be converted into shares of Cerner common stock pursuant to the merger. A copy of this opinion is attached as Appendix B to this proxy statement/prospectus.

Conditions to the Merger (see pages 38 through 39)

     The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

•	approval by Dynamic’s shareholders;

•	the continued accuracy of each company’s representations and warranties and compliance by each company with its agreements contained in the merger agreement;

•	receipt of a legal opinion from Cerner’s counsel as to the tax consequences of the merger;

•	the average of the closing sales price of Cerner common stock for the 15 consecutive trading day period ending immediately prior to the closing date of the merger is $43.00 or more;

•	receipt of any required regulatory approvals;

•	there being no legal action or court order that prohibits the merger; and

•	there having not been a material adverse change in the financial condition or assets of either Cerner or Dynamic.

Termination of the Merger Agreement (see pages 41 through 42)

     Cerner and Dynamic can agree to terminate the merger agreement without completing the merger even if Dynamic’s shareholders have approved it. Also, either of us can terminate the merger agreement on our own without completing the merger under various circumstances, including:

•	if the merger has not been consummated by February 28, 2002;

•	if there is any law that makes consummation of the merger illegal or otherwise prohibited;

•	if the Dynamic shareholders do not approve the merger on or before February 28, 2002; or

•	if the other company has materially breached its representations, warranties or obligations under the merger agreement.

     In addition, Cerner may decide not to complete the merger if (a) Dynamic’s board of directors changes, in a manner adverse to Cerner, its recommendation that Dynamic’s shareholders approve the merger, (b) Dynamic has entered into an agreement to be acquired by another party or if the Dynamic board or committee of the board approves such a transaction to be acquired, or (c) a tender offer or exchange offer for the common stock of Dynamic has been commenced and Dynamic has not sent to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement that Dynamic recommends rejection of such tender or exchange offer. Similarly, Dynamic may decide not to complete the merger if it receives an acquisition proposal from another party that the Dynamic board believes is superior to the merger, or Cerner does not close the merger within 15 business days after all conditions to its obligation to close have been satisfied, other than the condition that the average of the closing sales price of Cerner common stock for the 15 consecutive trading day period immediately prior to the date that all other conditions are satisfied is $43.00 or more.

Termination Fees; Liquidated Damages and Expenses (see pages 42 through 43)

     Dynamic is required to pay Cerner a termination fee of $2,000,000 if:

•	Dynamic terminates the merger agreement or modifies or withdraws its recommendation of the merger and merger agreement because it received an acquisition proposal from another party that the Dynamic board believes is superior to the merger; or

•	Cerner terminates the merger agreement because Dynamic (1) modified or withdrew its recommendation of the merger and merger agreement, (2) breached its obligations under certain provisions of the merger agreement relating to other acquisition proposals or the Dynamic recommendation of the merger and merger agreement, (3) approved an acquisition proposal from another party, or (4) failed to recommend to its shareholders rejection of a third party tender or exchange offer within ten business days after commencement of such offer, or (5) Dynamic’s directors have resolved to do any of the foregoing.

     In addition, if each of the conditions to a party’s obligation to consummate the merger under the merger agreement has been satisfied and that party does not perform its obligation to consummate the merger pursuant to the merger agreement, then that party is required to pay the other party liquidated damages in the amount of $2,000,000.

Dynamic Stock Options and Warrants (see page 22)

     If we complete the merger, each option and warrant to acquire Dynamic common shares that is outstanding and unexercised immediately before completing the merger will become an option or warrant to purchase Cerner common stock. The number of shares of Cerner common stock subject to such options and warrants, as well as the exercise prices, will be adjusted to account for the exchange ratio in the merger. Additionally, certain stock options held by Dynamic directors, officers, and employees contain provisions that cause the options to become fully vested upon a change in control. Therefore, those options will vest as a result of the merger, but cannot be exercised until 12 months after the original date of grant. The options, as adjusted, will continue to be governed by the terms of the Dynamic stock option plans and the agreements under which such options were granted.

We May Amend the Terms of the Merger Agreement and Waive Rights Under the Merger Agreement (see page 41)

     We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the Dynamic shareholders approve the merger agreement, they must approve any amendment or waiver that would require such approval under any applicable law.

Stock Option Agreement (see pages 34 through 35)

     As a condition to the merger agreement, Dynamic granted Cerner an option to purchase up to 985,746 Dynamic common shares at an exercise price of $3.00 per share. Cerner may exercise this option upon the occurrence of certain events that are ordinarily associated with another party attempting to “break up” the merger and acquire Dynamic. As of this date, none of those events have occurred. The stock option, if exercised, would equal 15% of the total number of outstanding Dynamic common shares as of its date of exercise. The purpose of the stock option is to increase the likelihood that the merger will occur by making it more difficult for another party to acquire Dynamic. A copy of the stock option agreement is attached to this document as Appendix D.

Dynamic Officers and Directors Have Some Interests in the Merger That Are Different From or in Addition to Their Interests as Shareholders (see pages 37 through 38)

     Dynamic directors and officers have interests in the merger in addition to their interest as common shareholders of Dynamic. These interests exist because of employment and/or other agreements that Dynamic officers have entered into with Dynamic or Cerner and rights that Dynamic officers and directors have under certain benefit and compensation plans maintained by Dynamic.

     Following the merger, the combined company will indemnify, and provide directors and officers insurance for, the officers and directors of Dynamic for events occurring before the merger, including events that are related to the merger.

     In addition, some of the Dynamic directors and some of its former officers and directors also are the holders or beneficial owners of Dynamic preferred stock and they or the entities that they represent will receive a cash payment for their preferred stock in connection with the redemption of the preferred shares under the terms of the merger agreement.

     The Dynamic board of directors knew about these additional interests, and considered them, when it approved the merger agreement.

Certain Differences in the Rights of Shareholders (see pages 55 through 61)

     Once the merger occurs, Dynamic common shareholders will automatically become shareholders of Cerner and their rights will be governed by Delaware law and Cerner’s corporate governance documents rather than Florida law and Dynamic’s corporate governance documents, including its articles of incorporation and bylaws.

Comparative Market Price Information (see pages 13 through 14)

     The shares of Cerner and Dynamic common stock trade on the Nasdaq National Market under the symbols “CERN” and “DHTI,” respectively.

     The following table lists the closing prices of Cerner common stock and Dynamic common shares, and the equivalent per share value of a Dynamic common share, on September 5, 2001, the last trading day before we announced the merger, and on November 5, 2001. The “equivalent per share value of Dynamic common stock” at the specified dates represents the closing price of a share of Cerner common stock on that date multiplied by the exchange ratio of 0.0550 (which assumes that there are 6,593,216 Dynamic common shares issued and outstanding as of such dates).

			Equivalent Per
	Cerner	Dynamic	Share Value of
	Common	Common	Dynamic
	Stock	Stock	Common Stock

Sept. 5, 2001	$48.06	$2.25	$2.64
Nov. 5, 2001	$54.64	$2.70	$3.01

     You should obtain current stock price quotations for Cerner common stock and Dynamic common shares.

You can get these quotations from a newspaper, on the Internet or by calling your broker.

Regulatory Approvals (see page 39)

     There are no material regulatory approvals required to consummate the merger or the transactions contemplated by the merger agreement.

Forward-Looking Statements May Prove Inaccurate (see “Risk Factors,” beginning on page 15)

     This proxy statement/prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Cerner and Dynamic. Also, any statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties. The actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

SUMMARY FINANCIAL INFORMATION

     We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Cerner and Dynamic and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These items for Dynamic are contained under the caption “Dynamic’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 48 and in the Dynamic consolidated financial statements beginning on page F-2. All Dynamic per share data has been adjusted to reflect the Dynamic 1-for-3 reverse stock split effective June 28, 2001. These items for Cerner are contained in its annual, quarterly and other reports that Cerner has filed with the Securities and Exchange Commission that are incorporated herein by reference. See “Where You Can Find More Information” on page 62.

Cerner Summary Historical Consolidated Financial Information

     The historical consolidated financial information for Cerner reflects the following items that you should consider in making period-to-period comparisons. We derived the information below from the audited consolidated financial statements of Cerner for its fiscal years 2000, 1999, 1998, 1997, and 1996, and from the unaudited consolidated financial statements for the six months ended June 30, 2001 and July 1, 2000. The unaudited information contains all adjustments, consisting of normal recurring accruals, that Cerner considers necessary for a fair presentation of its financial position and results of operations as of such dates and for these periods. The results for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year ending December 29, 2001.

	Six Months
	Ended (unaudited)		Fiscal Year Ended

	June 30,	July 1,	Dec. 30,	Jan. 1,	Jan. 2,	Jan. 3,	Dec. 28,
	2001 (1)	2000 (2)	2000 (2)(3)(4)	2000 (5)	1999(6)	1998	1996

			(In thousands, except per share data)
Statements of Earnings Data:
Revenues	$250,982	$180,609	$404,504	$340,197	$330,902	$245,057	$189,107
Operating earnings	25,014	5,815	25,602	3,698	33,530	22,170	10,601
Earnings (loss) before income taxes and extraordinary item	(97,042)	4,030	172,123	302	33,268	24,484	12,902
Extraordinary item – early extinguishment of debt	–	–	–	(1,395)	–	–	–
Net earnings (loss)	(62,655)	(221)	105,265	(1,211)	20,589	15,148	8,251
Earnings (loss) per share before extraordinary item:
Basic	$(1.80)	$(.01)	$3.08	$.01	$.63	$.46	$.25
Diluted	(1.80)	(.01)	2.96	.01	.61	.45	.25
Earnings (loss) per share:
Basic	(1.80)	(.01)	3.08	(.04)	.63	.46	.25
Diluted	(1.80)	(.01)	2.96	(.04)	.61	.45	.25
Weighted average shares outstanding:
Basic	34,826	33,804	34,123	33,623	32,825	32,881	32,729
Diluted	34,826	33,804	35,603	33,916	33,667	33,668	33,620

	June 30,	July 1,	Dec. 30,	Jan. 1,	Jan. 2,	Jan. 3,	Dec. 28,
	2001	2000	2000	2000	1999	1998	1996

	(unaudited)
Balance Sheet Data:
Working capital	$197,353	$154,707	$186,181	$170,053	$118,681	$156,808	$171,204
Total assets	629,177	660,069	616,411	660,891	436,485	331,781	314,753
Long-term debt, net	104,588	100,013	102,299	100,000	25,000	30,026	30,000
Stockholders’ equity	353,317	371,977	343,717	378,937	271,143	233,747	230,735

(1)	Includes a non-recurring charge of $81.4 million, net of $46.2 million tax benefit related to the other-than-temporary write-down of the WebMD shares. The impact of this non-recurring investment loss on diluted earnings per share was ($2.22) for the six months ended June 30, 2001. Also includes a non-recurring gain of $4.8 million, net of $2.7 million tax on the software license settlement with WebMD. The impact of this non-recurring investment gain on diluted earnings per share was $.13 for the six months ended June 30, 2001.

(2)	Includes a non-recurring charge of $6.7 million related to the write-down of intangible assets associated with the acquisition of Health Network Ventures, Inc. The impact of this non-recurring charge on diluted earnings per share was ($.19) for 2000.

(3)	Includes a non-recurring investment gain of $120.4 million, net of $68.3 million tax expense, related to the conversion of shares of CareInsite common stock to shares of WebMD common stock. The impact of this non-recurring investment gain on diluted earnings per share was $3.38 for 2000. Also includes a non-recurring investment loss of $24.5 million, net of $13.9 million tax benefit, related to the sale of shares of WebMD common stock. The impact of this non-recurring investment loss on diluted earnings per share was ($.69) for 2000.

(4)	Includes non-recurring acquisition charges of $3.2 million related to the acquisition of CITATION Computer Systems, Inc. and a charge of $1.0 million, net of $.7 million tax benefit, related to the acquisition of ADAC Healthcare Information Systems, Inc. The impact of these non-recurring charges on diluted earnings per share was ($.09) and ($.03) respectively for 2000.

(5)	Includes a non-recurring charge of $5.8 million, net of $3.6 million tax benefit, related to the cost in excess of revenues of completing fixed fee implementation contracts. The tax-effected impact of this non-recurring charge on diluted earnings per share was ($0.17) for 1999. Includes a non-recurring charge of $0.9 million, net of $0.5 million tax benefit, related to the accrual of branch restructuring costs. The tax-effected impact of this non-recurring charge on diluted earnings per share was ($0.03) for 1999.

(6)	Includes a non-recurring, acquisition-related charge of $3.1 million, net of $1.9 million tax benefit. The tax-effected impact of the non-recurring charge on diluted earnings per share was ($0.09) for 1998.

Dynamic Summary Historical Consolidated Financial Information

     The historical consolidated financial information for Dynamic reflects the following items that you should consider in making period-to-period comparisons. We derived the information below from the audited consolidated financial statements of Dynamic for its fiscal years 2000, 1999, 1998, 1997 and 1996, and from the unaudited consolidated financial statements for the six months ended June 30, 2001 and June 30, 2000. The unaudited information contains all adjustments, consisting of normal recurring accruals, that Dynamic considers necessary for a fair presentation of its financial position and results of operations as of such dates and for these periods. All Dynamic per share data has been adjusted to reflect the Dynamic 1-for-3 reverse stock split effective June 28, 2001. The results for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year ending December 31, 2001.

	Six Months Ended
	June 30, (unaudited)		Fiscal Year Ended December 31,

	2001	2000	2000(1)	1999	1998	1997	1996(2)

	(In thousands, except per share data)
Statements of Earnings Data:
Revenues	$12,552	$13,048	$25,659	$35,143	$25,829	$36,545	$19,826
Operating (loss) earnings	(1,412)	(767)	(8,430)	1,056	(9,053)	311	(15,639)
Net (loss) earnings	(1,476)	(829)	(8,621)	854	(9,013)	1,043	(15,618)
Net (loss) earnings available to common shareholders	(1,556)	(909)	(8,781)	694	(9,080)	1,043	(15,869)
(Loss) earnings per share available to common shareholders:
Basic	(0.24)	(0.14)	(1.38)	0.11	(1.50)	.17	(5.16)
Diluted	(0.24)	(0.14)	(1.38)	0.11	(1.50)	.17	(5.16)
Weighted average shares outstanding:
Basic	6,475	6,295	6,354	6,193	6,043	5,968	3,075
Diluted	6,475	6,295	6,354	6,291	6,043	6,144	3,075

	June 30,		December 31,

	2001	2000	2000(1)	1999	1998	1997	1996(2)

	(unaudited)
Balance Sheet Data:
Working capital	$(792)	$2,088	$(314)	$2,078	$(255)	$6,534	$9,191
Total assets	18,342	28,071	22,505	29,660	30,604	32,977	31,825
Long-term debt, net	505	637	640	753	1,871	454	591
Stockholders’ equity	6,113	15,239	7,629	15,921	14,626	21,423	19,771

(1)	Includes a non-recurring charge of $5.7 million in connection with the abandonment of specific products not in line with Dynamic’s strategic marketing efforts and its e-business initiatives.

(2)	Includes the operating results and related information since the acquisition of Dimensional Medicine, Inc. (“DMI”), on May 1, 1996 and Collaborative Medical Systems, Inc. (“CoMed”), on December 17, 1996, including the non-recurring write off of in-process research and development of $15.1 million or $1.63 per common share, in connection with the CoMed Acquisition. Both of these acquisitions were accounted for as purchase business combinations.

COMPARATIVE PER SHARE DATA

     This table should be read in conjunction with the historical consolidated financial statements and notes thereto for Cerner and the historical consolidated financial statements for Dynamic incorporated by reference and contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Cerner and Dynamic presented as though they were one company for all periods shown. The acquisition of Dynamic will be accounted for under the purchase method of accounting. The purchase price of $22.9 million using the five day average of Cerner’s stock price surrounding the announcement of the merger on September 6, 2001, has been allocated to the assets and liabilities based on their estimated fair values with the resulting amount of goodwill of $5.2 million. Such allocations are preliminary and are subject to final determination. In accordance with the recently issued Statement of Financial Accounting Standards Number 141, “Business Combinations,” goodwill will not amortized, but will be subject to periodic tests for impairment. All Dynamic per share data has been adjusted to reflect the Dynamic 1-for-3 reverse stock split effective June 28, 2001. All amounts are unaudited.

	Six Months Ended	Year Ended
Cerner—Historical	June 30, 2001	December 30, 2000

Book value per common share (at period end)	$10.12	$9.89
Basic earnings (loss) per share	(1.80)	3.08
Diluted earnings (loss) per share	(1.80)	2.96
Cash dividends declared per share	0	0

	Six Months Ended	Year Ended
Dynamic—Historical	June 30, 2001	December 31, 2000

Book value per common share (at period end)	$0.94	$1.18
Basic loss per share	(0.24)	(1.38)
Diluted loss per share	(0.24)	(1.38)
Cash dividends declared per share	0	0

	Six Months Ended	Year Ended
Cerner—Pro Forma	June 30, 2001	December 30, 2000

Book value per common share (at period end)	$10.55	$10.32
Basic earnings (loss) per share	(1.84)	2.77
Diluted earnings (loss) per share	(1.84)	2.66
Cash dividends declared per share	0	0

	Six Months Ended	Year Ended
Dynamic—Equivalent Pro Forma	June 30, 2001	December 31, 2000

Book value per common share (at period end)	$0.58	$0.57
Basic earnings (loss) per share	(0.10)	0.15
Diluted earnings (loss) per share	(0.10)	0.15
Cash dividends declared per share	0	0

The Dynamic equivalent pro forma per share amounts were calculated by multiplying the Cerner pro forma per share amounts by the exchange ratio of 0.0550 (which assumes that the average sales price for Cerner common stock is less than $64.50 per share, and that there are 6,593,216 Dynamic common shares issued and outstanding on the closing date of the merger).

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

     The shares of Cerner common stock are listed for trading under the symbol “CERN” on the Nasdaq National Market. The following table sets forth the quarterly high and low sales prices of Cerner common stock as reported on the Nasdaq National Market based on published financial sources. During the periods covered by the following table, Cerner has paid no cash dividends to holders of Cerner common stock.

	Cerner Common Stock

	High		Low

Fiscal Year Ended January 1, 2000
First Quarter	$27	1/4	$12	7/8
Second Quarter	23	1/2	12	1/2
Third Quarter	19	15/16	14	1/4
Fourth Quarter	20	3/4	12	15/16

Fiscal Year Ended December 30, 2000
First Quarter	$40	7/8	$17	7/8
Second Quarter	32	9/64	19	3/4
Third Quarter	48		26	5/16
Fourth Quarter	64	7/8	40	1/2

Fiscal Year Ending December 29, 2001
First Quarter	$61.	50	$30.	81
Second Quarter	53.	43	28.	00
Third Quarter	57.	35	37.	31
Fourth Quarter (through November 5, 2001)	60.	00	45.	06

     On September 5, 2001, the last full trading day prior to the public announcement of the merger, the reported closing price of Cerner common stock on the Nasdaq National Market was $48.06 per share. On November 5, 2001 (the latest practicable date prior to the printing of this proxy statement/prospectus), the reported closing price was $54.64.

     The Dynamic common shares are listed for trading under the symbol “DHTI” on the Nasdaq National Market. The following table sets forth the quarterly high and low sales prices of Dynamic common shares as reported on the Nasdaq National Market based on published financial sources. During the periods covered by the following table, Dynamic has paid no cash dividends to holders of Dynamic common shares.

	Dynamic Common Shares (1)

	High	Low

Fiscal Year Ended December 31, 1999
First Quarter	$6.375	$1.875
Second Quarter	8.250	5.439
Third Quarter	7.689	3.564
Fourth Quarter	5.625	3.375

Fiscal Year Ended December 31, 2000
First Quarter	$11.718	$4.500
Second Quarter	6.189	2.718
Third Quarter	4.500	2.625
Fourth Quarter	5.250	1.032

Fiscal Year Ending December 31, 2001
First Quarter	$2.813	$1.500
Second Quarter	2.250	1.140
Third Quarter	2.990	1.450
Fourth Quarter (through November 5, 2001)	2.920	2.000

(1)	All Dynamic per share data has been adjusted to reflect the Dynamic 1-for-3 reverse stock split effective June 28, 2001.

     On September 5, 2001, the last full trading day prior to the public announcement of the merger, the reported closing price of Dynamic common stock on the Nasdaq National Market was $2.25 per share. On November 5, 2001 (the latest practicable date prior to the printing of this proxy statement/prospectus), the reported closing price was $2.70.

RECENT DEVELOPMENTS

     On October 17, 2001, Cerner announced results for the third quarter ended September 29, 2001. Third quarter diluted earnings per share was $0.25, or 47 percent over the $0.17 (before non-recurring items) reported in the third quarter of 2000. Revenues for the third quarter were $139.8 million, an increase of 34 percent over the $104.3 million for the third quarter of 2000. Net earnings were $9.2 million, compared with $6.2 million for the third quarter of 2000. For the nine months ended September 29, 2001, revenues increased 37 percent to $390.8 million from $284.9 million in 2000. Net earnings (before non-recurring items) increased 83 percent to $23.2 million compared with $12.6 million in the prior year. Diluted earnings per share (before non-recurring items) was $0.63 per share as compared to $0.36 in the prior year.

RISK FACTORS

     You should carefully consider the following risk factors concerning Cerner in determining whether to vote to approve the merger and the transactions contemplated thereby. This proxy statement/prospectus contains forward-looking statements that involve risk and uncertainties. The words “could,” “should,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast” and similar expressions are intended to identify such forward-looking statements. We caution you not to rely unduly on any forward-looking statements in this proxy statement/prospectus. Cerner’s actual results could differ materially from the forward-looking statements. The risk factors described below could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this proxy statement/prospectus. However, there could be other factors not listed below that may affect Cerner. We may not update these risk factors or publicly announce revisions to forward-looking statements contained in this proxy statement/prospectus.

     Quarterly operating results of Cerner may vary. Cerner’s quarterly operating results have varied in the past and may continue to vary in future periods. Quarterly operating results may vary for a number of reasons including demand for Cerner’s products and services, Cerner’s long sales cycle, the long installation and implementation cycle for these larger, more complex and costlier systems and other factors described in this section and elsewhere in this document. As a result of healthcare industry trends and the market for Cerner’s HNA Millennium® products, a large percentage of Cerner’s revenues are generated by the sale and installation of larger, more complex and costlier systems. The sales process for these systems is lengthy and involves a significant technical evaluation and commitment of capital and other resources by the client. The sale may be subject to delays due to clients’ internal budgets and procedures for approving large capital expenditures and by competing needs for other capital expenditures and deploying new technologies or personnel resources. Delays in the expected sale or installation of these large contracts may have a significant impact on Cerner’s anticipated quarterly revenues and consequently its earnings, since a significant percentage of Cerner’s expenses are relatively fixed.

     These larger, more complex and costlier systems are installed and implemented over time periods ranging from approximately six months to three years and involve significant efforts both by Cerner and the client. In addition, implementation of Cerner’s HNA Millennium products is a new and evolving process. Cerner recognizes revenue upon the completion of standard milestone conditions and the amount of revenue recognized in any quarter depends upon Cerner’s and the client’s ability to meet these project milestones. Delays in meeting these milestone conditions or modification of the contract relating to one or more of these systems could result in a shift of revenue recognition from one quarter to another and could have a material adverse effect on results of operations for a particular quarter. In addition, support payments by clients for Cerner’s products generally do not commence until the product is in use.

     Cerner’s revenues from system sales historically have been lower in the first quarter of the year and greater in the fourth quarter of the year.

     Cerner’s stock price may be volatile. The trading price of Cerner’s common stock may be volatile. The market for Cerner’s common stock may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, changes in expectations of future financial performance or changes in estimates of securities analysts, governmental regulatory action, healthcare reform measures, client relationship developments and other factors, many of which are beyond Cerner’s control.

     Furthermore, the stock market in general, and the market for software, healthcare and high technology companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of Cerner’s common stock, regardless of actual operating performance.

     Market risk may affect Cerner’s investment holdings and results of operations. Cerner accounts for its investments in equity securities which have readily determinable fair values as available-for-sale. Available-for-sale securities are reported at fair value with unrealized gains and losses reported, net of tax, as a separate component of accumulated other comprehensive income. Investments in the common stock of certain affiliates over which Cerner exerts significant influence are accounted for by the equity method. Investments in other equity securities are reported at cost. All equity securities are reviewed by Cerner for declines in fair value. If such declines are considered to be other than temporary, the cost basis of the individual security is written down to fair value as a new cost basis, and the amount of the write-down is included in earnings.

     As of June 30, 2001, Cerner owned 14,820,527 shares of common stock of WebMD Corporation, which as of June 30, 2001 had a cost basis of $85.8 million and a carrying value of $103.7 million as these shares are accounted for as available-for-sale.  2,000,000 shares of the shares of WebMD held by Cerner are not registered. At June 30, 2001, Cerner also held 1,048,783 warrants of WebMD with an exercise price of $3.08 and a cost basis and carrying value of $4.1 million. The warrants are carried at cost, as they do not have a fair value that is currently available on a securities exchange.

     On June 18, 2001 Cerner reached an agreement with WebMD regarding certain performance metrics related to specified levels of physician usage arising out of the original license transaction between Cerner and CareInsite, Inc., which has been merged into WebMD. Under the agreement, Cerner received 2,000,000 shares of WebMD stock, valued at $11.6 million, in exchange for $432,000 in cash and the cancellation of various obligations due to Cerner by WebMD. As a result of this agreement, Cerner recognized a non-recurring gain of $4.8 million, net of $2.7 million in tax. Cerner’s policy is to review declines in fair value of its marketable equity securities for declines that may be other than temporary. As a result of this policy, during the second quarter of 2001, Cerner recorded a write-down of its investment in WebMD from $15.00 to $5.79. Accordingly, Cerner recognized a charge to earnings of $81.4 million, net of $46.2 million in tax.

     At June 30, 2001, marketable securities (which consist of money market and commercial paper) of Cerner were recorded at cost, which approximates fair value of approximately $98 million, with an overall average return of approximately 5% and an overall weighted maturity of less than 90 days. The marketable securities held by Cerner are not subject to price risk as a result of the short-term nature of the investments.

     Cerner is not exposed to material future earnings or cash flow exposures from changes in interest rates on long-term debt since 100% of its long-term debt is at a fixed rate. To date, Cerner has not entered into any derivative financial instruments to manage interest rate risk.

     Cerner conducts business in several foreign jurisdictions. However, the business transacted is in the local functional currency and Cerner does not currently have any material exposure to foreign currency transaction gains or losses. All other business transactions are in U.S. dollars. To date, Cerner has not entered into any derivative financial instruments to manage foreign currency risk.

     Changes in the healthcare industry may adversely affect Cerner. The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. For example, the Balanced Budget Act of 1997 (Public Law 105-32) contains significant changes to Medicare and Medicaid and began to have its initial impact in 1998 due to limitations on reimbursement, resulting cost containment initiatives, and effects on pricing and demand for capital intensive systems. In addition, the issued and pending rules under the Health Information Portability and Accountability Act of 1996 (HIPAA), will have a direct impact on the healthcare industry by requiring identifiers and standardized transactions/code sets and necessary security and privacy measures in order to ensure the protection of patient health information. These factors affect the purchasing practices and operation of healthcare organizations. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level and to change healthcare financing and reimbursement systems. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in Cerner’s products and services.

     Many healthcare providers are consolidating to create integrated healthcare delivery systems with greater market power. These providers may try to use their market power to negotiate price reductions for Cerner’s products and services.

As the healthcare industry consolidates, Cerner’s client base could be eroded, competition for clients could become more intense and the importance of acquiring each client becomes greater.

     Significant competition may adversely affect Cerner. The market for healthcare information systems is intensely competitive, rapidly evolving and subject to rapid technological change. Cerner believes that the principal competitive factors in this market include the breadth and quality of system and product offerings, the stability of the information systems provider, the features and capabilities of the information systems, the ongoing support for the system and the potential for enhancements and future compatible products.

     Certain of Cerner’s competitors have greater financial, technical, product development, marketing and other resources than Cerner and some of its competitors offer products that it does not offer. Cerner’s principal existing competitors include Siemens Medical Solutions Health Services Corporation, IDX Systems Corporation, McKesson HBOC, Inc. and Eclipsys Corporation, each of which offers a suite of products that compete with many of Cerner’s products. There are other competitors that offer a more limited number of competing products.

     In addition, Cerner expects that major software information systems companies, large information technology consulting service providers and system integrators, Internet-based start-up companies and others specializing in the healthcare industry may offer competitive products or services. The pace of change in the healthcare information systems market is rapid and there are frequent new product introductions, product enhancements and evolving industry standards and requirements. As a result, Cerner’s success will depend upon its ability to keep pace with technological change and to introduce, on a timely and cost- effective basis, new and enhanced products that satisfy changing client requirements and achieve market acceptance.

     Proprietary technology may be subjected to infringement claims or may be infringed upon. Cerner relies upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, employee nondisclosure agreements and technical measures to maintain the trade secrecy of its proprietary information. Cerner recently initiated a patent program but currently has a very limited patent portfolio. As a result, Cerner may not be able to protect against misappropriation of its intellectual property.

     In addition, Cerner could be subject to intellectual property infringement claims as the number of competitors grows and the functionality of its products overlaps with competitive offerings. These claims, even if not meritorious, could be expensive to defend. If Cerner becomes liable to third parties for infringing their intellectual property rights, it could be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the products that contain the infringing intellectual property.

     Government regulation could increase the cost of Cerner’s products. The United States Food and Drug Administration (the “FDA”) has declared that software products intended for the maintenance of data used in making decisions regarding the suitability of blood donors and the release of blood or blood components for transfusion are medical devices under the Federal Food, Drug and Cosmetic Act (“Act”) and amendments to the Act. As a consequence, Cerner is subject to extensive regulation by the FDA with regard to its blood bank software. If other of Cerner’s products are deemed to be actively regulated medical devices by the FDA, Cerner could be subject to extensive requirements governing pre- and post- marketing requirements including premarket notification clearance prior to marketing. Complying with these FDA regulations would be time consuming and expensive. It is possible that the FDA may become more active in regulating computer software that is used in healthcare.

     Following an inspection by the FDA in March of 1998, Cerner received a Form FDA 483 (Notice of Inspectional Observations) alleging non-compliance with certain aspects of FDA’s Quality System Regulation with respect to Cerner’s PathNet HNAC Blood Bank Transfusion and Donor products (the “Blood Bank Products”). Cerner subsequently received a Warning Letter, dated April 29, 1998, as a result of the same inspection. Cerner responded promptly to the FDA and undertook a number of actions in response to the Form 483 and Warning Letter including an audit by a third party of Cerner’s Blood Bank Products and improvements to Cerner’s Quality System. A copy of the third party audit was submitted to the FDA in October of 1998 and, at the request of the FDA, additional information and clarification were submitted to the FDA in January of 1999.

     There can be no assurance, however, that Cerner’s actions taken in response to the Form 483 and Warning Letter will be deemed adequate by the FDA or that additional actions on behalf of Cerner will not be required. In addition, Cerner remains subject to periodic FDA inspections and there can be no assurances that Cerner will not be required to undertake additional actions to comply with the Act and any other applicable regulatory requirements. Any failure by Cerner to comply with the Act and any other applicable regulatory requirements could have a material adverse effect on Cerner’s ability to continue to manufacture and distribute its products. FDA has many enforcement tools including recalls, seizures, injunctions, civil fines and/or criminal prosecutions. Any of the foregoing could have a material adverse effect on Cerner’s business, results of operations or financial condition.

     Product related liabilities could affect the financial condition of Cerner. Many of Cerner’s products provide data for use by healthcare providers in providing care to patients. Although no such claims have been brought against Cerner to date regarding injuries related to the use of its products, such claims may be made in the future. Although Cerner maintains product liability insurance coverage in an amount that it believes is sufficient for its business, there can be no assurance that such coverage will prove to be adequate or that such coverage will continue to remain available on acceptable terms, if at all. A successful claim brought against Cerner which is uninsured or under-insured could materially harm its business, results of operations or financial condition.

     System errors and warranties could cause Cerner to incur additional expense under contracts. Cerner’s systems, particularly the HNA Millennium versions, are very complex. As with complex systems offered by others, Cerner’s systems may contain errors, especially when first introduced. Although Cerner conducts extensive testing, it has discovered software errors in its products after their introduction. Cerner’s systems are intended for use in collecting and displaying clinical information used in the diagnosis and treatment of patients. Therefore, users of Cerner products have a greater sensitivity to system errors than the market for software products generally. Cerner’s agreements with its clients typically provide warranties against material errors and other matters. Failure of a client’s system to meet these criteria could constitute a material breach under such contracts allowing the client to cancel the contract, or could require Cerner to incur additional expense in order to make the system meet these criteria. Cerner’s contracts with its clients generally limit Cerner’s liability arising from such claims but such limits may not be enforceable in certain jurisdictions.

     Anti-takeover defenses may delay or prevent the acquisition of Cerner. Cerner’s charter, bylaws, shareholders’ rights plan and certain provisions of Delaware law contain certain provisions that may have the effect of delaying or preventing an acquisition of Cerner. Such provisions are intended to encourage any person interested in acquiring Cerner to negotiate with and obtain the approval of the Board of Directors in connection with any such transaction. These provisions include (a) a Board of Directors that is staggered into three classes to serve staggered three-year terms, (b) blank check preferred stock, (c) supermajority voting provisions, (d) inability of shareholders to act by written consent or call a special meeting, (e) limitations on the ability of shareholders to nominate directors or make proposals at shareholder meetings and (f) triggering the exercisability of stock purchase rights on a discriminatory basis, which may invoke extensive economic and voting dilution of a potential acquirer if its beneficial ownership of Cerner’s common stock exceeds a specified threshold. Certain of these provisions may discourage a future acquisition of Cerner not approved by the Board of Directors in which shareholders might receive a premium value for their shares.

DYNAMIC SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

     This proxy statement/prospectus is first being mailed by Dynamic to its common shareholders on or about November 8, 2001, and is accompanied by the notice of the Dynamic special meeting and form of proxy solicited by the board of directors of Dynamic for use at the Dynamic special meeting, to be held on December 11, 2001 at 9:00 a.m. local time, at 615 Crescent Executive Court, Fifth Floor, Lake Mary, Florida, and at any adjournments or postponements of that meeting. At the Dynamic special meeting, you will be asked to approve and adopt the merger agreement and the transactions contemplated by that agreement, including the merger, and to act on any other matters that may be properly submitted to a vote at the Dynamic special meeting.

Record Date; Stock Entitled to Vote; Quorum

     The Dynamic board of directors has fixed the close of business on November 5, 2001 as the record date for the determination of the Dynamic common shareholders entitled to notice of and to vote at the Dynamic special meeting. On that date, there were 6,593,216 Dynamic common shares outstanding held by approximately 497 holders of record. A majority of the shares of Dynamic issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at Dynamic’s special meeting in order for a quorum to be present for purposes of transacting business at the meeting. In the event that a quorum is not present at the meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Each Dynamic common share outstanding on the record date is entitled to one vote on each matter to be considered at Dynamic’s special meeting.

Vote Required

     Under Florida law, the approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least a majority of the outstanding Dynamic common shares entitled to vote at the Dynamic special meeting. Accordingly, the failure to vote your Dynamic common shares in favor of the merger for any reason whatsoever — whether by withholding the vote, by abstaining, or by causing a broker non-vote — will have the same effect as a vote against the merger agreement. Because approval of the merger requires the affirmative vote of a majority of all votes entitled to be cast at the Dynamic special meeting, the Dynamic board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope. Shareholders of Cerner are not required to approve the merger and the transactions contemplated thereby.

     A broker non-vote generally occurs when a broker who holds shares in “street name” (i.e., in the name of a broker, bank of other record holder) for a customer does not have the authority to vote on certain non-routine matters because the customer has not provided any voting instructions with respect to the matter.

     In order to take action on any other matter that is properly submitted to Dynamic shareholders at a meeting where a quorum is present, the votes cast in favor of the action must exceed the votes cast opposing the action, unless the articles of incorporation or Florida law requires a greater number of votes. All abstentions and broker non-votes represented at the meeting will be counted as present for determining the presence of a quorum; but since they are neither a vote cast in favor of, nor votes cast opposing, a proposed action, abstentions and broker non-votes typically will have no impact on the outcome of the matter and will not be counted as a vote cast on such matter.

Security Ownership of Management

     As of the Dynamic record date, directors and executive officers of Dynamic owned or controlled approximately 1,347,486 Dynamic common shares, entitling them to exercise approximately 20.4% of the voting power of the Dynamic common shares entitled to vote at the Dynamic special meeting.

Voting of Proxies

     Submitting Proxies. Dynamic shareholders may vote their shares in person by attending the special meeting or by proxy by completing the enclosed proxy card, including signature and date, and mailing it to us in the enclosed postage-paid envelope. IF A DYNAMIC SHAREHOLDER SIGNS AND RETURNS A WRITTEN PROXY CARD

WITHOUT INSTRUCTIONS, THE SHARES REPRESENTED BY THE PROXY WILL BE COUNTED AS A VOTE FOR THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     For Dynamic shareholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), not returning a proxy card or directing the record holder of their shares as to how to vote their shares will have the same effect as voting those shares against the merger.

     Revoking Proxies. Dynamic shareholders of record may revoke their proxies at any time before their proxies are voted at the special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of Dynamic, (2) duly executing another valid proxy bearing a later date or (3) attending the Dynamic special meeting and voting in person. A shareholder’s attendance at the Dynamic special meeting will not by itself revoke a proxy, the shareholder must obtain a ballot and vote at the special meeting. For any notice of revocation or later proxy to be valid, however, it must actually be received by Dynamic prior to the vote of the shareholders. Dynamic shareholders of record should address any change or revocation to:

Dynamic Healthcare Technologies, Inc.
615 Crescent Executive Court
Fifth Floor
Lake Mary, Florida 32746
Attention: Brian Greco, Secretary

     General Information. Dynamic is not aware of any matters expected to be presented for consideration at the special meeting other than the merger agreement and the transactions contemplated thereby. If any other matters are properly presented, the persons named as proxies will vote the proxies in their discretion in accordance with their best judgment with respect to such matters, unless authorization to use that discretion is withheld. However, no proxy having instructions to vote against the adoption of the merger agreement and the transactions contemplated thereby may be voted in favor of a motion to adjourn or postpone the meeting to another time or place.

Solicitation of Proxies

     In addition to solicitation by mail, the directors, officers and employees of Dynamic, who will receive no compensation for their services other than their regular salaries, may also solicit proxies from shareholders by telephone, telecopy, telegram, in person, or other form of communication. Dynamic has retained Morrow & Co., a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting of Dynamic shareholders at a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses and, if Dynamic requests Morrow & Co. to make calls to, or receive calls from, nonobjecting beneficial owners, an additional $5.00 per such phone call. Dynamic will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of these proxy materials to those persons for whom they hold shares, and to secure their voting instructions, if necessary, and will reimburse them for the expenses incurred in sending proxy materials to such beneficial owners. Dynamic will bear all costs of the solicitation of proxies from Dynamic shareholders.

     SHAREHOLDERS WHO SUBMIT PROXY CARDS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A letter of transmittal with instructions for the surrender of certificates representing Dynamic common shares will be mailed by Cerner’s transfer agent to former Dynamic shareholders shortly after the merger is completed.

THE MERGER

     The following description of the material information pertaining to the merger, including the summary of the material terms and provisions of the merger agreement and the related stock option agreement. The descriptions of the merger agreement and the related stock option agreement, which are incorporated herein by reference, are qualified in their entirety by reference to the merger agreement included in Appendix A and the stock option agreement included in Appendix D. We urge you to read the Appendices in their entirety.

General

     Dynamic is furnishing this document to its common shareholders in connection with the solicitation of proxies by its board of directors for use at its special meeting of its shareholders.

     At the Dynamic shareholders’ meeting, holders of Dynamic common stock will be asked to vote on the approval and adoption of the merger agreement and the transactions contemplated thereby. The number of shares needed to approve this proposal is at least a majority of the Dynamic common shares outstanding on November 5, 2001. In addition, the merger agreement and the transactions contemplated thereby must be approved by the holders of a majority of the outstanding Dynamic preferred stock. Pursuant to a shareholders agreement, holders of approximately 93% of the outstanding shares of Dynamic preferred stock have agreed to vote their shares in favor of the merger agreement and the transactions contemplated thereby. The merger will not be completed unless the merger agreement and the transactions contemplated thereby are approved and adopted by the Dynamic shareholders.

     The Cerner board of directors and the Dynamic board of directors each have approved the merger agreement, which provides for the merger of Dynamic with and into Cerner Holdings, Inc., a wholly-owned subsidiary of Cerner. Cerner Holdings, Inc. will be the surviving corporation in the merger, and its certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the combined company. Upon consummation of the merger, the shareholders of Dynamic will become shareholders of Cerner and the separate corporate existence of Dynamic will terminate. Each outstanding share of Cerner common stock will remain outstanding and unchanged as a result of the merger. The name of the surviving company will be Cerner DHT, Inc., which will continue as a wholly-owned subsidiary of Cerner.

Exchange of Dynamic Shares

     If you are a record holder of Dynamic common shares immediately prior to the effective time of the merger and the merger proposal is approved you will receive in exchange for each Dynamic common share approximately 0.0550 shares of Cerner based on certain assumptions described below and subject to certain adjustments. The exchange ratio that determines how many shares of Cerner common stock you will receive is determined by dividing 362,791 by the number of Dynamic common shares outstanding at the time all conditions to the merger have been waived or satisfied. As of October 16, 2001, there were 6,593,216 Dynamic common shares outstanding. Therefore, the basic exchange ratio (the ratio that would be applied if no adjustment is necessary as described further below) is 0.0550 (362,791 divided by 6,593,216). However, if the average trading price per share of Cerner common stock for the 15 trading day period ending on the day immediately prior to the date that all conditions to the merger are satisfied or waived is greater than $64.50, then the basic exchange ratio will be multiplied by a fraction the numerator of which is 64.50 and the denominator of which is the average Cerner stock price during such 15 day period. For example, if the average Cerner stock price as determined above is $68.00 then the exchange ratio would be 0.0522 (0.0550 (the basic exchange ratio) multiplied by 0.9485 (64.50 divided by 68.00)). The closing price of Cerner common stock on November 5, 2001 was $54.64.

     No fractional shares of Cerner common stock will be issued to any holder of Dynamic common shares upon completion of the merger. For each fractional share that would otherwise be issued, Cerner will pay in cash an amount equal to the fraction multiplied by the average of the closing sale prices of Cerner common stock as reported on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the first trading day prior to the date all conditions to closing have been satisfied or waived. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

     Pursuant to the merger agreement, at the closing of the merger each Dynamic preferred share will be redeemed at a price of $2.00 in cash, plus all unpaid and accrued dividends through the date of the merger.

     For a description of the differences between the rights of the holders of Dynamic common shares and the holders of Cerner common stock, see “Comparative Rights of Shareholders” on page 55.

Dynamic Stock Options and Warrants

     Each outstanding option or warrant to acquire Dynamic common shares will be automatically converted at the effective time of the merger into options and warrants to purchase Cerner common stock. To the extent that any such options were issued under any Dynamic stock option or incentive plan, such options will continue to be governed by the terms of the Dynamic stock plan and related grant agreements under which they were granted, and the warrants will continue to be governed by any agreement pursuant to which they were issued, except in each case that:

•	the number of shares of Cerner common stock subject to the new Cerner stock option or warrant will be equal to the product of the number of Dynamic common shares subject to the Dynamic stock option or warrant agreement and the exchange ratio as described above under “Exchange of Dynamic Shares,” rounded to the nearest whole share, and

•	the exercise price per share of Cerner common stock subject to the new Cerner stock option or warrant will be equal to the exercise price per Dynamic common share under the Dynamic stock option or warrant agreement divided by the exchange ratio as described above under “Exchange of Dynamic Shares,” rounded to the nearest one-hundredth of a cent.

     In any event, stock options that are incentive stock options under the Internal Revenue Code of 1986, as amended, will be adjusted in the manner prescribed by the Internal Revenue Code.

     Additionally, stock options and warrants issued to and held by directors of Dynamic, as well as certain stock options held by officers and employees of Dynamic, will be fully vested upon consummation of the merger. The options, however, cannot be exercised until 12 months after the original date of grant. Accordingly, such warrants and options that have been outstanding for at least 12 months will be immediately exercisable for shares of Cerner common stock following the closing of the merger.

Exchange of Stock Certificates

     At or prior to the completion of the merger, Cerner will deposit with UMB Bank, n.a. certificates representing the shares of Cerner common stock to be issued in connection with the merger and the cash to be paid in lieu of any fractional shares to be issued in the merger. UMB Bank, n.a. will act as the exchange agent for the benefit of the holders of certificates of Dynamic common shares.

     Promptly after the completion of the merger, a form of transmittal letter will be mailed by UMB Bank, n.a. to each former Dynamic common shareholder. This transmittal letter will contain instructions for the surrender of certificates representing Dynamic common shares in exchange for shares of Cerner common stock and any cash in lieu of fractional shares.

     You should not return your Dynamic common share certificates with the enclosed proxy card, and you should not forward them to the exchange agent until you receive a letter of transmittal after completion of the merger.

     Until you surrender your Dynamic common share certificates for exchange after completion of the merger, you will accrue but will not be paid any dividends or other distributions declared after the effective time of the merger with respect to Cerner common stock into which your shares have been converted. When you surrender your certificates, Cerner will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of Dynamic of any Dynamic common shares. If certificates representing Dynamic common shares are presented for transfer after the completion of the merger, they will be cancelled and exchanged for a certificate representing the applicable number of shares of Cerner common stock and any cash in lieu of fractional shares.

     If a certificate of Dynamic common shares has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification and/or a bond.

Background of the Merger

     Over the past few years, Dynamic has monitored and analyzed the competition in its industry, and the advantages associated with the growth of Dynamic as a means to effectively compete for market share. In early 2000, Dynamic determined that it was in the best interests of the company and its shareholders to consider undertaking a significant and strategic transaction as a means of growing Dynamic, both in absolute size and in stature, and maximizing shareholder value. Three possible strategic alternatives were considered; namely, (1) to seek a significant and accretive acquisition candidate, (2) enter into a strategic cross marketing/distribution arrangement or (3) consider the sale of the business to a leading health information system provider or company in a related industry.

     Dynamic actively investigated each of these strategies during the first half of 2000 and met with several potential business partners or acquisition candidates, but no formal negotiations for any specific transaction was commenced and Dynamic was unable to reach any agreements. In July 2000, Dynamic was approached by ADAC Laboratories, Inc. through its investment banker, Bear Stearns & Co. and was offered an opportunity to acquire the assets and business of ADAC’s Healthcare Information Systems division in exchange for common shares of Dynamic. Negotiations and due diligence examinations took place from August 2000 through early October 2000. Following due diligence, the parties decided not to proceed with the proposed transaction.

     Following this decision, after a review of several merger and recapitalization opportunities, the board of directors determined that Dynamic should engage the services of an investment banking firm to evaluate the strategic alternatives available to it. Management and several board members interviewed or met with six potential investment banking firms and SG Cowen Securities Corporation was selected based on the strength of its investment banking presence in the healthcare information and e-health area. On October 6, 2000, Dynamic engaged SG Cowen to act as its financial advisor in connection with Dynamic’s general financial strategy and planning. On October 24, 2000, ADAC announced that it had agreed to sell the Healthcare Information Systems division to Cerner in an all cash transaction. On November 17, 2000, SG Cowen and Dynamic revised their relationship in a new agreement pursuant to which SG Cowen was to act as a financial advisor in connection with the possible sale of Dynamic or a suitable joint venture arrangement. SG Cowen subsequently contacted a number of companies that it believed might have an interest in such a transaction with Dynamic. Cerner was one of those companies contacted. In December 2000 and January 2001, after receipt of executed confidentiality agreements, SG Cowen distributed preliminary information about Dynamic to 12 companies expressing an interest in Dynamic. At that time, Cerner did not express any interest nor did it request any such information. On February 23, 2001, the Dynamic board of directors met to review the status of SG Cowen’s inquiries and solicitation of interest. SG Cowen identified each of the companies that had been contacted and those that had requested information about Dynamic, and advised the board that of the companies receiving such information, seven were still at various stages in their review and in some cases had requested and had been furnished with additional information.

     Although Cerner had not originally expressed an interest in pursuing a transaction with Dynamic, in May 2001 representatives of Cerner approached Dynamic to express such an interest. A confidentiality agreement between Dynamic and Cerner was executed on May 25, 2001 and during June 2001, Cerner and Dynamic exchanged pertinent financial and other information. On June 27, 2001, Cerner submitted a preliminary proposal to acquire Dynamic in a stock for stock transaction at a fixed exchange ratio which, on the date of the proposal, was equal to $0.50 per Dynamic common share (or $1.50 on a post-split basis), or an aggregate of approximately $12 million (including the redemption of the preferred shares at $2.00 per share). The proposal was conditioned upon, among other things, the due diligence review of Cerner. On July 2, 2001, the Dynamic board of directors, together with representatives of Carlton Fields, P.A., the company’s legal counsel, met by telephone conference to review the Cerner proposal. Representatives of Carlton Fields discussed with the board of directors the nature and scope of their fiduciary duties in considering the Cerner proposal. During the meeting, SG Cowen reviewed with the board some of the financial aspects of Cerner’s proposal, including a comparison of the proposed offering price with the historical prices for Dynamic common shares during the past 12 months, a review of premiums paid for other companies, and a review of financial aspects of other selected acquisitions in the healthcare information systems industry. SG Cowen also reviewed the prices of Cerner’s common stock since January 1, 2000, and provided a comparison of certain Cerner financial results to those of its competitors. After careful review of the Cerner offer and the information provided by SG Cowen, the board of directors of Dynamic rejected the proposal as being inadequate.

     The board of directors of Dynamic then formed a negotiating committee consisting of Jerry L. Carson, T. Christopher Assif and Daniel Raynor which was directed to meet with representatives of Cerner to explain the rationale for Dynamic’s position, determine whether any additional negotiation with Cerner would be useful, and determine whether any of the other companies that had requested information about Dynamic might be interested in commencing the negotiation of a transaction with Dynamic. Any potential transaction with Cerner or any other company was to be considered against the prospects of Dynamic continuing as an independent entity and the future shareholder value that would result from such a strategy. During this period of time, a member of the negotiating committee contacted several of the companies which had previously requested information about Dynamic to ascertain whether there might be an interest in pursuing a transaction with Dynamic. Following these contacts, Dynamic held informal discussions with several of these companies.

     On July 10, 2001, Mr. Assif met with representatives of Cerner to determine Cerner’s interest in continuing to pursue a potential transaction. On July 25, 2001, Cerner presented a revised proposal to purchase Dynamic at a purchase price on the date of the proposal equal to $2.92 per share (on a post-split basis) payable in Cerner common stock, or an aggregate value of approximately $20 million (including the redemption of the preferred shares at $2.00 per share), at a fixed exchange ratio which provided for adjustment upon certain changes in the price of Cerner common stock prior to the merger. The second proposal included the general terms of a transaction and the negotiating committee met with representatives of Cerner to discuss the proposal in greater detail. Further discussions between the parties were held during the next few days. During these negotiations, Cerner requested, as consideration for proceeding further, that Dynamic agree to discontinue any solicitation of other transactions for a limited period of time. On August 13, 2001, Dynamic entered into an agreement to this effect. This agreement also provided for a $500,000 break-up fee to be paid by Dynamic to Cerner if Dynamic executed an acquisition agreement with a third party before September 30, 2001.

     Between August 14, 2001 and September 4, 2001 representatives of Cerner and Dynamic undertook extensive bilateral due diligence and with the assistance of Stinson, Mag & Fizzell, P.C. and Carlton Fields, P.A., their respective legal counsels, they negotiated the terms of the merger agreement and related documents. On August 17, 2001, SG Cowen’s engagement as Dynamic’s financial advisor expired. Accordingly, on August 29, 2001, Dynamic entered into a new agreement engaging SG Cowen to render an opinion as to the fairness from a financial point of view of the proposed exchange ratio of the Cerner offer. The Dynamic board of directors held a special meeting on September 5, 2001, to review and consider Cerner’s offer and the material terms of the proposed definitive merger agreement. At this meeting, representatives of Carlton Fields reviewed in detail for the Dynamic board of directors the terms of the proposed merger agreement and other legal aspects of the Cerner transaction. SG Cowen then made a presentation to the board regarding its financial analyses with respect to the proposed exchange ratio. SG Cowen’s analyses are summarized in this proxy statement/prospectus under “— Opinion of SG Cowen Securities Corporation.” SG Cowen also delivered to the board of directors its opinion that, as of that date, the exchange ratio offered by Cerner was fair to the Dynamic common shareholders from a financial point of view. The board of directors asked numerous questions concerning the analysis and to ascertain whether the proposed purchase price adequately reflected the value of Dynamic and its perceived growth potential (and the risks associated therewith), and how the current offer compared with other recent transactions. The board of directors also thoroughly reviewed and considered the conditions of the offer, the form of consideration offered (Cerner common stock), the structure of the offer, including price protections, and the possibility of obtaining a higher offer in the future. After further discussion, the board of directors voted to approve the merger agreement and later on September 5, 2001, the parties executed the merger agreement.

Recommendation of the Dynamic Board and Reasons for the Merger

     Dynamic’s board of directors has determined that the merger is advisable and fair to and in the best interests of Dynamic and its shareholders and has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Dynamic board recommends that shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

     In reaching its determination that the merger is fair to and in the best interests of Dynamic and its shareholders, the Dynamic board consulted with its management, its financial and legal advisors, and considered a number of factors, which included (but did not consist exclusively of) the following:

•	The financial terms of the merger, including the value of the merger consideration offered, the premium to be paid as it relates to both the book value of Dynamic and the recent historical market prices for the Dynamic common shares, the prices paid in comparable transactions, the relative earnings per share and the relative shareholders’ equity of Cerner and Dynamic. The Dynamic board also considered Dynamic’s ability to continue to meet Nasdaq NMS listing requirements, the greater liquidity and more active trading market for the Cerner common stock, and the ability to terminate the transaction if the market price of the Cerner common stock falls below a floor price for a prolonged period prior to closing the merger.

•	Dynamic’s limited capital resources, as evidenced by its negative working capital, and the difficulty of raising additional capital on satisfactory terms under current market conditions.

•	The future prospects of Dynamic and possible alternatives available to the proposed merger, including the prospects of continuing as an independent stand alone company. The Dynamic board considered its prior and recent experiences in attempting to identify a strategic partner or a potential business combination, the timing of the offer, the prospects for receiving a better financial offer from another acquiror, and the risks associated with all such alternatives, including those which could affect the ability of Dynamic to achieve its projected results of operations if it should remain independent. With respect to the prospect of remaining independent, based on its analysis the Dynamic board concluded that the values to be received upon the sale of Dynamic to Cerner would be higher in the long term and less susceptible to the risks of remaining independent.

•	The opinion of SG Cowen Securities Corporation to the Dynamic board of directors that, as of the date of the opinion, the exchange ratio established under the terms of the merger agreement was fair from a financial point of view to the Dynamic common shareholders. The opinion of SG Cowen Securities Corporation is set forth in Appendix B to this proxy statement/prospectus.

•	Information with respect to the financial condition, results of operations, business, and prospects of Dynamic and the current industry, economic, and market conditions, as well as the risks associated with achieving these prospects.

•	The business and financial condition and earning prospects of Cerner, the potential growth of Cerner’s business operations, and the competence, integrity, and experience of Cerner and its management. In this regard, the Dynamic board considered the long term prospects for appreciation in the Cerner common stock.

•	The non-financial terms and structure of the proposed merger, and in particular, the fact that the merger is intended to qualify as a tax free exchange to Dynamic common shareholders. In addition, the Dynamic board considered the “fiduciary out” and termination provisions of the merger agreement which would not prevent the Dynamic board from accepting a superior acquisition proposal, subject to paying Cerner a termination fee.

•	The size of the termination fee and the conditions under which it is payable, and the determination that such provisions are reasonable in light of the benefits of the merger and the process that was conducted.

•	The social and economic effect on Dynamic and its employees, customers, suppliers, and other constituencies of the communities in which Dynamic is located. In this regard, the Dynamic board considered the terms of the employee benefits to be received, the complementary nature of the products offered by Cerner, the access that the Dynamic products will have to additional distribution channels, and the increased level of services that can be provided to existing customers of Dynamic.

     The Dynamic board also considered:

•	The risks that the benefits sought in the transaction would not be obtained.

•	The risk that the transaction would not be consummated.

•	The risk that the value of the Cerner common stock will decline.

•	The effect of a public announcement of the merger on Dynamic’s sales, customer and supplier relationships, operating results and the ability to retain employees, and on the trading price of the Dynamic common shares.

•	The substantial time and effort of management that will be required to consummate the merger and integrate the operations of the two companies.

•	The impact of the transaction on Dynamic employees.

•	The possibility that the provisions of the merger agreement and the stock option agreement might have the effect of discouraging other persons potentially interested in a business combination with Dynamic from pursuing such an opportunity.

     The board also recognized that members of Dynamic’s board and executive officers have interests in the merger that are different from Dynamic’s other shareholders. See “— Interests of Certain Persons in the Merger.”

     In the judgment of the Dynamic board, the potential benefits of the transaction outweigh the potential negative elements of the above-described considerations.

     The foregoing discussion of the information and factors discussed by the Dynamic board is not meant to be exhaustive but includes all material factors considered by the board. In view of the complexity and wide variety of information and factors considered, both positive and negative, the Dynamic board did not find it practical to quantify, rank or otherwise attach any relative weight to the various factors. In addition, the Dynamic board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but conducted an overall analysis of these factors, including thorough discussions with Dynamic’s management and legal and financial advisors. However, the Dynamic board did place a special emphasis on the consideration payable in connection with the proposed merger and the receipt of a fairness opinion from SG Cowen Securities Corporation as set forth in Appendix B of this proxy statement/prospectus. See “— Opinion of SG Cowen Securities Corporation” below. As a result of its consideration of the foregoing, the Dynamic board determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Dynamic and its shareholders and approved and adopted, the merger agreement and the transactions contemplated thereby, including the merger.

Cerner’s Reasons for the Merger

     Cerner’s board of directors has unanimously determined that the merger is advisable and in the best interests of Cerner and its shareholders and has approved and adopted the merger, the merger agreement and the transactions contemplated thereby. In reaching the determination that the merger is advisable and in the best interests of Cerner and its shareholders, the Cerner board considered a number of factors, which included (but did not consist exclusively of) the following:

• The acquisition of Dynamic is complementary to Cerner’s existing pathology, laboratory and radiology client bases that primarily consists of larger hospitals, health systems and independent laboratories and will allow Cerner to broaden its market presence in the healthcare industry, furthering Cerner’s mission to improve healthcare efficiencies, patient safety and appropriate clinical decision-making.

• Dynamic clients will be provided an opportunity to expand their automation of clinical processes throughout the entire healthcare organization through Cerner’s HNA Millennium suite of products and through Cerner’s application and data services business. This represents additional market opportunities for Cerner.

• Cerner should be able to reduce operating costs of the Dynamic business by reducing Dynamic’s cost structure, for example eliminating Dynamic’s cost of being a stand-alone public company (e.g., costs of complying with the periodic reporting requirements of the Securities and Exchange Commission, auditing costs and duplicative administrative resources).

• Cerner’s existing knowledge of the pathology, laboratory and radiology businesses should allow Cerner to absorb Dynamic in an efficient manner.

     The foregoing discussion of the information and factors discussed by the Cerner board is not meant to be exhaustive but includes all material factors considered by the Cerner board. The Cerner board did not find it practical to quantify, rank or otherwise attach any relative weight to the various factors. In addition, the Cerner board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but conducted an overall analysis of these factors, including discussions with Cerner’s management and legal and financial advisors. As a result of its consideration of the foregoing, the Cerner board determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Cerner and its shareholders and approved and adopted the merger, the merger agreement and the transactions contemplated thereby.

Opinion of SG Cowen Securities Corporation

     Pursuant to an engagement letter dated August 29, 2001, Dynamic retained SG Cowen Securities Corporation to render an opinion to the board of directors of Dynamic as to the fairness, from a financial point of view, to the holders of Dynamic common shares of the exchange ratio pursuant to the terms of the merger agreement.

     On September 5, 2001, SG Cowen delivered certain of its written analyses and its oral opinion to the Dynamic board, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions set forth therein, as of September 5, 2001, the exchange ratio was fair, from a financial point of view, to the holders of common stock of Dynamic. The full text of the written opinion of SG Cowen, dated September 5, 2001, is attached as Appendix B and is incorporated by reference. Holders of Dynamic common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen’s analyses and opinion were prepared for and addressed to the Dynamic board and are directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Dynamic common shares, and do not constitute an opinion as to the merits of the merger or a recommendation to any shareholders as to how to vote on the proposed merger. The exchange ratio was determined through negotiations between Dynamic and Cerner and not pursuant to recommendations of SG Cowen.

     In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement dated August 31, 2001;

•	certain publicly available information for Dynamic and certain other relevant financial and operating data furnished to SG Cowen by Dynamic management;

•	certain publicly available information for Cerner;

•	certain internal financial analyses, financial forecasts, reports and other information concerning Dynamic prepared by its management;

•	the amounts and timing of the cost savings and related expenses expected to result from the merger furnished to SG Cowen by the management of Dynamic;

•	First Call estimates and financial projections in Wall Street analyst reports for Cerner;

•	discussions with certain members of the management of both Dynamic and Cerner concerning the historical and current business operations, financial conditions and prospects of Dynamic and Cerner and such other matters SG Cowen deemed relevant;

•	certain operating results, the reported price and trading histories of the shares of the common stock of Cerner and the common shares of Dynamic as compared to the operating results, the reported price and trading histories of selected publicly traded companies SG Cowen deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of selected business combinations SG Cowen deemed relevant;

•	based on the financial forecasts furnished to SG Cowen by Dynamic management, the cash flows generated by Dynamic on a stand-alone basis to determine the present value of the discounted cash flows;

•	certain pro forma financial effects of the merger on an accretion/dilution basis; and

•	such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of this opinion.

     In conducting its review and arriving at its opinion, SG Cowen, with Dynamic’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Dynamic and Cerner, respectively, or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of Dynamic or Cerner. SG Cowen further relied upon the assurance of management of Dynamic that they were unaware of any facts that would make the information provided to

SG Cowen incomplete or misleading in any respect. SG Cowen, with Dynamic’s consent, assumed that the financial forecasts and synergies provided to SG Cowen were reasonably prepared by the management of Dynamic, and reflected the best available estimates and good faith judgments of such management as to the future performance of Dynamic and the expected synergies. Management of Dynamic confirmed to SG Cowen, and SG Cowen assumed, with Dynamic’s consent, that the financial forecasts and the expected synergies provided by Dynamic management, and the First Call estimates and the analyst projections with respect to Cerner provided a reasonable basis for SG Cowen’s opinion.

     SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Dynamic or Cerner, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to Dynamic and Cerner, SG Cowen relied on the advice of legal counsel to Dynamic. SG Cowen expresses no opinion with respect to any legal matter. SG Cowen’s services to Dynamic in connection with the merger were comprised solely of rendering an opinion from a financial point of view of the exchange ratio. SG Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so.

     In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. SG Cowen also assumed that, immediately prior to or concurrent with the merger, all outstanding shares of preferred stock of Dynamic will be redeemed for an aggregate consideration of $2.0 million plus accrued but unpaid dividends. SG Cowen expressed no opinion as to the fairness of the terms of the redemption. Dynamic informed SG Cowen, and SG Cowen assumed, that the merger will be treated as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     SG Cowen’s opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed merger. SG Cowen’s opinion does not imply any conclusion as to the likely trading range for Dynamic’s or Cerner’s common stock following consummation of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen’s opinion is limited to the fairness, from a financial point of view, to the holders of Dynamic’s common shares of the exchange ratio. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of Dynamic’s board to approve, or Dynamic’s decision to consummate, the merger.

     The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Dynamic and Cerner the assumptions on which such analyses were based and other factors, and reviewed with the management of Dynamic the historical and projected financial results of Dynamic.

     Analysis of Premiums Paid in Selected Transactions. SG Cowen reviewed the premium of the offer price over the trading prices one trading day and four weeks prior to the announcement date of ten acquisition transactions in the healthcare information technology industry announced since May 1996. These transactions were (listed as acquiror/target):

•	Xcare.net/Healthcare.com

•	InfoCure Corp./InfoSoft, LLC (DENTSPLY-Intl., Inc.)

•	Cerner Corp./ADAC Healthcare Information Systems, Inc.

•	Perot Systems Corp./Health Systems Design Corp.

•	Cerner Corp./Citation Computer Systems, Inc.

•	InfoCure Corp./Reynolds & Reynolds Co.

•	HBO & Company/US Servis, Inc.

•	QuadraMed Corp./Medicus Systems, Inc.

•	National Data Corp./Health EDI Services (Equifax, Inc.)

•	Physician Computer Network, Inc./Wismer Martin, Inc.

     The following table presents the median and mean premium of the offer prices over the trading prices one day and four weeks prior to the announcement date for the selected transactions and the premiums implied for Dynamic, based on the exchange ratio pursuant to the merger agreement. The information in the table is based on the closing prices of Dynamic’s common shares and Cerner’s common stock on September 4, 2001, the date immediately preceding the date of the opinion.

	Premium Paid for

	Selected Transactions		Selected Transactions		Premium Implied
	Since May 1996		Since May 2000		By Exchange Ratio

Premiums Paid to Stock Price:	Median	Mean	Median	Mean
One day prior to
Announcement	34.8%	44.7%	33.3%	38.4%	30.2%

Four weeks prior to
Announcement	70.0%	72.7%	48.8%	66.7%	1.8%

     Analysis of Selected Transactions. SG Cowen also reviewed the financial terms, to the extent publicly available, of the selected healthcare information technology transactions. SG Cowen reviewed the enterprise value (defined as the market capitalization of common stock plus total debt less cash and equivalents) paid in the selected transactions as a multiple of latest reported 12 month (referred to as LTM) revenues, earnings before interest expense, income taxes, depreciation and amortization (referred to as EBITDA) and earnings before interest expense and income taxes (referred to as EBIT), and also examined the multiples of equity value paid in the selected transactions to book value and LTM earnings.

     The following tables present, for the periods indicated, the low, mean, median and high multiples implied by the ratio of enterprise value to LTM revenues, EBIT and EBITDA, and the ratio of equity value to book value and LTM earnings for the selected transactions and the corresponding multiples for Dynamic implied by the exchange ratio. The information in the tables is based on the closing price of Dynamic’s common shares and Cerner’s common stock on September 4, 2001.

	Multiples for Selected Transactions				Multiple
		Since May 2000			Implied by
Exchange
	Low	Mean	Median	High	Ratio

Enterprise Value as a ratio of:
LTM Revenue	0.30x	0.88x	0.81x	1.62x	0.77x
LTM EBITDA	10.5x	16.9x	16.9x	23.4x	NM
LTM EBIT	19.7x	34.4x	34.4x	49.1x	NM
Equity Value as a ratio of:
Book Value	1.2x	2.3x	2.2x	3.4x	4.2x
LTM Earnings	NM	NM	NM	NM	NM

	Multiples for Selected Transactions				Multiple
		Since May 1996			Implied by
Exchange
	Low	Mean	Median	High	Ratio

Enterprise Value as a ratio of:
LTM Revenue	0.30x	1.46x	1.39x	2.80x	0.77x
LTM EBITDA	3.2x	12.7x	10.5x	23.4x	NM
LTM EBIT	4.2x	24.2x	19.7x	49.1x	NM
Equity Value as a ratio of:
Book Value	1.2x	3.0x	2.8x	4.7x	4.2x
LTM Earnings	5.2x	19.6x	11.5x	44.6x	NM

     Although the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Dynamic or Cerner. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Dynamic to which they are being compared.

     Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Dynamic to the corresponding financial data and ratios of six other companies in the healthcare information technology industry whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Dynamic. These companies were:

•	First Consulting Group, Inc.
•	Mediware Information Systems, Inc.
•	QuadraMed, Inc.
•	Quality Systems, Inc.
•	Superior Consultant Holdings Corp.
•	VitalWorks, Inc.

     The data and ratios included the enterprise value of the selected companies as multiples of LTM revenues, EBITDA and EBIT, of estimated 2001 calendar year revenues, EBITDA and EBIT and of estimated 2002 calendar year revenues, EBITDA and EBIT. SG Cowen also examined the ratios of the current share prices of the selected companies to the LTM earnings per share (referred to as EPS), estimated 2001 calendar year EPS and estimated 2002 calendar year EPS (in each case, as available from research analyst reports or, if not so available, First Call).

     The following table presents, for the periods indicated, the low, mean, median and high multiples implied for the selected companies by the ratio of enterprise value to LTM revenues, LTM EBITDA, and estimated 2001 and 2002 calendar year revenues, and the ratio of equity value to 2002 calendar year earnings. SG Cowen noted that the LTM and estimated 2001 and 2002 EBIT and EBITDA and LTM and estimated 2001 earnings for all but one of the selected companies were either negative or not available, and did not derive low, mean, median or high multiples with respect to these ratios. The information in the table is based on the closing price of Dynamic’s common shares and Cerner’s common stock on September 4, 2001.

Dynamic
	Selected Company Multiples				Multiple
Implied by
	Low	Mean	Median	High	Exchange Ratio

Enterprise Value as a ratio of:
LTM Revenue	0.46x	1.06x	1.10x	1.48x	0.77x
LTM EBITDA	6.2x	32.2x	31.2x	59.1x	NM
2001 Revenue	0.42x	0.85x	0.68x	1.44x	0.75x
2002 Revenue	0.35x	0.74x	0.58x	1.27x	0.69x
Equity Value as a ratio of:
2002 Earnings	19.4x	21.7x	20.5x	25.4x	8.7x

     Although the selected companies were used for comparison purposes, none of those companies is directly comparable to Dynamic. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or Dynamic to which they are being compared.

     Historical Exchange Ratio Analysis. SG Cowen analyzed the ratios of the closing prices of Dynamic’s common shares to those of Cerner’s common stock over various periods ending September 4, 2001. The table below illustrates the ratios for those periods.

Historical Exchange	Exchange Ratio

Latest 12 months average	0.0465
Latest six months average	0.0446
Latest three months average	0.0443
Latest one month average	0.0498
High (latest 12 months)	0.0991
Low (latest 12 months)	0.0259
Current	0.0424
Implied exchange ratio for Dynamic	0.0552

     Stock Trading History. To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of Dynamic’s common shares from September 5, 2000 to September 4, 2001. SG Cowen noted that over the twelve-month period indicated, the high and low prices for shares of Dynamic were $3.94 and $1.17, respectively. The closing price on September 4, 2001 was $2.08.

     SG Cowen also reviewed the historical market prices of Cerner’s common stock from September 5, 2000 to September 4, 2001. SG Cowen noted that over the twelve-month period indicated, the high and low prices for shares of Cerner were $61.94 and $29.50, respectively. The closing price on September 4, 2001 was $49.07.

     Contribution Analysis. SG Cowen analyzed the respective contributions of LTM and estimated fiscal years 2001 and 2002 revenues, EBITDA, EBIT and net income to the combined company, based upon the historical financial results of Dynamic and Cerner the financial forecasts prepared by the management of Dynamic and analyst projections for Cerner. The following table shows Dynamic’s and Cerner’s respective contributions to the combined company during each of these periods.

	% of Combined Company

	Dynamic	Cerner
	Contribution	Contribution

Operating Results
LTM:
Revenues	5.0%	95.0%
EBITDA	0.1%	99.9%
EBIT	(6.2)%	106.2%
Net Income	(12.8)%	112.8%
FY 2001:
Revenues	4.8%	95.2%
EBITDA	2.2%	97.8%
EBIT	(0.3)%	100.3%
Net Income	(0.8)%	100.8%
FY 2002:
Revenues	4.5%	95.5%
EBITDA	3.2%	96.8%
EBIT	2.4%	97.6%
Net Income	4.1%	95.9%

     Pro Forma Ownership Analysis. SG Cowen analyzed the pro forma ownership in the combined company by the holders of Dynamic and noted that holders of Dynamic common shares would own approximately 0.9% of the combined company, based on the Dynamic closing share price on September 4, 2001.

     Discounted Cash Flow Analysis. SG Cowen estimated a range of values for Dynamic common shares based upon the discounted present value of the projected after-tax cash flows of Dynamic described in the financial forecasts provided by management of Dynamic for the four and one-quarter fiscal years from August 31, 2001, through December 31, 2005, and of the terminal value of Dynamic at December 31, 2005, based upon multiples of revenue. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Dynamic. In performing this analysis, SG Cowen utilized discount rates ranging from 15.0% to 20.0%. SG Cowen utilized terminal multiples of revenue ranging from 0.50 times to 0.80 times, these multiples representing the general range of multiples of revenues for the selected healthcare information technology companies and the selected healthcare information technology transactions.

     Utilizing this methodology, the per share equity value of Dynamic ranged from $2.35 through $3.49 per share based upon the Dynamic financial forecasts.

     The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the Dynamic board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Dynamic and Cerner. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Dynamic, Cerner, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the Dynamic board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

     SG Cowen was selected by the Dynamic board to render an opinion to the Dynamic board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for Dynamic for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates may trade the equity securities of Dynamic and Cerner for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the SG Cowen engagement letter, SG Cowen is entitled to receive a fee of $500,000 for rendering its opinion. Additionally, SG Cowen will also receive a fee of $250,000 contingent upon the consummation of the merger in consideration of certain financial advisory services provided to Dynamic by SG Cowen unrelated to the merger. See “— Background of the Merger.” Additionally, Dynamic has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between Dynamic and SG Cowen, and the Dynamic board was aware of the arrangement, including the fact that a portion of the fee payable to SG Cowen is contingent upon the completion of the merger.

Federal Securities Laws Consequences and Restrictions on Resales by Affiliates

     Shares of Cerner common stock to be issued to Dynamic shareholders in the merger have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Dynamic. Any subsequent transfer of shares, however, by any person who is an affiliate of Dynamic at the time the merger is submitted for a vote of the Dynamic shareholders will, under existing law, require either:

•	the further registration under the Securities Act of the Cerner common stock to be transferred,

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

•	the availability of another exemption from registration.

     An “affiliate” of Dynamic is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Dynamic. These restrictions are expected to apply to the directors and executive officers of Dynamic and the holders of ten percent or more of the outstanding Dynamic common shares. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a ten percent or greater beneficial or equity interest. Cerner will give stop transfer instructions to the transfer agent with respect to the shares of Cerner common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

     Dynamic has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Dynamic, for purposes of Rule 145 under the Securities Act, to deliver to Cerner a written agreement intended to ensure compliance with the Securities Act.

Shareholders Agreement

     Contemporaneously with the execution of the merger agreement, two holders of Dynamic preferred shares entered into a shareholders agreement with Cerner. The shareholders agreement requires such preferred shareholders to vote all

Dynamic preferred shares held by them in favor of the approval of the merger agreement and the transactions contemplated thereby. In addition, such shareholders also granted to Cerner an irrevocable proxy to vote their preferred shares in favor of the approval of the merger agreement and the transactions contemplated thereby. The shareholders that are subject to the shareholders agreement hold a total of 930,000 Dynamic preferred shares, which constitutes approximately 93% of the outstanding Dynamic preferred shares. In order to complete the merger, a majority of the preferred shares, voting as a separate class, must be voted in favor of the merger agreement and the transactions contemplated thereby. This agreement to vote the Dynamic preferred shares does not affect the vote by the holders of Dynamic common shares. The complete text of the shareholder agreement is attached hereto as Appendix C.

Stock Option Agreement

     General. As a condition to entering into the merger agreement, Cerner required that Dynamic enter into a stock option agreement, which allows Cerner, under certain circumstances, to purchase up to 985,476 Dynamic common shares (representing approximately 15% of Dynamic’s issued and outstanding common shares), subject to adjustments so that in no event may Cerner acquire Dynamic common shares representing more than 15% of the issued and outstanding Dynamic common shares, at an exercise price of $3.00 per share (subject to adjustment). The option may only be exercised upon the occurrence of certain events which are described below.

     The stock option agreement will terminate upon the earliest to occur of: (a) the completion of the merger; or (b) the close of business on the earlier of: (1) the date one year following a triggering event (as described below) or (2) the date on which it is no longer possible for a triggering event to occur.

     In addition, the stock option agreement provides Cerner with certain rights to require Dynamic to register the Dynamic common shares acquired by or issuable upon the exercise of the stock option agreement under the Securities Act of 1933 and provides Cerner the right, under certain circumstances, to require Dynamic to repurchase the option following a triggering event.

     Effect of Stock Option Agreement. Cerner and Dynamic entered into the stock option agreement to increase the likelihood that the merger will be completed in accordance with its terms. The stock option agreement may have the effect of discouraging persons who might be interested in acquiring all of or a significant interest in Dynamic, even if such person were prepared to pay a higher price per Dynamic common share than the value per share contemplated by the merger agreement. The acquisition by a third party of Dynamic or a significant interest in Dynamic or a significant portion of its consolidated assets, or an agreement to do so, could cause the option to be exercisable and significantly increase the cost of the acquisition to a potential acquiror. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Dynamic than it might otherwise have proposed to pay.

     Terms of Stock Option Agreement. The following is a brief summary of certain provisions of the stock option agreement, which is attached hereto as Appendix D. The summary is not intended to be complete and is qualified by reference to the complete text of the agreement.

     Cerner may exercise the option, in whole but not in part, at any time during the one year period following the occurrence of a “triggering event” as defined below. A “triggering event” means any of the following events:

•	Dynamic’s withdrawal, modification, or material qualification in any manner adverse to Cerner of its recommendation that Dynamic shareholders approve the merger, or taking any action or making any statement in connection with the Dynamic shareholder meeting materially inconsistent with such recommendation;

•	The solicitation, initiation or the knowing facilitation or encouragement of a submission of any “acquisition proposal” (as defined below) for Dynamic;

•	Dynamic’s participation in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or taking any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an acquisition proposal for Dynamic;

•	The approval, endorsement or recommendation of, or the execution of or entering into, any letter of intent, agreement in principal, or a definitive agreement by Dynamic’s Board of Directors relating to any acquisition proposal;

•	Dynamic’s failure to recommend that its security holders reject any tender or exchange offer relating to securities of Dynamic;

•	Dynamic’s grant of a waiver or a release under any standstill or any similar agreement with respect to any class of Dynamic equity securities; or

•	Dynamic entering into any agreement with respect to any acquisition proposal for Dynamic.

     An Acquisition Proposal. For these purposes “acquisition proposal” means any offer or proposal for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, issuance of securities, liquidation, dissolution, tender offer or exchange offer or other similar transaction or series of transactions involving, or any purchase of 10% or more of the assets, or directly or indirectly acquires beneficial ownership of securities representing or exchangeable for or convertible into, more than 10% of the outstanding securities of any class of voting securities of Dynamic or in which Dynamic issues securities representing 10% of the outstanding securities of any class of voting securities of Dynamic, other than the transactions contemplated by the merger agreement.

Fees and Expenses of the Merger

     Each party is responsible for its own expenses in connection with the merger.

Accounting Treatment

     The merger will be accounted for as a “purchase,” as such term is used under accounting principles generally accepted in the United States of America, for accounting and financial reporting purposes. Dynamic will be treated as the acquired corporation for such purposes. Dynamic’s assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and will be recorded in Cerner’s consolidated financial statements. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price, if any, will be recorded as goodwill. In accordance with the recently issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” goodwill will not be amortized, but will be subject to periodic tests for impairment. Cerner’s consolidated financial statements will include the operations of the surviving company after the effective time of the merger.

Federal Income Tax Consequences

     The following is a discussion of the material federal income tax consequences of the merger. The discussion is based on the Internal Revenue Code (the “Code”), Treasury regulations, rulings of the Internal Revenue Service (the “IRS”) and court decisions as of the date of this proxy statement/prospectus. Those authorities may change, possibly retroactively, which could alter the tax consequences described below.

     This discussion assumes that the Dynamic common and preferred shares are held as a capital asset. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Dynamic shareholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies, insurance companies or mutual funds. In addition, this discussion does not discuss the consequences to shareholders who are subject to the alternative minimum tax provisions, acquired their shares in stock option or stock purchase plans or in other compensatory transactions, hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction or hold the Dynamic stock as “qualified small business stock.”

     It is a condition to the obligation of Cerner and Dynamic to complete the merger that the parties receive the opinion of Cerner’s counsel, dated as of the completion of the merger, that the merger will be treated as a reorganization within the meaning of section 368(a) of the Code. The opinions will be based upon the facts existing at the completion of the merger. In rendering its opinion, Cerner’s counsel will require and rely upon representations contained in certificates of officers of Dynamic, Cerner and others. The tax opinion will not bind the IRS nor stop the IRS from taking a contrary position.

     In the opinion of Stinson, Mag & Fizzell, P.C., assuming that the merger is consummated in accordance with the terms of the merger agreement and as described in this prospectus/proxy statement and that the representations described in the preceding paragraph are true and complete as of the effective time of the merger, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Based on the merger being treated as a reorganization for federal income tax purposes, the merger will have the following U.S. federal income tax consequences:

•	An exchanging Dynamic common shareholder will not recognize gain or loss (not including any gain or loss attributable to fractional shares) on the exchange of his or her Dynamic common shares in the merger for shares of Cerner common stock.

•	The aggregate tax basis of the shares of Cerner common stock received by Dynamic shareholders will equal the aggregate tax basis of the Dynamic common shares surrendered in exchange for such Cerner common stock (not including any basis attributable to fractional shares).

•	The holding period of a share of Cerner common stock received in the merger will include the holder’s holding period in the Dynamic common shares surrendered in the exchange for the Cerner common stock.

•	A Dynamic common shareholder receiving cash for a fractional share will recognize gain or loss in an amount equal to the difference between the cash received for the fractional share and the basis allocable to such portion of the Dynamic common shares attributable to the fractional share and such gain or loss likely will be capital gain or loss.

•	A Dynamic preferred shareholder receiving cash for preferred shares will recognize income or gain (or possibly loss, if the Dynamic preferred shareholder does not own any Dynamic common shares) in an amount equal to the difference between the cash received for the preferred shares and the tax basis of the Dynamic preferred shares exchanged.

•	Neither Cerner nor Dynamic will recognize any gain or loss as a result of the merger.

     If the IRS successfully challenges the merger’s status as a reorganization, Dynamic’s common shareholders will have to recognize taxable gain or loss on the difference between the (1) fair market value of the Cerner common stock and (2) the tax basis of the Dynamic common shares exchanged. This gain or loss would be treated as capital gain or loss. In that event, a shareholder’s basis in the Cerner common stock received would equal its fair market value, and the shareholder would begin a new holding period.

     The determination of the amount and character of income or gain with respect to the redemption of preferred shares for cash is dependent on whether the redemption constitutes a sale or exchange or a dividend for federal income tax purposes. A sale or exchange and, consequently, capital gain or loss, results if (1) the redemption is not essentially equivalent to a dividend under section 302(b)(1) of the Code, (2) the redemption is substantially disproportionate under section 302(b)(2) of the Code, (3) the redemption is in complete termination of the shareholder’s interest under section 302(b)(3) of the Code or (4) the redemption is a partial liquidation under section 302(b)(4) of the Code. In making such determination, certain stock attribution rules are taken into account. In addition, if any portion of the cash received by holders of Dynamic preferred shares is attributable to accrued dividends on the Dynamic preferred shares which have been declared but not yet paid, such amounts will be treated as dividend income.

     Dynamic common and preferred shareholders, other than certain exempt recipients, may be subject to backup withholding at a rate of 31% with respect to cash received pursuant to the merger, unless the Dynamic shareholder either (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter or (2) otherwise proves that the shareholder is exempt from backup withholding.

     Dynamic common and preferred shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

     Tax matters are very complicated, and the tax consequences of the merger to each Dynamic shareholder will depend on the facts of each shareholder’s situation. Dynamic shareholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

Interests of Certain Persons in the Merger

     When you consider Dynamic’s board of directors’ recommendation to vote for the merger, the merger agreement and the transactions contemplated thereby, you should be aware of interests which some of Dynamic’s directors and executive officers have in the merger that are different from your interests as Dynamic shareholders. Dynamic’s board was aware of these and other interests and specifically considered them before approving and adopting the merger, the merger agreement and the transactions contemplated thereby.

     Severance and Change of Control Arrangements. Dynamic has entered into employment agreements with three of its officers, T. Christopher Assif, its Chief Executive Officer, John P. Fingado, its President and Chief Operations Officer, and Brian Greco, its Vice President of Finance. Pursuant to the terms of their respective employment agreements, each of these officers is entitled, under certain circumstances, to receive severance payments in the event of a “Change of Control.” Under each of the employment agreements, these officers generally are entitled to receive a lump severance payment based on their then-current annual base compensation at the time of the Change of Control and the acceleration of the vesting periods of all outstanding stock options, warrants, and stock appreciation rights with respect to Dynamic common shares held by them. The options, however, cannot be exercised until 12 months after the original date of grant. In the event that they are entitled to a severance payment upon a Change of Control, Messrs. Fingado and Greco would receive an amount equal to one year of their respective annual base compensation and Mr. Assif would receive an amount equal to one and one-half times his annual base compensation. In addition, in such an event, 70% of the principal and interest due on a note issued by Mr. Assif in favor of Dynamic (“Assif Note”) shall be forgiven. The merger would constitute a Change of Control under the employment agreement of each of Messrs. Assif, Fingado and Greco.

     It is expected that Messrs. Assif and Greco will be temporarily employed by Cerner during a transition period after the merger. As a result of this arrangement, the Dynamic stock options granted to Mr. Assif during the last 12 months would become exercisable. Mr. Greco also is expected to enter into an agreement with Cerner whereby his Dynamic stock options would be purchased by Cerner for $17,000. It also is expected that Mr. Fingado will enter into an employment agreement with Cerner that will provide that Mr. Fingado will be employed by Cerner at his current base salary of $175,000 with substantially the same incentive compensation. Under these arrangements, he will receive a grant of 5,000 Cerner stock options and he will have the right to receive a severance payment equal to his annual base salary if during 2002 he is terminated (other than for cause as will be defined in the employment agreement), or resigns due to certain changes or reductions in his responsibilities.

     Annual base salaries for Messrs. Assif and Greco are $200,000 and $110,000, respectively. The Assif Note was issued by Mr. Assif in favor of Dynamic in the principal amount of $242,720. Upon consummation of the merger, it is expected that the total Change of Control payments payable under the employment agreements with Messrs. Assif and Greco will be $591,571, which includes the forgiveness of $181,571 in principal amount plus accrued interest with respect to the Assif Note as of September 30, 2001.

     Under terms of his employment and subsequent termination agreements with Dynamic, Mitchel Laskey, a former CEO and current director of Dynamic, is entitled to receive a payment of $100,000 in the event that the closing of the merger takes place prior to December 31, 2001. In addition, upon a change of control, Jerry L. Carson, a director and current employee of Dynamic, is entitled to receive a payment of $18,000.

     Stock Options and Warrants. Dynamic maintains employee stock option plans that provide for the grant of incentive and non-qualified options as the administrative committee of the Dynamic board shall determine. Certain stock options held by Dynamic directors, officers and employees contain provisions that cause the options to become fully vested in the event of a change of control, such as in the proposed merger. The options, however, cannot be exercised until 12 months after the original date of grant. Accordingly, such warrants and options that have been outstanding for at least 12 months will be immediately exercisable for shares of Cerner common stock following the closing of the merger. Current executive officers hold options to purchase up to 223,504 Dynamic common shares (assuming full vesting under applicable change of control provisions). However, only 123,335 options are exercisable at a price equal to or less than proposed merger consideration as determined on September 5, 2001.

     In connection with their service as directors of Dynamic and in partial compensation therefor, Dynamic has granted warrants to its directors from time to time. All such warrants are fully exercisable at the time of grant. Directors and former directors as a group hold warrants to purchase up to 68,671 Dynamic common shares. Only 6,668 of these warrants are exercisable at a price equal to or less than proposed merger consideration.

     The merger agreement provides that upon completion of the merger, each outstanding option and warrant of Dynamic, whether or not vested, will be converted into and become rights with respect to Cerner common stock. Cerner will assume each option and warrant to acquire Dynamic common shares in accordance with the terms of the stock option plan and the stock option agreement under which it was granted, in the case of a stock option, or the warrant agreement, in the case of a warrant except that:

•	Each Dynamic stock option or warrant assumed by Cerner may be exercised solely for Cerner common stock; and

•	The number of shares of Cerner common stock subject to post-merger stock options or warrants, as well as their respective exercise prices, will be adjusted to account for the exchange ratio used in the merger.

     In addition, all shares issued upon exercise of employee options will be registered by Cerner under the Securities Act.

     Ownership of Preferred Stock. Several directors and former directors and executive officers of Dynamic are holders or beneficial owners of the Dynamic preferred shares. Pursuant to the terms of the merger agreement, each Dynamic preferred share will be redeemed at a price per share equal to $2.00 in cash, plus all unpaid accrued dividends to which shareholders of such preferred shares are entitled to receive. Bret R. Maxwell and Daniel Raynor, current directors of Dynamic, beneficially own 930,000 Dynamic preferred shares, which constitutes approximately 93% of the outstanding Dynamic preferred shares, through their relationship with certain investors of Dynamic. The general partner of Argentum Capital Partners, L.P., an investment partnership which owns 290,000 Dynamic preferred shares, is BR Associates, Inc., a corporation to which Mr. Raynor serves as chairman of the board. Mr. Maxwell is the ultimate general partner of Riverside Partnership, an investment partnership which owns 640,000 preferred shares. In addition, Mr. Raynor, as a controlling person of a beneficiary partnership of Riverside Partnership, is an indirect beneficial owner of 50% of the preferred shares held by Riverside Partnership.

     Directors’ and Officers’ Indemnification and Insurance. The merger agreement provides that, for a period of five years following the effective time of the merger the directors and officers of Dynamic will continue to be indemnified to the full extent permitted by applicable law and to the same extent as provided for under the Dynamic Articles of Incorporation and Bylaws as in effect on the date of the merger agreement. In addition, Cerner has agreed to cause the surviving corporation in the merger to continue to provide these individuals with directors’ and officers’ liability and fiduciary liability insurance coverage for a period of five years following the effective time of the merger to the extent that premiums for such coverage do not exceed 150% of the last annual premium paid by Dynamic for such coverage.

Conditions to the Merger

     Completion of the merger is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance as to whether or when all of such conditions will be satisfied or, where permissible, waived. The respective obligations of Cerner and Dynamic to complete the merger are subject to certain conditions set forth in the merger agreement, including the following:

•	Approval of the merger agreement by the holders of at least a majority of all the outstanding Dynamic common shares and of a majority of the Dynamic preferred shares, each voting as a separate class;

•	The effectiveness of the registration statement for the shares of Cerner common stock to be issued in the merger;

•	The receipt of all state securities or blue sky authorizations necessary to complete the merger;

•	The approval by the Nasdaq National Market of the listing of the shares of Cerner common stock to be issued in the merger, subject to official notice of issuance;

•	The receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

•	The absence of any order, decree or injunction of a court or agency of competent jurisdiction which prohibits the completion of the merger;

•	The absence of any statute, rule or regulation that prohibits, restricts or makes illegal completion of the merger;

•	The accuracy of the other party’s representations and warranties contained in the merger agreement as of the date specified therein, except, in the case of most of such representations and warranties, where a failure to be so accurate would not be reasonably likely to have a material adverse affect on the party making such representations and warranties, and the performance by the other party of its obligations contained in the merger agreement in all material respects;

•	The receipt by each party of an opinion substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	The receipt by each party of an opinion of the other’s counsel as to certain corporate matters regarding Cerner and Dynamic;

•	The absence of any material adverse change in respect of Cerner or Dynamic from execution of the merger agreement through the closing date;

•	The receipt by Cerner of affiliate agreements from each affiliate of Dynamic;

•	The average price per share of Cerner common stock during the 15 trading days preceding the closing date not being less than $43.00 per share; and

•	The consideration in respect of the merger having been delivered to the exchange agent pursuant to the terms of the merger agreement.

Regulatory Approval

     There are no material regulatory approvals required to consummate the merger or the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

     Until either the merger is completed or the merger agreement is terminated, Dynamic has agreed to carry on its business in the ordinary course in substantially the same manner as it was conducted prior to the execution of the merger agreement. Dynamic has agreed to certain limitations on its ability to engage in material transactions without the prior consent of Cerner. Such consent shall not be unreasonably withheld. Among those limitations, Dynamic, subject to certain exceptions, will not, without the prior consent of Cerner:

•	amend its articles of incorporation or bylaws;

•	split, combine or reclassify any shares of capital stock of Dynamic or declare, set aside or pay any dividend;

•	(1) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of Dynamic capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than certain shares issuable pursuant to the Dynamic employee plans or existing stock rights, stock options or warrants, or (2) amend in any respect any term of any outstanding security of Dynamic;

•	other than in the ordinary course of business,

•	incur any capital expenditures or obligations or liabilities except as contemplated by the capital expenditure budgets for Dynamic or as disclosed in Dynamic SEC documents prior to the execution of the merger agreement,

•	acquire in one transaction or a series of related transactions (1) any assets having a fair market value in excess of $50,000, or (2) all or substantially all of the equity interests of any person or any business or division of any person having a fair market value in excess of $50,000, or

•	make, incur or assume any expenditures, commitments, obligations or liabilities under the foregoing in excess of $100,000 in the aggregate;

•	sell, lease, license, perform services, encumber or otherwise dispose of any assets, other than (1) sales or licenses of finished goods or the performance of services in the ordinary course of business consistent with past practice, (2) equipment and property no longer used in the operation of Dynamic’s business, and (3) assets related to discontinued operations of Dynamic;

•	except as disclosed in schedules to the merger agreement, (1) incur any indebtedness for borrowed money or guarantee any such indebtedness, (2) issue or sell any debt securities or warrants or rights to acquire any debt securities of Dynamic, (3) make any loans, advances or capital contributions to or investments in, any other person, or (4) guarantee any debt securities or indebtedness of others, except, in each case, in the ordinary course of business consistent with past practice;

•	(1) enter into any agreement or arrangement that limits or otherwise restricts Dynamic or any successor thereto or that would, after the effective time of the merger, limit or restrict Dynamic or the combined company, or any of their respective affiliates, from engaging or competing in any line of business or in any location, or (2) enter into, amend, modify or terminate any material contract, agreement or arrangement of Dynamic or otherwise waive, release or assign any material rights, claims or benefits of Dynamic thereunder; provided, however, Dynamic may enter into material contracts with customers, suppliers or distributors, so long as such contracts are entered into in the ordinary course and consistent with Dynamic’s prior practice;

•	(1) except as required by law or a pre-existing written agreement, or as consistent with past practice and routine, grant raises on anniversary dates, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, or (2) except as required by law, a preexisting written agreement or a Dynamic severance policy existing as of execution of the merger agreement, grant any severance or termination pay to any director, officer or employee of Dynamic, or (3) adopt any additional employee benefit plan or, except in the ordinary course of business consistent with past practice and containing only normal and customary terms, make any contribution to any such existing plan, or (4) except as may be required by law or a preexisting written agreement or employee benefit plan, or as contemplated by the merger agreement, enter into, amend in any respect or accelerate the vesting under any Dynamic employee plan, employment agreement, option, license agreement or retirement agreements, or (5) hire any employee with an annual base salary in excess of $75,000;

•	change (1) Dynamic’s methods of accounting in effect at December 31, 2000 except as required by changes in accounting principles generally accepted in the United States of America, as concurred with by its independent public accountants, or (2) Dynamic’s fiscal year;

•	(1) settle, propose to settle or commence, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of Dynamic, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (a) recognized or disclosed in the Dynamic financial statements (or the notes thereto) or (b) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (2) make any material tax election or enter into any settlement or compromise of any tax liability other than in the ordinary course of business consistent with past practices and containing only normal and customary terms;

•	enter into any new material line of business not previously disclosed or mentioned in any Dynamic SEC document filed prior to execution of the merger agreement; or

•	agree, resolve or commit to do any of the foregoing.

No Solicitation

     Dynamic has agreed that it will not nor shall it authorize or knowingly permit its officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives to (a) solicit, initiate or knowingly facilitate or encourage the submission of any “acquisition proposal for Dynamic,” (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any acquisition proposal for Dynamic, (c) grant any waiver or release under any standstill or similar agreement with respect to any class of Dynamic capital stock or (d) enter into any agreement with respect to any acquisition proposal for Dynamic. “Acquisition proposal for Dynamic” means any offer or proposal for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, issuance of securities, liquidation, dissolution, tender offer or exchange offer or other similar transaction or series of transactions involving, or any purchase of ten percent or more of the assets, or directly or indirectly acquiring beneficial ownership of securities representing, or exchangeable for or convertible into, more than ten percent of the outstanding securities of any class of voting securities of Dynamic or in which Dynamic issues securities representing ten percent of the outstanding securities of any class of voting securities of Dynamic, other than the transaction contemplated by the merger agreement.

     However, under the merger agreement, Dynamic is permitted to furnish information to, and enter into negotiations with, a third party making a takeover proposal if:

•	Dynamic receives from such third party an unsolicited “superior proposal” of the type described below prior to the approval of the merger agreement by Dynamic shareholders;

•	The Dynamic board of directors concludes in good faith, after receiving advice from outside counsel and independent financial advisor, that Dynamic must do so in order to comply with its fiduciary duties under applicable law; and

•	Prior to doing so, Dynamic enters into reasonably customary confidentiality and standstill agreements with such third party.

     Dynamic is required to notify Cerner immediately if any such negotiations are sought to be initiated or continued in respect of any such takeover proposal, together with all of the relevant details of the negotiations. Dynamic also generally will be required to pay the termination fee specified in the merger agreement if its board of directors elects to (a) withdraw or modify its approval or recommendation of the Cerner merger, (b) approve or recommend any Superior Proposal, or (c) terminate the merger agreement with Cerner. Dynamic also may communicate information about any takeover proposal to its shareholders if its board of directors determines, based on advice of outside counsel and financial advisor, that such communication is required under applicable law.

     “Superior proposal” for these purposes means any bona fide written takeover proposal for all outstanding Dynamic common shares or all or substantially all of the assets of Dynamic on terms which the board of directors of Dynamic determines in its good faith judgment (based on a written opinion of Dynamic’s financial advisor) to be materially more favorable to Dynamic and its shareholders than the merger (taking into account any changes to the financial and other contractual terms of the merger agreement proposed by Cerner in response to such proposal, the person making the proposal, any legal or regulatory considerations and all other relevant financial and strategic considerations, including the timing of the consummation of such transactions) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of Dynamic, is reasonably capable of being obtained by such third party.

Waiver and Amendment

     Prior to or at the effective time of the merger, any provision of the merger agreement, including, without limitation, the conditions to consummation of the merger (except any condition which, if not satisfied, would result in the violation of any law or governmental regulation, which violation would have a material adverse effect on Cerner or Dynamic), may be (a) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (b) amended at any time by written agreement of the parties, whether before or after approval of the merger agreement by the shareholders of Dynamic. However, no such amendment or modification may be made after the Dynamic shareholder approval without the further approval of such shareholders if required under any applicable law, rule or regulation.

Termination of the Merger Agreement

     The merger agreement and the merger may be terminated at any time prior to the completion of the merger:

•	By mutual written consent of Cerner and Dynamic;

•	By Cerner or Dynamic, if the merger has not been consummated by February 28, 2002, provided that the right to terminate shall not be available to any party whose breach of any provision of the merger agreement has resulted in the failure of the merger to occur on or before such date;

•	By Cerner or Dynamic, if there shall be any law that makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any governmental entity having competent jurisdiction enjoining Cerner, Dynamic or Cerner Holdings, Inc. from consummating the merger is entered and such judgment, injunction, or order shall have become final and nonappealable;

•	By Cerner or Dynamic, if the Dynamic shareholders do not approve the merger agreement on or before February 28, 2002;

•	By Cerner or Dynamic, if there has been a material breach of any of the representations, warranties, covenants or agreements of the other party in the merger agreement which shall constitute a failure of a condition to the completion of the merger which condition shall be incapable of being satisfied before February 28, 2002;

•	By Cerner, if there shall have occurred an adverse change in the Dynamic board of directors’ recommendation that its shareholders approve the merger;

•	By Cerner, if there shall have occurred a breach by Dynamic or any of its officers, directors, employees, advisors or agents of Dynamic’s covenant not to solicit, participate in or negotiate an acquisition proposal;

•	By Cerner, if Dynamic fails to include the recommendation of its board in favor of the adoption and approval of the merger agreement and the approval of the merger in this proxy statement/prospectus;

•	By Cerner, if the board of directors of Dynamic shall have approved, endorsed or recommended any competing or alternative acquisition proposal of Dynamic;

•	By Cerner, if a tender offer or exchange offer relating to the securities of Dynamic shall have been commenced and Dynamic shall not have sent to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Dynamic recommends rejection of such tender or exchange offer;

•	By Dynamic, if it receives a bona fide superior proposal as discussed above under “No Solicitation” on page 40;

•	By Dynamic, if all conditions to the merger, other than the condition relating to Cerner’s average common stock price, have been satisfied for at least 15 consecutive business days; or

•	Automatically, if the merger is enjoined by a court of competent jurisdiction for a period extending beyond 90 days.

Effect of Termination

     If the merger agreement is terminated, it will thereafter become void and there will be no liability on the part of Cerner or Dynamic or their respective officers or directors, except that:

•	Any such termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement;

•	Certain provisions of the merger agreement, including those relating to confidential treatment of information will survive the termination; and

•	Except as specifically set forth in the merger agreement, Cerner and Dynamic each will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby, except as otherwise provided therein.

     Dynamic has agreed to pay to Cerner upon demand $2,000,000 (a) as a termination fee if Dynamic breaches certain covenants or conditions of the merger agreement and such breach would entitle Cerner to terminate the merger agreement including, but not limited to, Dynamic’s board of directors withdrawing or modifying its recommendation to approve the merger agreement in a manner adverse to Cerner or approving an “acquisition proposal” as described under “Stock Option Agreement – An Acquisition Proposal” or (b) as liquidated damages, in the event that all conditions under certain sections of the agreement to Dynamic’s obligations to consummate the merger have been satisfied, and Dynamic does not perform such obligations.

     Cerner has agreed to pay to Dynamic upon demand liquidated damages of $2,000,000 in the event that all conditions under certain sections of the agreement to Cerner’s obligations to consummate the merger have been satisfied, and Cerner does not perform such obligations.

Nasdaq National Market Listing

     The Cerner common stock is traded on the Nasdaq National Market. Cerner has agreed to use its reasonable best efforts to cause the shares of Cerner common stock to be issued in the merger to be listed on the Nasdaq National Market. It is a condition to completion of the merger that those shares be listed on the Nasdaq National Market, subject to official notice of issuance.

Effective Time

     It is presently anticipated that the effective time of the merger will occur sometime during the fourth quarter of 2001. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Cerner and Dynamic will complete the merger. If the merger is not completed on or before February 28, 2002, either Cerner or Dynamic may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants under the merger agreement.

INFORMATION REGARDING DYNAMIC

Business

     Dynamic is a provider of NT, UNIX and AS/400 based diagnostic workflow solutions for pathology, laboratory and radiology departments in approximately 640 customer sites, most located in the United States. Dynamic has designed, developed and deployed advanced Internet and image, voice and Web-enabled information systems for its customers that address a broad range of requirements. Dynamic’s information systems contribute to higher quality and more cost-effective delivery of care and make it possible to have access to information across the entire continuum of care. Dynamic provides support for all of its systems and also offers integration and other consulting services to its customers.

     Dynamic’s systems automate ordering, scheduling, specimen and procedure tracking, data/image acquisition from diagnostic equipment, store and archive results. For years, Dynamic has provided the processing for clinical information within the clinical departments of pathology, radiology and laboratory, and has provided electronic integration with diagnostic images and voice dictation.

The Company

     Dynamic was originally incorporated in California in 1977, reincorporated in Nebraska in 1982 and subsequently reincorporated in Florida in 1996. Dynamic’s executive offices are located at 615 Crescent Executive Court, Fifth Floor, Lake Mary, Florida, 32746. In addition, Dynamic’s clinical solutions center is located in Waltham, Massachusetts. The telephone number at the executive offices of Dynamic is (407) 333-5300 and its World Wide Web address is http://www.dht.com.

Industry Background

     The healthcare industry continues to undergo rapid and significant change. Cost containment pressures, industry consolidation, the increasing impact of managed care, rising standards of healthcare quality, the shift from inpatient to outpatient care settings, competition amongst healthcare providers, increasing involvement of patients in their healthcare delivery process, and the demand for instant access to information on the part of physicians, patients and payers represent fundamental trends in today’s healthcare operating environment. Although healthcare has been slower than other industries to recognize the value of information technology, healthcare providers recognize that the key to effective cost control and quality management lies in the collection, availability and analysis of medical record information to assess treatment patterns, resource utilization and outcomes.

Products and Services

     Dynamic uses the power of technology to improve diagnostic workflow for pathology, laboratory and radiology services. Dynamic’s solutions enable health professionals to have access to the clinical information they need to make decisions and more effectively manage patient care. Although Dynamic has various products and services, it does not maintain discrete financial information by product line. Management does not review operating results by product line to make decisions about allocating resources and assessing operating performance by product line. In addition, Dynamic’s product line is marketed through a common distribution network and to a common customer base almost exclusively in North America. Accordingly, management has determined that it operates in a single reporting segment.

Pathology

     Dynamic’s anatomic pathology systems are scalable, client/server solutions which are enabled with advanced voice, imaging and Web capabilities. Dynamic CoPathPlus is a client/server anatomic pathology system that automates specimen accessioning and case dictation, produces patient and management reports, and provides SNOMED and natural language retrieval of diagnoses. CoPathPlus also provides healthcare facilities with a flexible tool set that allows users to modify specimen data entry windows and report formats. CoPathPlus is image-enabled by capturing high-resolution digital images and permanently storing those images electronically with related patient and diagnostic data. CoPathPlus is also voice-enabled with a speech recognition solution, which expedites the pathology dictation process and results in shorter turnaround time in delivering patient reports to clinicians.

     Currently, the pathology product line has a dedicated sales force consisting of four sales representatives. Pricing for Dynamic’s pathology systems ranges from approximately $100,000 to over $1,000,000 for larger hospital systems. These prices include licensed software, equipment and implementation services. Annual support services are not included in the systems price and typically equal approximately 18% of the software license fee.

Laboratory

     The Premier Series laboratory information system (“LIS”) provides functionality for specimen collection, testing and result reporting. The Premier Series LIS supports bar coding, instrument interfaces, paperless microbiology, multi-facility management and optical storage. Other features include quality assurance workload recording and management reporting. The Premier Series LIS integrates with highly specialized blood bank information systems, providing both transfusion and donor service software as well as regulatory products. The Premier Series LIS also complies with federal regulations and assists laboratories in deciding upon the appropriate and medically necessary course of action in diagnosing and treating patients.

     Currently, the laboratory product line has a dedicated sales force consisting of two sales representatives. Pricing for Dynamic’s laboratory systems ranges from approximately $150,000 to over $250,000 for larger hospital systems. These prices include licensed software, equipment and implementation services. Annual support services are not included in the systems price and typically equal approximately 18% of the software license fee.

Radiology

     Dynamic’s radiology solution combines advanced client/server architecture with Web technology. Dynamic’s competitive position is enhanced by the close relationship between its Radiology Information System (“RIS”), and its Picture Archiving and Communication System (“PACS”). Information collected by Dynamic’s RIS is available to the PACS, and images captured by the PACS are available to the RIS. The result is an “image-enabled” RIS combined with an “information-enabled” PACS.  Primary markets for Dynamic’s radiology solutions include hospitals, clinics and independent diagnostic imaging centers.

     Dynamic RadPlus is an image-enabled, client/server radiology information system that includes scheduling, patient tracking, film tracking, remote transcription, reporting and management of all radiology functions. Using RadPlus, facilities can adapt to change with tools, which allow users to make screen modifications without the expense and delays of reprogramming by the vendor. RadPlus also is voice-enabled with its continuous speech recognition solution. In addition, remote transcriptionists have the ability to access RadPlus over the Internet to transcribe, approve and disseminate radiology reports to referring physicians. This Web-based connectivity feature improves efficiency by reducing turnaround time in the patient report completion process.

     As an integral part of RadPlus, Dynamic offers a PACS, which integrates information from the RIS with images and provides access to this information. CoMed for Results, a vital component of the PACS system, is a Web-based teleradiology system that provides radiologists and physicians with extensive access to radiology images and reports.

     The radiology product line has a dedicated sales force consisting of four sales representatives. Pricing for Dynamic’s radiology systems ranges from approximately $250,000 to over $1,000,000 for larger hospital systems. These prices include licensed software, equipment and implementation services. Annual support services are not included in the systems price and typically equal approximately 18% of the software license fee.

CoMed

     In July 2000, Dynamic launched its CoMed Internet strategy. CoMed is Dynamic’s solution for the industry’s challenges in the capture and dissemination of pertinent clinical and diagnostic information in any form. CoMed, short for Collaborative Medicine, allows physicians, nurses and other caregivers throughout the care delivery system to access and share information.

     Dynamic has developed its suite of CoMed Internet solutions to:

•	Enable clients to deliver clinical transactions and information to their physician populations quickly and cost-effectively via a client branded, secure Web site; and

•	Allow clients with limited capital and resources to purchase Dynamic’s workflow solutions via a subscription based Application Service Provider (“ASP”) model.

     Dynamic is developing and commercializing its Internet and software-based medical information system products using the names CoMed for Results and CoMed for Workflow Management. These products are designed to provide, through Dynamic’s ASP facility, the ability for diagnostic clinical departments to implement end-to-end clinical information systems and results distribution using a secure Web environment. These products are intended to leverage Dynamic’s expertise in providing traditional clinical information system solutions for pathology, laboratory and radiology and expand their reach through the use of current Internet technologies.

Consulting, Systems Integration and other Services

     Dynamic provides a full range of professional consulting services including project management, implementation, planning, training and education. Dynamic’s technical services include network design, implementation and support, custom software development, interfaces, and modifications and systems integration. Dynamic provides support services including 24-hour telephone support and software maintenance and enhancements.

Research and Development

     Dynamic’s research and development program is designed to extend the capabilities of existing products and develop new healthcare application solutions. As of September 30, 2001, there were 28 employees engaged in research and development activities. During the years ended December 31, 1998, 1999 and 2000, Dynamic spent approximately, $8,064,000, $6,806,000 and $6,881,000, respectively, on research and development. The majority of Dynamic’s research and development expenditures have been directed toward Dynamic RadPlus ™, CoPathPlus ™, Premier Series LIS and CoMed product lines.

Major Clients

     Dynamic does not have a dependence on any single customer, the loss of which would have a material adverse effect on continuing operations. Dynamic does generate revenue almost exclusively through sales to the healthcare industry located in the United States. Due to this concentration, substantially all receivables of Dynamic are from healthcare institutions which may be similarly affected by changes in economic, regulatory or other industry related conditions. Dynamic currently has approximately 640 customers. The majority of these customers are located within the United States.

Backlog

     As of June 30, 2001, Dynamic has a combined backlog of approximately $23.5 million. Dynamic had contracts for the delivery of systems and services totaling approximately $9.9 million on June 30, 2001, compared to $9.2 million on June 30, 2000. In addition, as of June 30, 2001, Dynamic had contracts for the delivery of software support services billable at an annual rate of $13.6 million, compared to $12.1 million as of June 30, 2000.

Sales and Marketing

     As of September 30, 2001, Dynamic had 16 full time employees in sales and marketing related functions. Dynamic had 11 sales employees and 5 marketing employees. The compensation of the sales employees is substantially dependent on the achievement of individual sales targets. Marketing personnel perform telemarketing, proposal development, demonstration coordination, develop business plans and product marketing programs, competitive analyses, sales collateral, audio and video products, coordinate trade shows, advertising, public relations, investor relations activities, and administrative support.

     Dynamic’s sales cycle is typically six to eighteen months and includes several steps:

(i)	initial contact and qualification;

(ii)	development of proposal in response to request for a proposal or direct sales lead;

(iii)	business problem requirements definition;

(iv)	product demonstrations;

(v)	site visits; and

(vi)	contract preparation and negotiations.

Members of Dynamic’s professional services, product management and sales support departments, and members of executive management assist the sales force in completing the proposal, conducting demonstrations and analyzing the requirements. In support of the sales efforts, Dynamic advertises in trade journals, participates in trade shows, publishes articles and provides speakers for industry shows and conferences.

Customers

     Dynamic currently serves more than 640 customers, most located in the United States. Key customers include Memorial Sloan-Kettering Cancer Center, The Mayo Foundation, The University of North Carolina Hospitals, LabCorp, Valley Health System, St. Mary’s Health System, Parkland Memorial Hospital, Columbia Presbyterian Medical Center, New York Hospital and Northwest Radiology Network.

Competition

     The market for information technology in the healthcare industry is intensely competitive. Many of Dynamic’s competitors have significantly greater financial, research and development technical and marketing resources than Dynamic. Competitors vary in size and in the scope and breadth of the products and services they offer. Dynamic’s systems compete both with other technologies and with similar systems developed by other companies. Other major information management companies, including the companies with whom Dynamic has strategic relationships, may enter the markets in which Dynamic competes. In addition, in the professional and technical consulting segment, Dynamic competes with the consulting divisions of national accounting firms as well as national and regional healthcare specialty consulting firms.

Government Regulation

     The United States Food and Drug Administration (the FDA) has issued a guidance document addressing the regulation of certain computer products as medical devices under the Federal Food, Drug and Cosmetic Act (the FFDCA). To the extent that computer software is classified as a medical device under applicable regulations, the manufacturers of such products are required, depending upon the product, to: register and list their products with the FDA (Class I), notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products (Class II) or, obtain FDA clearance by filing a Pre Market Application (PMA) that establishes the safety and effectiveness of the product (Class III). As a result of the characterization of certain of Dynamic’s products as medical devices, Dynamic’s manufacturing facilities are registered with the FDA and its manufacturing operations regarding devices are required to be in compliance with the FDA’s Quality System Regulations (QSR). Dynamic currently has one product classified as a Class I Medical Device, Premier Series LIS, and one product currently classified as a Class II Medical Device, PACSPlus. A second product that was also classified as a Class II Medical Device, Transfusion Service Manager (“TSM”), was retired effective June 30, 2000. Both PACSPlus and TSM products were deemed substantially equivalent and had 510(k) clearance letters issued by the FDA. The most recent FDA on-site inspection of Dynamic’s Corporate Headquarters in Lake Mary, FL, occurred in August 1999, and concluded without incident. There can be no assurance that Dynamic ultimately will be able to obtain or maintain required FDA approvals to market its products.

     The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), has a direct impact on the ASP portion of Dynamic’s business and an indirect effect on Dynamic as a Business Associate of its customers, the healthcare providers. Dynamic has monitored HIPAA progress throughout its implementation and has proactively taken steps to ensure Dynamic responded appropriately. All of Dynamic’s existing products have been assessed against the proposed and finalized HIPAA regulations and the ASP business unit was developed with HIPAA security in the forefront. We are confident we will be able to provide software that will assist our customers in achieving their HIPAA compliance.

Intellectual Property

     Dynamic relies upon trade secrets, copyright laws and confidentiality agreements with employees and customers to protect its rights in its software technology. Dynamic does not hold any patents nor has it filed copyrights with respect to any of its software technology. Due to the rapid pace of innovation within the software industry, Dynamic believes that patent, trade secret and copyright protection are less significant than Dynamic’s ability to further develop, enhance and modify its current products and other clinical information systems through the technology and creative skills of its personnel. To minimize the possibility of third parties imitating Dynamic’s systems, Dynamic licenses object codes only and does not license or otherwise distribute source codes.

     Dynamic’s employees are required to enter into confidentiality agreements which prohibit the disclosure of confidential information and which require employees to report and assign to Dynamic all concepts, developments, discoveries and inventions conceived during their employment.

     Dynamic has obtained federal trademark protection for DynamicVision®, CoPath®, Maxifile®, Optima®, Dynamic CoPath Plus®, Dynamic RadPlus®, and Dynamic PACSPlus®. There can be no assurance that the legal protections and precautions taken by Dynamic will be adequate to prevent misappropriation of Dynamic’s technology. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior technologies or services. Dynamic does not believe its operations or products infringe on the intellectual property rights of others. There can be no assurance that others will not assert infringement or trade secret claims against Dynamic with respect to its current or future products or that Dynamic will be successful in defending any such claim.

Employees

     As of September 30, 2001, Dynamic had 138 full time employees, of which 28 were employed in research and development, 78 in client services, 16 in general and administrative and 16 in sales and marketing. None of Dynamic’s employees is represented by a labor union or subject to a collective bargaining agreement. Dynamic has never experienced a work stoppage and believes that its employee relations are good.

Properties

     Dynamic’s corporate headquarters are located at 615 Crescent Executive Court, Suite 600, Lake Mary, Florida 32746. The Lake Mary location consists of approximately 53,800 square feet of office space under a lease that expires

March 1, 2005. In addition, Dynamic also maintains an office at Two University Office Park, 51 Sawyer Road, Waltham, Massachusetts 02154 as Dynamic’s clinical solutions center. The Waltham location consists of approximately 30,000 square feet under lease that expires November 30, 2004. Dynamic believes that its current facilities are sufficient to meet its near-term requirements.

Legal Proceedings

     Dynamic periodically will be a party to or otherwise involved in legal proceedings arising in the normal course of business. Management does not believe that there is any proceeding threatened or pending against Dynamic which, if determined adversely, would have a material effect on the business or financial position of Dynamic on a consolidated basis.

DYNAMIC’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Dynamic is a provider of mission-critical healthcare information systems for clinical services departments and facilities throughout North America. Dynamic’s product line includes a suite of image-, voice-, and web-enabled systems for anatomic pathology, radiology, and laboratory information management systems. Dynamic’s services include implementation and training, product management and client software development.

     Revenues from professional services and maintenance and support services typically increase as the number of installed systems increases. Computer system equipment sales revenues are generally recognized when hardware is shipped. Computer system equipment sales and support revenues include hardware support contracts for a specific period from which revenue is recognized ratably over the corresponding contract period. Application software license revenues are recognized when application software is delivered to the client. Installation and training service revenues, included with application software licenses, are recognized as the services are performed. Software support revenues principally include contracts for remote dial-up problem diagnosis, maintenance and corrective support services, each of which covers a specified period for which revenue is recognized ratably over the corresponding contract period. Services and other revenues include custom programming services, post-contract support obligations and other services, which are provided under separate contract and are recognized as services are performed.

     Cost of products sold includes the cost of hardware sold, costs of third party software licenses and hardware support subcontracts. Client service expense includes the direct and indirect costs associated with implementation and support personnel. Software development costs include the direct and indirect salaries and wages of software research and development personnel, direct research and development expenses, reduced by capitalized software development costs. Software development costs are expensed until such time as technological feasibility is established and then are capitalized in compliance with Statement of Financial Accounting Standards No. 86 “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Software amortization is separately stated. Sales and marketing costs include direct and indirect salaries, commissions, joint marketing costs, advertising, trade show costs, user group cost and travel and entertainment expenses related to the sale and marketing of Dynamic’s products and services. General and administrative expenses include salaries and expenses for corporate administration, financial, legal and human resources.

     The sales cycle for Dynamic’s systems is typically six to eighteen months from initial contact to contract signing. The product delivery cycle is variable. Based on the client’s implementation plan, product delivery may take two or more years, particularly with enterprise-wide electronic healthcare record solutions involving significant and continuing client service requirements. Accordingly, the product delivery cycle depends upon the combination of products purchased and the implementation plan defined by the client in the master sales agreement. Each client contract is separately negotiated. The installation schedules for clinical information systems, or departmental electronic healthcare record implementations, typically require six to twelve months. Under its standard master sales agreement, Dynamic generally receives a partial payment upon execution of the agreement, a hardware installment payment upon delivery of hardware, installation progress payments upon the completion of defined milestones and final payment, which may vary with each contract.

     This Management’s Discussion and Analysis of Financial Condition and Results of Operations presents a review of the operating results and financial condition of Dynamic for the fiscal years ended December 31, 2000, 1999 and 1998 and for the six month periods ended June 30, 2001 and 2000. This discussion and analysis is intended to assist in understanding the financial condition and results of operations of Dynamic. Accordingly, this section should be read in conjunction with the financial statements and the related notes contained herein.

Results of Operations

     The following table sets forth, for each of the periods indicated, certain selected statement of operations data expressed as a percentage of total operating revenues:

	Fiscal Years Ended			Six Month Period
	December 31,			Ended June 30,

	2000	1999	1998	2001	2000

Operating revenues:

Computer system equipment sales and support	4.0%	12.3%	10.2%	4.3%	4.4%
Application software licenses	27.7%	27.7%	20.9%	25.9%	26.9%
Software support	45.9%	33.3%	45.4%	46.0%	44.6%
Services and other	22.4%	26.7%	23.5%	23.8%	24.1%

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Operating expenses:

Cost of products sold	9.0%	17.8%	12.6%	8.2%	7.5%
Software amortization	7.3%	5.9%	6.8%	5.1%	8.8%
Client services expense	38.4%	28.1%	42.4%	37.6%	39.4%
Software development costs	20.2%	13.4%	18.9%	17.3%	18.0%
Sales and marketing	17.6%	18.7%	36.5%	21.4%	17.1%
General and administrative	18.1%	11.6%	17.8%	17.9%	15.0%
Realignment costs	22.3%	1.5%	—%	3.7%	—%

Total operating expenses	132.9%	97.0%	135.0%	111.2%	105.8%

Operating income (loss)	(32.9)%	3.0%	(35.0)%	(11.2)%	(5.8)%
Other income (expense)	(0.7)%	(0.5)%	0.1%	(0.5)%	(0.5)%

Net earnings (loss)	(33.6)%	2.5%	(34.9)%	(11.7)%	(6.3)%

Comparison of the Six Months Ended June 30, 2001 and 2000

     Revenues. During the six months ended June 30, 2001 Dynamic reported revenues of $12,552,000 a decrease of $496,000 or 3.8% from revenues of $13,048,000 for the same period in 2000. Revenues from new system implementations declined slightly principally due to a general market slowdown caused by reduced capital procurement by healthcare providers. Combined revenues from computer system equipment sales, application software licenses, and services and other revenues declined by $449,000, reflecting this decrease in new system implementations, while software support revenues decreased modestly by $47,000.

     Computer system equipment sales and support revenues decreased by $37,000 to 4.3% of total revenues for the six month period ended 2001, compared to 4.4% for the six months ended 2000. Management attributes the slight decrease to the clients’ procurement of needed hardware directly from the manufacturer.

     Application software license revenue during the six months ended June 30, 2001 decreased by $259,000 over the same period one year ago, from $3,506,000 to $3,247,000, and similarly service and other revenues decreased by $154,000 to $2,989,000 from $3,143,000. These decreases principally result from the decreased implementation of new systems.

     Software support revenues modestly decreased by $46,000 to $5,780,000 for the six months ended June 30, 2001, compared to $5,826,000 for the same period one year ago. During 2000 Dynamic discontinued support for customers operating our offering of MUMPS radiology products, this decrease is due primarily to customers not converting to our client server offering. Management expects support revenues to continue to grow with the implementation of new systems. As of June 30, 2001, the recurring annualized billable support base was $12.4 million, and an additional $1.2 million of annualized software support revenue is anticipated to be generated from delivery of Dynamic’s existing new systems backlog.

     Cost of Products Sold. Cost of products sold as a percentage of total revenues for the six months ended June 30, 2001 increased to 8.2% from 7.5% for the same period in 2000. Hardware and application software license revenues during the first six months of 2001 similarly decreased to 30.2% from 31.3% of total revenues for the first six months of 2000, due to the decrease in new system implementations.

     Client Services Expense. Client services expense for the six months ended June 30, 2001 decreased $424,000 to $4,723,000 from $5,147,000 for the six months ended June 30, 2000, decreasing as a percentage of total revenues from 39.5% to 37.6%. Dynamic previously reported a decrease in duplicative staffing and a reallocation of various resources in connection with the realignment plan completed in 2001. Product installation, delivery and support services were standardized along all product lines as Dynamic focuses on revenue generating functions.

     Software Development Costs. Software development costs for the six months ended June 30, 2001 decreased to 17.4% of total revenues from 18.0% incurred during the six months ended June 30, 2000. The $183,000 decrease in software development expense reported for the six months ended June 30, 2001 of $2,168,000, compared to $2,351,000 reported for the six months ended June 30, 2000, reflects a $1,054,000 reduction in capitalized software development costs offset by other reductions in total software departmental costs of $871,000 through the reduction and reallocation of personnel to various departments. Although development efforts continue as part of Dynamic’s overall strategy, the focus has been less on enhancements to existing product lines and more towards completion of Dynamic’s e-Business initiatives. Cost incurred in connection with Dynamic’s e-Business initiatives were not capitalized since the development of the products have not yet reached technological feasibility.

     Sales and Marketing. Sales and marketing costs for the six months ended June 30, 2001 as a percentage of total revenues, increased to 21.4% from 17.1% for the same period of 2000. This increase of $460,000 from $2,227,000 to $2,687,000 in sales and marketing expenses results principally from the increase of $317,000 in sales commissions paid as a result of an increase in the relative sales bookings. The remaining $143,000 increase is primarily due to increased marketing activity to promote Dynamic’s new CoMeD product and market awareness of existing products.

     General and Administrative. General and administrative expenses for the six months ended June 30, 2001 increased $297,000 to $2,255,000 from $1,958,000 for the six months ended June 30, 2000, and increased as a percentage of total revenues to 17.9% from 15.0%. The increase in expense is associated with direct increases in travel and entertainment, bad debt, legal, supplies, and Dynamic’s business activities specifically relating to compliance with NASDAQ.

     Realignment Cost. During the second quarter 2001, Dynamic adopted a formal plan to reallocate and eliminate selected mid-level management and duplicate staff positions in Dynamic. In connection with the plan, a total of thirty-six employees were terminated and Dynamic incurred a non-recurring charge in the amount of $465,204 related to termination and severance benefits. At June 30, 2001, $363,754 was paid and $101,450 of the remaining accrued severance and termination benefits will be paid by December 31, 2001.

     Other Income (expense). Dynamic incurred $64,000 of net other expense for the six months ended June 30, 2001 compared to $62,000 of net other expense reported for the six months ended June 30, 2000. The net increase of $2,000 in other expense is principally due to the $32,000 increase in other income and expense and a reduction of $30,000 for loss on disposal of fixed assets that occurred during the six months ended June 30, 2000.

Comparison of the Fiscal Years Ended December 31, 2000 and 1999

     Revenues. During the year ended December 31, 2000 Dynamic reported revenues of $25,659,000 a decrease of $9,484,000 from revenues of $35,143,000 for 1999. Revenues from new system implementations declined significantly principally due to general market slowdown caused by reduced capital procurement by healthcare providers. Combined revenues from computer system equipment sales, application software licenses, and services and other revenues declined by $9,535,000, reflecting this decrease in new system implementations, while software support revenues increased modestly by $51,000. Dynamic’s radiology revenues decreased by $3,947,000, from $9,479,000 recognized during 1999 to $5,532,000 recognized during 2000. Pathology revenues for 2000 decreased by $2,724,000 to $12,011,000 from

$14,735,000 during 1999. Similarly, laboratory revenues for 2000 also decreased by $1,200,000 to $7,045,000 from $8,245,000 during 1999. In addition, Records Plus product line revenues decreased by $1,455,000 from $2,526,000 reported for 1999 to $1,071,000 for 2000.

     Computer system equipment sales and support revenues decreased by $3,274,000 to 4.0% of total revenues for 2000, compared to 12.3% for 1999. Management attributes the decrease to the decreased implementation of new systems by customers focused on year 2000 remediation and system validation efforts.

     Application software license revenue during 2000 decreased by $2,624,000 as compared to 1999, from $9,745,000 to $7,121,000, and service and other revenues decreased by $3,637,000 to $5,749,000 from $9,386,000, principally resulting from the decreased implementation of new systems during 2000.

     Software support revenues increased by $51,000 to $11,767,000 for 2000, compared to $11,716,000 for the same period one year ago. During 1999, Dynamic discontinued support for a limited offering of legacy laboratory and financial products in connection with Year 2000 remediation efforts. Management expects support revenues to grow with the implementation of new systems. As of December 31, 2000, the recurring annualized billable support base was $12.3 million.

     Cost of Products Sold. Cost of products sold as a percentage of total revenues for 2000 decreased to 9.0% from 17.8% for 1999. Computer system equipment sales and support revenues during 2000 similarly decreased to 4.0% from 12.3% of total revenues for 1999, due to the significant decrease in new system implementations.

     Software Amortization. Software amortization for 2000 decreased by approximately $198,000 from $2,078,000 during 1999 to $1,880,000. During 2000 Dynamic abandoned marketing of DynamicVision and PACSPlus for strategic reasons, which lowered the recurring amortization.

     Client Services Expense. Client services expense for 2000 decreased $24,000 to $9,856,000 from $9,880,000 for 1999, increasing as a percentage of total revenues from 28.1% to 38.4%. Dynamic previously reported decreased staffing in connection with the re-engineering and cost reduction plan completed in 1998. Product installation, delivery and support services were standardized along all product lines as Dynamic centralized these functions. However, during late 1999 and continuing through the first quarter of 2000 Dynamic transitioned various development personnel to support and new system implementation roles, consistent with the maturing of the recent new product releases, which offset these decreases.

     Software Development Costs. Software development costs for 2000 increased to 20.2% of total revenues from 13.4% incurred during 1999. The $466,000 increase in software development expense reported for 2000 of $5,176,000, compared to $4,710,000 reported for 1999, results principally from resources committed to the development of Dynamic’s e-Business initiatives, which have not been capitalized. In addition, development efforts continue as part of Dynamic’s overall growth strategy, including enhancements to existing product lines.

     Sales and Marketing. Sales and marketing costs for 2000 as a percentage of total revenues, decreased to 17.6% from 18.7% for the same period of 1999. This decrease of $2,081,000 from $6,589,000 to $4,508,000 in sales and marketing expenses results principally from cost reductions attributed to the sales realignment programs completed in 1999 and a decrease in sales commissions as a result of reduced new system bookings during 2000.

     General and Administrative. General and administrative costs increased by $562,000 to $4,631,000 for 2000 compared to $4,069,000 for 1999, and increased as a percentage of total revenues to 18.1% from 11.6%. Costs related to the management of Dynamic’s e-Business initiatives is being charged to general and administrative costs, and the restructured organization allocates a higher percentage of overhead burdens to the general administrative department as result of the department constituting a higher percentage of Company-wide salaries and wages. In addition, bad debt charges for 2000 increased by $135,000, principally as a result of the discontinued product offerings during 2000, and a $300,000 severance charge was taken in connection with the transition of Dynamic’s former CEO to Senior Advisor in the fourth quarter of 2000.

     Restructuring Costs. During the third quarter 2000, Dynamic adopted a formal plan to stop marketing and further development of specific products, and, as a result, recorded restructuring charges of $5,725,007. In connection with Dynamic’s strategic decision to focus marketing efforts on Dynamic’s clinical suite of products (CoPathPlus, RadPlus and e-Premier) and its e-Business initiatives (CoMed Internet), Dynamic decided to no longer actively market SurgiPlus,

DynamicVision and PACSPlus. Historical revenues from the discontinued products were approximately $1,071,000 and $2,526,000 for the years ended December 31, 2000 and 1999, respectively. The affected product charges consist of the write-off of net capitalized software costs of $4,998,234 and a write-off of prepaid licenses of $130,624. In addition, employee severance and termination costs, associated with positions eliminated as a result of the abandoned product offerings, in the amount of $399,735 and a reserve for contract losses of $196,414 were accrued and expensed during the third quarter of 2000. A total of 32 employees were terminated in connection with the abandoned product offerings.

Comparison of the Fiscal Years Ended December 31, 1999 and 1998

     Revenues. During the year ended December 31, 1999 Dynamic reported revenues of $35,143,000, an increase of $9,314,000 or 36% from revenues of $25,829,000 for 1998. Dynamic’s radiology system revenues increased by $4,416,000, from $5,063,000 recognized during the 1998 to $9,479,000 recognized during 1999. Pathology revenue for 1999 increased by $3,909,000 to $14,735,000 from $10,826,000 during 1998. Similarly, laboratory information system revenues for 1999 also increased by $643,000 to $8,245,000 from $7,603,000 during 1998. Revenues from the Records Plus product line increased by $592,000 from $1,934,000 to $2,526,000 comparing 1998 to 1999, respectively. During 1997 Dynamic introduced new technology product releases in virtually every market segment in which Dynamic competes. Lengthy initial sales cycles significantly impacted 1998 performance, while record fourth quarter 1998 sales bookings, and the resulting record high new systems backlog as of December 31, 1998, resulted in increased system implementations during 1999.

     Computer system equipment sales and support revenues increased by $1,659,000 to 12.3% of total revenues for 1999 compared to 10.2% for 1998. Management attributed the increase to the increased implementation of new system sales.

     Application software license revenue during 1999 increased by $4,349,000 over 1998, from $5,396,000 to $9,745,000, and similarly, service and other revenue increased by $3,313,000 to $9,386,000 from $6,073,000. These increases principally result from the increased implementation of new system sales.

     Software support revenues modestly decreased by $7,000 to $11,716,000 for 1999, compared to $11,723,000 for 1998. During 1998 Dynamic announced the discontinuance of support for a limited offering of legacy laboratory and financial products in connection with Year 2000 remediation efforts. As of December 31, 1999, the recurring annualized billable support base was $12.3 million, and an additional $2.3 million of annualized software support revenue was anticipated to be generated from delivery of Dynamic’s existing new systems backlog.

     Cost of Products Sold. Cost of products sold as a percentage of total revenues for 1999 increased to 17.8% from 12.6% for 1998. Hardware and application software license revenues during 1999 similarly increased to 40.0% from 31.1% of total revenues for 1998, due to the significant increase in new system implementations.

     Client Services Expense. Client services expense for 1999 decreased $1,078,000 to $9,880,000 from $10,958,000 for 1998, decreasing as a percentage of total revenues from 42.4% to 28.1%. Dynamic previously reported decreased staffing in connection with the re-engineering and cost reduction plan completed in 1998. Product installation, delivery and support services were standardized along all product lines as Dynamic centralized these functions.

     Software Development Costs. Software development costs for 1999 decreased to 13.4% of total revenues from 18.9% incurred during 1998. This $180,000 net decrease in software development expense resulted despite a $1,078,000 reduction in capitalized software development costs from $3,174,000 capitalized during 1998 to $2,096,000 capitalized during 1999, which increased the expense. In effect, a real reduction in total software development departmental costs of $1,258,000 occurred in 1999, as compared to 1998.

     Sales and Marketing. Sales and marketing costs for 1999 as a percentage of total revenues, decreased to 18.7% from 36.5% for the same period of 1998. This decrease of $2,840,000 from $9,430,000 to $6,590,000 in sales and marketing expenses was despite an increase in sales commissions incurred for 1999 of $462,000 from $1,063,000 incurred during 1998 to $1,525,000 incurred during 1999, resulting from increased sales closings. This translates to a base sales and marketing cost reduction of approximately $3,302,000 attributed to the sales realignment program undertaken in 1998, in connection with Dynamic’s cost reduction plan.

     General and Administrative Expenses. General and administrative expenses for 1999 decreased by $536,000 and decreased to 11.6% of total revenues from 17.8% incurred during 1998. This decrease was despite an increase of $382,000 in amounts accrued under Dynamic’s Management Incentive Compensation Plan (“MIC Plan”). Dynamic did not pay any MIC Plan compensation for 1998. General and administrative costs for 1999 compared to the same period in 1998, include reductions in salaries and professional services of $544,000, office rent expense of $164,000 telephone expenses of $269,000, supplies of $72,000 and mail delivery costs of $49,000, principally attributed to the office consolidation and realignment efforts.

     Restructuring Costs. During the third quarter of 1999 Dynamic announced a restructuring plan. This restructuring was designed to provide a single focus to the development, marketing, sales and support of Dynamic’s information systems. It also established specific cost reductions, revenue improvement and customer satisfaction objectives and anticipated future cost efficiencies. In connection with the plan, a total of 17 employees were terminated and Dynamic incurred $524,000 of termination charges.

     Other Income (Expense). Dynamic incurred $202,000 of net other expense for 1999 compared to $41,000 of net other income reported for 1998. Net interest income was $180,000 during 1998 as compared to net interest expense during 1999 of $176,000 due to the cash used by operating and investing activities during 1998, and increased borrowings on the line of credit during 1999. In addition, Dynamic incurred approximately $139,000 in losses on sale of fixed assets in connection with the office consolidation in 1998 and $26,000 in 1999.

Liquidity and Capital Resources

     Dynamic has historically financed its operations primarily through cash flow from operations, public and private equity offerings of its securities, and bank financing, including the financing facility discussed below. Dynamic has experienced positive cash flow from operations for 11 consecutive quarters. As of June 30, 2001 Dynamic had cash and cash equivalents of $893,094, availability under the line of credit of $1,500,000, and a working capital deficit of $792,000, as compared to cash and cash equivalents of $3,198,000, availability under the line of credit of $2,875,000, and a working capital deficit of $314,000 at December 31, 2000. The decrease in cash and cash equivalents was primarily as a result of $2,875,000 in payment against the line of credit borrowings and additional severance paid in connection with the realignment plan implemented in April 2001. The increase in working capital deficit occurred primarily due to additional accrued liabilities associated with the realignment plan in April 2001.

     Our cash flows are impacted positively to the extent our accounts receivable are greater than our accounts payable and negatively, to the extent our accounts receivable are less than our accounts payable. Accounts receivable as of June 30, 2001 decreased by $1,542,000 from the balance on December 31, 2000, principally as a result of the increased collection activities for support renewals and decreases in new system installations. Unbilled receivables increased by $1,118,000 due principally to the timing of billable milestones on implementations and the increase of contract work in progress.

     Accounts payable and accrued expenses decreased $328,000 to $2,734,000 as of June 30, 2001 from $3,061,000 as of December 31, 2000. The lower level of system implementations resulted in a lower level of accrued third party product costs.

     Advanced billings as of June 30, 2001 increased by $796,000 to $1,993,000 from the 2000 year end balance of $1,197,000. The increase in sales bookings for the first quarter of 2001 resulted in a higher level of client contract deposits received and therefore, an increase in our liquidity.

     Dynamic’s line of credit with Silicon Valley Bank was renegotiated on July 25, 2001 and expires on July 24, 2002. The new line of credit is intended to provide for up to $2,500,000 of borrowings based on a maximum advanced ratio equal to 80% of qualified accounts receivable. Borrowings as of September 30, 2001 were $0. Future borrowing capacity is contingent on Dynamic’s compliance with a minimum quick asset ratio (as defined) of 1.00 to 1.00. Due to the cyclical nature of Dynamic’s operations or as the result a significant increase in expenses due to extraordinary events or otherwise (including the costs of the proposed merger with Cerner), Dynamic faces the risk of non-compliance with the quick asset ratio requirement, which could result in the reduction or removal of Dynamic’s available line of credit. In addition to the line of credit, Cerner has agreed to loan up to $500,000 to Dynamic, if necessary, to finance the additional costs associated with the pending merger transaction.

     Management believes that existing cash and funds available under its existing line of credit, together with funds expected to be generated by operations will be sufficient to meet operating requirements. However, Dynamic’s ability to meet its future working capital requirements is dependent on Dynamic’s ability to continue to generate positive cash flow from operations and to have availability under its existing line of credit or to obtain suitable additional financing.

     As a result of the realignment plan adopted by Dynamic in April 2001 to eliminate and reallocate resources, a total of 36 employees were terminated and Dynamic incurred a non-recurring charge in the amount of $465,204 related to termination and severance benefits. At September 30, 2001, $414,479 was paid and $50,725 of the remaining accrued severance and termination benefits will be paid by December 31, 2001.

Quantitative and Qualitative Disclosures About Market Risk

     Dynamic is exposed to interest rate changes primarily as a result of its variable rate line of credit used to finance Dynamic’s short-term working capital needs and general corporate purposes. Dynamic’s interest rate risk management objective is to limit the impact of interest rate changes on earning and cash flows and to lower its overall borrowing costs.

     Dynamic’s market risks associated with its line of credit borrowings outstanding is that the interest rate under the line of credit agreement is based on the prime rate plus (3.0%) (8.50% as of September 30, 2001). The line of credit agreement expires on July 24, 2002. Fair value of the line of credit as of September 30, 2001 was equal to its carrying value of $0.

Inflation and Changing Prices

     Dynamic believes that the general state of the economy and inflationary trends have only a limited effect on its business. Historically, inflation has not had a material effect on Dynamic. Changing prices of computer hardware could have a material effect on the cost of the materials sold and the related selling price of software and hardware sales. Dynamic anticipates that the recent terrorist actions occurring in the United States on September 11, 2001 will result in increased costs relating to its sales activities, which are highly dependent on air travel. It is expected that air travel costs will increase and that travel delays may be experienced from time to time.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that Dynamic recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142 that Dynamic reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

     SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that Dynamic identify reporting units for the purposes of assessing potential future impairments of goodwill and reassess the useful lives of other existing recognized intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning when those assets were initially recognized. SFAS 142 requires Dynamic to complete a transitional goodwill impairment test six months from the date of adoption. Dynamic is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

     Dynamic’s previous business combinations were accounted for using the purchase method. As of September 30, 2001, the net carrying amount of goodwill is $558,392. Amortization expense during the six-month period ended September 30, 2001 was $290,544. Currently, Dynamic is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

INFORMATION REGARDING CERNER

     Cerner is a Delaware corporation incorporated in 1980. The Company’s principal offices are located at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117, and its telephone number is (816) 221-1024.

     Cerner designs, develops, markets, installs, hosts and supports software information technology and content solutions for healthcare organizations and consumers. Cerner implements these solutions as individual, combined or enterprise-wide systems. Cerner’s integrated suite of solutions enable healthcare providers to improve operating effectiveness, reduce costs, reduce medical errors, reduce variances and improve the quality of care as measured by clinical outcomes. Cerner solutions are designed to provide the appropriate health information and knowledge to caregivers, clinicians and consumers and the appropriate management information to healthcare administration on a real-time basis. Cerner solutions allow secure access to data by clinical, administrative and financial users in organized settings of care and by consumers from their home. These solutions can be implemented as a part of an enterprise-wide solution or individually, leveraging the client’s existing investment in information technology. Cerner solutions are available as integrated applications managed by its clients or as a service option under the hosted solutions model. Hosted solutions are applications that are provided to clients from Cerner’s solutions center in Lee’s Summit, Missouri. Cerner solutions are designed and developed using the Health Network Architecture (Registered) (“HNA”), a single information architecture. HNA (Registered) is a unified technology infrastructure for combining clinical and management information applications. HNA allows each participating healthcare organization to access an individual’s clinical record at the point of care, to organize it for the specific needs of the physician, nurse, laboratory technician or other care provider on a real-time basis, and to use the information in management decisions to improve the efficiency and productivity of the entire enterprise. Cerner has developed and is licensing and installing its newest generation of HNA solutions known as “Cerner Millennium™.”

     Cerner’s business and products are organized around a central vision of how it believes healthcare can and should operate. This vision is founded on four steps: (1) automate the core processes of healthcare by eliminating the paper medical record; (2) connect the person by creating the personal health system; (3) structure the knowledge by positioning every clinical decision as a learning event; and (4) close the loop by implementing evidence-based medicine.

     For more information about Cerner, reference is made to its periodic filings with the Securities and Exchange Commission, which are incorporated herein by reference into this proxy statement/prospectus. Dynamic shareholders desiring copies of these documents may contact Cerner at its address or telephone number indicated under “Where You Can Find More Information.”

COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of Dynamic shareholders are currently governed by Florida law and Dynamic’s articles of incorporation and bylaws. As a result of the merger, the shareholders of Dynamic will become shareholders of Cerner, whose rights are governed by the Delaware General Corporation Law and Cerner’s certificate of incorporation and bylaws. The following discussion is intended only to highlight certain differences between the rights of corporate shareholders under Florida law and Delaware law generally and specifically with respect to the shareholders of Dynamic and Cerner. The discussion is not intended as a complete statement of all such differences, and Dynamic shareholders are referred to those laws and governing documents for a definitive treatment of the subject matter.

Certain Differences Between Florida and Delaware Corporation Statutes

     Shareholder Approval of Certain Corporate Transactions. The Delaware law requires that a merger, consolidation, disposition of all or substantially all the assets or voluntary dissolution of a corporation be approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon (except as indicated below). The Delaware law also requires that mergers and dispositions of all or substantially all of the corporation’s assets be approved by the board of directors. Under the Delaware law, shareholder approval is not required for mergers in which (a) the certificate of incorporation of the surviving corporation is not amended, (b) shares of the surviving corporation outstanding before the merger are unchanged, and (c) new shares to be issued in the merger do not exceed 20 percent of the shares outstanding before the merger.

     Under Florida law, a merger, share exchange, and a sale, lease, exchange, or other disposition of all or substantially all of the assets of a corporation must be approved by the board of directors and approved by the affirming vote of holders of a majority of the outstanding shares of each class entitled to vote thereon, unless the articles of incorporation or the board of directors require a greater vote. The board of directors must recommend the action unless it makes no recommendation due to special circumstances that it communicates to the shareholders. Shareholder approval is not necessary for a merger between a parent corporation and subsidiary of which the parent corporation controls at least 80% of all the outstanding classes of equity and there will be no change to the articles of incorporation which would otherwise require shareholder approval. In addition, shareholder approval is not necessary, and dissenters’ rights are not available, for mergers by corporations reorganizing themselves as a holding company if such corporation’s shares are traded on a national exchange or on the interdealer quotation system by the NASD, or such shares are held of record by at least 2,000 shareholders.

     Amendment of Charter. The Delaware law requires that an amendment to a Delaware corporation’s certificate of incorporation first be adopted by the board of directors before the amendment is submitted to the shareholders for approval by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon.

     Florida law also generally requires an amendment to the articles of incorporation of a Florida corporation to be adopted by the board of directors before the amendment is recommended and submitted to the shareholders of the corporation for approval. Unless the articles of incorporation provide for a greater shareholder vote, Florida law generally requires that the votes cast in favor of such an amendment must exceed the votes cast against such an amendment at a meeting that at least a quorum is present; provided, however, that a majority of the outstanding votes entitled to be cast on the amendment is required with respect to an amendment that would create dissenters’ rights under Florida law. Further, under Florida law shareholder approval is not required for certain non-material amendments.

     Dissenters’ Appraisal Rights. The Delaware law grants appraisal rights only in connection with mergers and consolidations, and grants no appraisal rights with respect to mergers in which:

•	dissenting shares are

(a)	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(b)	held of record by more than 2,000 shareholders, or

•	the corporation is the surviving corporation in the merger and no vote of its shareholders is required under the Delaware law, with certain exceptions.

     Under Florida law, dissenters’ appraisal rights are available in connection with corporate actions involving certain mergers, share exchanges, consolidations, sales or other dispositions of all or substantially all of the property of the corporation (other than in the ordinary course of business), the approval of certain control-share acquisitions, and amendments of the articles of incorporation where such amendment would adversely affect the shareholder by:

•	altering or abolishing any preemptive rights attached to such shareholder’s shares;

•	altering or abolishing the voting rights pertaining to such shareholder’s shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

•	effecting an exchange, cancellation, or reclassification of any of such shareholder’s shares, when such amendment would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages;

•	reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of the shareholder’s shares subject to redemption when they are not otherwise redeemable;

•	making non-cumulative, in whole or in part, dividends on any of his or her preferred shares which had theretofore been cumulative;

•	reducing the dividend preference of any of his or her preferred shares; or

•	reducing any stated preferential amount payable on the shareholder’s preferred shares upon voluntary or involuntary liquidation.

     No dissenters’ rights are granted under Florida law in the case of a merger or share exchange or a proposed sale or exchange of property when the Florida corporation’s shares are listed on a national securities exchange or the Nasdaq National Market or held of record by at least 2,000 persons.

     Anti-takeover Statutes. The Delaware law contains a business combination “moratorium” statute that generally prohibits a Delaware corporation from engaging in mergers or other business combinations with any person who is an “interested shareholder” for a period of three years after the person becomes an “interested shareholder,” unless certain conditions are satisfied.

     Florida law contains two statutes that addresses control share acquisitions and affiliated transactions.

     Control Share Acquisitions. This statute applies to Florida corporations with at least 100 or more shareholders and has a substantial nexus with the state as specified in the statute. Florida law substantially restricts the voting rights of certain shares of a Florida corporation’s stock when those shares are acquired by a party who, by such acquisition, would control at least one-fifth of all voting rights of the corporation’s issued and outstanding stock (and other thresholds thereafter). Florida law provides that the acquired shares (the “control shares”) will, upon such acquisition, cease to have any voting rights unless approved generally by a majority of all the votes entitled to be cast on the matter, excluding an “interested shares.” “Interested shares” are shares that are owned by the acquiring person, each officer of the corporation, and each employee of the corporation who also is a director of the corporation. If such a resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation’s outstanding voting stock, then, unless the corporation’s articles of incorporation or bylaws provide otherwise, all shareholders of the corporation shall be able to exercise dissenters’ rights in accordance with Florida law. A corporation may, by amendment to its articles of incorporation or bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person’s statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person’s statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party’s request, deny full voting rights to the control shares.

     Florida law does not alter the voting rights of any stock of the corporation acquired in any of the following manners: (a) pursuant to the laws of the intestate succession or pursuant to a give or testamentary transfer; (b) pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute; (c) pursuant to either a merger or share exchange if the corporation is a party to the agreement or plan of merger or share exchange; (d) pursuant to any savings, employee stock ownership or other benefit plan of the corporation; or (e) pursuant to an acquisition of shares that have specifically approved by the board of directors of the corporation prior to the acquisition. A Florida corporation may provide in its articles of incorporation or bylaws prior to any such acquisition that this statute shall not apply to it.

     Affiliated Transactions. In general, Florida law prevents an “Interested Shareholder” (defined generally as a person with 10% or more of a corporation’s outstanding voting stock) from engaging in an “Affiliated Transaction” with a corporation for three years following the date such person became and Interested Shareholder. The term an “Affiliated Transaction” includes mergers or consolidation with an Interested Shareholder and certain other transactions with an Interested Shareholder, including, without limitation: (1) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Shareholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 5% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (2) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any shares of the corporation or such subsidiary which have an aggregate market value of 5% percent or more of the aggregate market value of all the outstanding shares of the corporation to the Interested Shareholder, except pursuant to a transaction which, in general, effects a pro rata distribution to all shareholders of the corporation; (3) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into shares of the corporation or any subsidiary which is owned directly or indirectly by the Interested Shareholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused by the Interested Shareholder); (4) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or pursuant to any agreement, arrangement or understanding with the Interested Shareholder or any affiliate or associate of the Interested Shareholder; or (5) any receipt by the Interested Shareholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

     The three-year moratorium may be avoided if: (1) the Affiliated Transaction has been approved by a majority of the disinterested directors; (2) the corporation has not had more than 300 shareholders of record at any time during the 3 years preceding the announcement date; (3) the Interested Shareholder has been the beneficial owner of at least 80 percent of the corporation’s outstanding voting shares for at least 5 years preceding the announcement date; (4) the Interested Shareholder is the beneficial owner of at least 90 percent of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (5) the corporation is an investment company registered under the Investment Company Act of 1940; (6) certain consideration is paid to the shareholders of the corporation; or (7) the transaction is approved by the affirmative vote of the holders of two thirds of the voting shares other than the shares beneficially owned by the Interested Shareholder.

     The Affiliated Transaction restrictions described above do not apply if, among other things: (1) the corporation’s original articles of incorporation contain a provision expressly electing not to be governed by the statute; (2) the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective 18 months after the amendment’s adoption), which amendment shall not be applicable to any Affiliated Transaction with a person who was an Interested Shareholder at or prior to the time of the amendment; or (3) the corporation adopts and amendment to its articles of incorporation prior to January 1, 1989, expressly electing not to be governed by this section provide that such amendment does not apply to any Affiliated Transaction of the corporation with an Interested Shareholder whose determination date is on or prior to the effective date of such amendment.

     Other Constituency Statute. Under Florida law, in discharging their duties, the directors of a Florida corporation are entitled to consider such factors as they deem relevant, including, the social, economic, legal, or other effects of any action on its employees, suppliers, customers of the corporation, the communities and society in which the corporation operates, and the economy of the state and nation. The Delaware law does not contain a similar provision.

     Shareholder Action by Written Consent. The Delaware law permits shareholders to act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action so taken are signed by the holders of outstanding stock having the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote with respect to the subject matter thereof were present and voted.

     Unless the articles of incorporation of a Florida corporation provide otherwise, Florida law authorizes shareholders of the corporation to act without a meeting, without prior notice, and without a vote, if written consents describing the action taken are executed, dated, and delivered to the corporate secretary of the corporation by the holders of the corporation’s outstanding stock entitled to vote on the matter having not less than the minimum number of votes that would be necessary to approve such action at a meeting at which all shares entitled to vote on the matter were present and voted.

     Neither Cerner nor Dynamic shareholders may act by written consent.

     Amendment of Bylaws. Under the Delaware law, the shareholders have the power to adopt, amend or repeal bylaws, provided that the corporation may in its certificate of incorporation confer such authority on the directors as well. Under the Delaware law, the fact that such power has been conferred on the directors does not limit the power of the shareholders to adopt, amend or repeal bylaws.

     Under Florida law, a Florida corporation’s bylaws may be amended or repealed by the board of directors or shareholders; provided, however, that the board may not amend or repeal the corporation’s bylaws if the articles of incorporation reserve such power to the shareholders, or the shareholders, in amending or repealing the bylaws, expressly provide that the board of directors may not amend or repeal the bylaws or a particular bylaw provision.

     Inspection of Books and Records. The Delaware law allows any stockowner to inspect the stockowners’ list and books of the corporation for a purpose reasonably related to such person’s interest as a shareholder.

     Under Florida law, a shareholder of a corporation is entitled to inspect and copy:

•	the corporation’s articles of incorporation, as amended, and bylaws, as amended;

•	resolutions of the board of directors creating different classes or series of stock;

•	the minutes of all shareholders’ meetings and actions taken by written consent of the shareholders for the past 3 years;

•	written communications to all shareholders generally, including financial statements, for the past 3 years;

•	a list containing the names and business street addresses of the corporation’s current officers and directors; and

•	the corporation’s most recent annual report delivered to the Florida Department of State.

     In addition, if a shareholder makes a demand in good faith and for a proper purpose, the shareholder is entitled to inspect and copy the following records so long as the records are directly connected with the shareholder’s purpose:

•	all minutes of the board of directors, all minutes of the shareholders, all actions taken by written consent of the board of directors and the shareholders, records of any committee of the board of directors acting on behalf of the corporation;

•	accounting records of the corporation;

•	the record of shareholders;

•	and any other books and records.

     Payment of Dividends. Under the Delaware law, a corporation generally may pay dividends out of the corporation’s surplus or, if the corporation has no available surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

     Subject to any restrictions in a corporation’s articles of incorporation, Florida law generally provides that a corporation may make distributions to its shareholders unless after giving effect thereto (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution.

Certain Differences Between Dynamic’s and Cerner’s Charter and Bylaws

     Removal of Directors. Under the Cerner certificate of incorporation and bylaws, any director or the entire board of directors of Cerner may be removed from office only for cause and only by the affirmative vote of the holders of at least 80 percent of the then outstanding shares entitled to vote.

     Dynamic’s bylaws provide that any director or the entire board of directors may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote.

     Amendments to Charter. Cerner’s certificate of incorporation requires the affirmative vote of the holders of at least 80 percent of the then outstanding shares entitled to vote, voting together as a single class, to amend or repeal the provisions of Cerner’s certificate of incorporation regarding: (1) the number of shares that Cerner is authorized to issue (unless such amendment is approved by a majority of the disinterested directors, as defined in the certificate of incorporation); (2) the number of directors and the classification of the Cerner board, and the filling of vacancies on the Cerner board, the removal of directors and the process for nominating a candidate for the Cerner board, and voting power and term of office for directors; (3) the amendment of Cerner’s bylaws; (4) the required vote to approve any business combination; (5) the amendment of Cerner’s certificate of incorporation; and (6) the prohibition of shareholder action by written consent or the calling of special meetings of shareholders.

     Dynamic’s articles of incorporation are silent with respect to amendment of its articles of incorporation, therefore Florida law governs. See above “Certain Differences Between Florida and Delaware Corporation Statutes – Shareholder Approval of Certain Corporation Transactions – Amendment of Charter.”

     Amendments to Bylaws. The Cerner certificate of incorporation provides that the Cerner board of directors is empowered to make, adopt, alter, amend or repeal the bylaws and the shareholders may make, adopt, alter, amend or repeal the bylaws upon the affirmative vote of the holders of at least 80 percent of the shares entitled to vote, voting together as a single class.

     Pursuant to the provisions of Dynamic’s bylaws, its bylaws may be repealed or amended by the affirmative vote of a majority of Dynamic’s full board of directors or by the affirmative vote of a majority of the holders of the corporation’s outstanding stock entitled to vote. However, Dynamic’s board of directors may not amend or repeal any bylaw provision adopted by the shareholders if the shareholders specifically provide that the bylaw provision may not be amended or repealed by Dynamic’s board of directors.

     Special Meetings of Shareholders. Special meetings of Cerner’s shareholders may be called only by the chairman of the Cerner board of directors, the president of Cerner or the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

     Special meetings of Dynamic’s shareholders may be called by Dynamic’s president or Dynamic’s board of directors or when requested in writing by the holder or holders of not less than ten (10) percent of all of the shares entitled to vote at the meeting.

     Notice of Shareholder Proposals and Director Nominations. Cerner’s bylaws permit shareholders entitled to vote to nominate candidates for election to Cerner’s board of directors and introduce other business that is a proper matter for shareholder action in connection with any annual or special meeting of shareholders with respect to the nomination of a director and in connection with any annual meeting of shareholders with respect to any other proposed matter. In either case, the shareholder must provide timely notice to the secretary of Cerner, and the notice must contain specific information as further delineated in Cerner’s bylaws. To be timely, notice must be delivered to and received by Cerner not less than 120 days prior to the date of the meeting at which directors are to be elected or the proposed business is to be conducted or, with respect to an election to be held at a special meeting of shareholders, such notice must be delivered not later than the close of business on the seventh day following the day on which notice of such meeting is first given to shareholders.

     Dynamic’s corporate governance documents have no similar provisions.

     Personal Liability of Directors. The Cerner certificate of incorporation limits the personal liability of directors of Cerner for monetary damages resulting from a breach of fiduciary duty as a director to the fullest extent permitted under Delaware law.

     Dynamic’s articles of incorporation and bylaws do not contain any provisions regarding limitation of personal liability of directors for monetary damages for actions taken as a director. Florida law, however, does provide that a director of a Florida corporation is not liable for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director’s breach of, or failure to perform, those duties constitutes a violation of criminal law, self dealing, willful misconduct, or recklessness.

     Business Combination Restrictions. Cerner has opted out of the interested stockholder provisions of Delaware law which prohibit a corporation from engaging in any business combination with an interested stockholder (defined as a 15 percent stockholder) for a period of three years after the date that stockholder became an interested stockholder unless certain conditions are met. Under the Cerner certificate of incorporation, any business combination with an interested stockholder (as defined in the Cerner certificate of incorporation) or an affiliate thereof, must be approved by an affirmative vote of the holders of at least 80 percent of the total outstanding shares of voting stock, treated as one class, except that such business combination shall require only the affirmative vote as is required by law if the business combination has been approved by a majority of the disinterested directors of Cerner.

     Neither Dynamic’s articles of incorporation nor its bylaws contains any provisions governing transactions with interested stockholders. Florida law contains a number of provisions which require super majority shareholder approval for certain affiliate transactions. Under the Florida law, any merger, consolidation, disposition of all or a substantial part of the assets of a Florida corporation or a subsidiary of the corporation, or exchange of securities requiring shareholder approval (a “business combination”), to which any person who together with his affiliates and associates beneficially owns 5% or more of any voting stock of the corporation (an “interested stockholder”) is a party, shall be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested stockholder; provided, that such approval is not required if:

•	such transaction has been approved by a majority of the disinterested directors;

•	the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement date;

•	the interested stockholder has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date;

•	the interested stockholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of the shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors;

•	the corporation is an investment company registered under the Investment Company Act of 1940; or

•	the consideration to be received by holders of the stock of the corporation meets certain minimum levels (generally, the highest price paid by the interested stockholder for any shares which she or he has acquired).

     Shareholder Rights Plan. Dynamic does not have a shareholder rights plan. Cerner does maintain a shareholder rights plan which is designed to (a) protect shareholders from attempts to acquire control of Cerner without the approval of Cerner’s board and (b) prevent abusive tactics from potential acquirors that do not treat all shareholders fairly. The rights issued under the plan are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur. The Cerner rights agreement was not intended to prevent a takeover of Cerner. However, it may cause substantial dilution to certain persons or groups that beneficially acquire ten percent or more of Cerner common stock unless the rights issuable under the plan are first redeemed by the Cerner board of directors. Accordingly, the rights agreement may result in Cerner being less attractive to a potential acquiror and, in the event that the existence of the rights issuable under the plan did deter certain potential acquirors, the plan could result in holders of Cerner common stock receiving less in the event of a takeover.

EXPERTS

     The financial statements and the related financial statement schedule included in the Cerner Annual Report on Form 10-K for the fiscal year ended December 30, 2000, that are incorporated herein by reference, have been audited by KPMG LLP, independent certified public accountants, as stated in their reports included in the Form 10-K, and have been incorporated by reference herein in reliance upon such reports given and upon the authority of that firm as experts in accounting and auditing.

     The financial statements and schedule of Dynamic Healthcare Technologies, Inc. included herein and /or incorporated by reference in this Prospectus and Registration Statement have been audited by BDO Seidman, LLP, independent certified accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and incorporated by reference, and are included and incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The consolidated statement of operations, shareholders’ equity and cash flows for the year ended December 31, 1998 of Dynamic have been included herein and incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

     The validity of the Cerner common stock to be issued in connection with the merger will be passed upon for Cerner by Stinson, Mag & Fizzell, P.C. In addition, certain federal income tax matters relating to the merger will be passed upon for Cerner and Dynamic by Stinson, Mag & Fizzell, P.C.

FUTURE SHAREHOLDER PROPOSALS

     Dynamic will hold its 2002 annual meeting of shareholders only if the merger is not consummated. In the event that the annual meeting is held, Dynamic shareholders may submit proposals to be considered for shareholder action at Dynamic’s 2002 annual meeting of shareholders if they do so in accordance with applicable regulations of the SEC and applicable provisions of Dynamic’s by-laws. The Secretary of Dynamic must receive any proposals by January 16, 2002 in order to be considered for inclusion in Dynamic’s 2002 annual meeting proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

     Cerner has filed with the SEC a registration statement on Form S-4 with respect to the Cerner common stock to be issued to holders of Dynamic common stock in connection with the merger. This document is part of the registration statement and constitutes a prospectus of Cerner in addition to being a proxy statement of Dynamic for its special meeting of shareholders. This document does not contain all of the information contained in the registration statement or the exhibits to the registration statement as allowed by the rules and regulations of the SEC. Copies of the registration statement including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

     In addition, Cerner and Dynamic file annual, quarterly and special reports, proxy statements and other information with the SEC in accordance with the informational requirements of the Securities and Exchange Act of 1934. You may read and copy any reports, statements or other information Cerner or Dynamic file at the following locations of the SEC:

Public Reference Room 450 Fifth Street N.W. Room 1024 Washington, D.C. 20549	Regional Office 500 West Madison Street Suite 1400 Chicago, Illinois 60661

     Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information regarding issuers like Cerner and Dynamic who file electronically with the SEC at http\\www.sec.gov.

     You can also inspect reports, proxy statements and other information of Cerner and Dynamic at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC permits Cerner and Dynamic to incorporate by reference information that is not contained in this document. This means that Cerner and Dynamic can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents listed below that Cerner and Dynamic have previously filed with the SEC. They contain important information about our companies and their financial condition.

Cerner SEC Filings	Period

Annual Report on Form 10-K	Year ended December 30, 2000, as filed on March 30, 2001

Quarterly Report on Form 10-Q	Quarter ended March 31, 2001, as filed on May 15, 2001

Quarterly Report on Form 10-Q	Quarter ended June 30, 2001, as filed on August 14, 2001

The description of Cerner common stock set forth in Cerner’s registration statements filed by Cerner pursuant to Section 12 of the Securities Exchange Act of 1934 including any amendment or report filed for purposes of updating any such description.

The portions of Cerner’s proxy statement for the annual meeting of stockholders held on May 25, 2001 that have been incorporated by reference in the 2000 Cerner Form 10-K.

Current Report on Form 8-K	Filed on September 12, 2001

Dynamic SEC Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2000, as filed on April 2, 2001

Current Report on Form 8-K	Filed on May 2, 2001

Quarterly Report on Form 10-Q	Quarter ended March 31, 2001, as filed on May 16, 2001

Current Report on Form 8-K	Filed on June 15, 2001

Current Report on Form 8-K	Filed on June 28, 2001

Current Report on Form 8-K	Filed on August 2, 2001

Quarterly Report on Form 10-Q	Quarter ended June 30, 2001, as filed on August 14, 2001

Dynamic SEC Filings	Period

Current Report on Form 8-K	Filed on September 12, 2001

     All documents and reports filed by Cerner with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of Dynamic shareholders are incorporated by reference into this document. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Cerner has supplied all information contained or incorporated in this document relating to Cerner. Dynamic has supplied all such information relating to Dynamic.

     You can obtain any of the documents incorporated by reference in this document through Cerner or from the SEC through the SEC’s Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Cerner Corporation, Inc.
2800 Rockcreek Parkway
North Kansas City, Missouri 64117
Telephone Number: (816) 221-1024
Attention: Randy D. Sims

Dynamic Healthcare Technologies, Inc.
615 Crescent Executive Court
Fifth Floor
Lake Mary, Florida 32746
(407) 333-5300
Attention: Brian Greco

     If you would like to request documents from us, please do so by December 5, 2001 in order to receive them before the Dynamic shareholder meeting. Documents will be sent first class mail within one day upon receipt of a request.

     We have not authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that information contained in this proxy statement/prospectus or in any of the materials that Cerner and/or Dynamic have incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

     This document is dated November 8, 2001. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders of Dynamic nor the issuance of Cerner common stock in the merger shall create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS OF
DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
Dynamic Healthcare Technologies, Inc.

We have audited the accompanying balance sheets of Dynamic Healthcare Technologies, Inc. as of December 31, 2000 and 1999 and the related statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dynamic Healthcare Technologies, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ BDO SEIDMAN, LLP
BDO SEIDMAN, LLP

New York, New York
March 8, 2001, except for
Note F as to which the date is March 15, 2001,
Note M (i) as to which the date is March 30, 2001 and
Note M (ii) as to which the date is June 28, 2001.

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Dynamic Healthcare Technologies, Inc.:

We have audited the accompanying consolidated statements of operations, shareholders’ equity and cash flows of Dynamic Healthcare Technologies, Inc. for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Dynamic Healthcare Technologies, Inc. for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.

/S/KPMG LLP
KPMG LLP

Orlando, Florida
February 19, 1999

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
BALANCE SHEETS
DECEMBER 31, 1999 AND 2000

*See Note M for Reverse Stock Split Subsequent Event

	1999	2000

ASSETS
Current assets:
Cash and cash equivalents	$1,818,209	$3,197,743
Accounts receivable, net	8,590,441	5,309,700
Unbilled receivables	2,989,547	3,633,931
Contracts receivable – current	155,344	329,255
Other current assets	717,578	848,652

Total current assets	14,271,119	13,319,281

Property and equipment, net	4,107,481	3,507,870
Capitalized software development costs, net	9,266,284	4,093,560
Goodwill, net	1,255,483	847,934
Contracts receivable – non-current	741,444	713,052
Other assets	18,114	22,872

	$29,659,925	$22,504,569

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,041,799	$3,061,461
Deferred revenue	6,577,199	5,929,122
Advance billings	1,387,119	1,197,266
Line of credit	700,000	2,875,000
Deferred lease incentives – current	190,231	190,230
Other current liabilities	297,143	380,335

Total current liabilities	12,193,491	13,633,414
Deferred lease incentives – non-current	792,632	602,403
Other non-current liabilities	752,538	639,740

Total liabilities	13,738,661	14,875,557

Shareholders’ equity:
Series C redeemable convertible preferred stock ($.01 par value; issued and outstanding 1,000,000 shares with an aggregate liquidation preference of $2,000,000, as of December 31, 2000 and a $.16 per share annual dividend)	1,811,327	1,811,327
Common stock ($.01 par value; authorized 40,000,000 shares; issued and outstanding 6,271,629 and 6,449,389 shares in 1999 and 2000, respectively)	62,716	64,494
Warrants	3,000	3,000
Additional paid-in capital	45,260,542	45,830,110
Deficit	(31,216,321)	(39,837,199)

Subtotal	15,921,264	7,871,732
Less: note receivable from officer	—	(242,720)

Total shareholders’ equity	15,921,264	7,629,012

	$29,659,925	$22,504,569

See notes to financial statements.

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

*See Note M for Reverse Stock Split Subsequent Event

	1998	1999	2000

Operating revenues:
Computer system equipment sales and support	$2,637,601	$4,296,500	$1,022,331
Application software licenses	5,396,122	9,745,107	7,121,050
Software support	11,722,897	11,715,631	11,766,650
Services and other	6,072,679	9,386,162	5,748,620

Total operating revenues	25,829,299	35,143,400	25,658,651

Costs and expenses:
Cost of products sold	3,242,556	6,237,188	2,312,494
Software amortization	1,756,798	2,077,643	1,879,760
Client services expense	10,958,132	9,880,115	9,856,409
Software development costs	4,889,673	4,709,784	5,175,867
Sales and marketing	9,430,307	6,589,688	4,508,283
General and administrative	4,605,237	4,068,990	4,630,737
Restructuring costs	—	523,569	5,725,007

Total costs and expenses	34,882,703	34,086,977	34,088,557

Operating income (loss)	(9,053,404)	1,056,423	(8,429,906)

Other income (expense):
Interest expense and financing costs	(94,049)	(277,075)	(273,837)
Gain (loss) on disposal of property and equipment	(139,063)	(25,940)	(92,057)
Interest income	273,826	100,960	174,922

Total other income (expense)	40,714	(202,055)	(190,972)

Earnings (loss) before income taxes	(9,012,690)	854,368	(8,620,878)
Income taxes	—	—	—

Net earnings (loss)	$(9,012,690)	$854,368	$(8,620,878)

Net earnings (loss) available for common shareholders	$(9,080,245)	$694,368	$(8,780,878)

Earnings (loss) per common share Basic and diluted	$(1.50)	$0.11	$(1.38)

See notes to financial statements.

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

*See Note M for Reverse Stock Split Subsequent Event

				Additional
	Series C		Common	Paid-In	Note
	Preferred	Warrants	Stock	Capital	Receivable	Deficit

Balance, December 31, 1997	$—	$—	$60,027	$44,420,762	$—	$(23,057,999)
Issuance of Series C Preferred Stock and
Warrants in Private Placement
Transaction	1,811,327	3,000	—	—	—	—
Exercise of Stock Options	—	—	90	54,348	—	—
Employee Stock Purchase Plan	—	—	170	80,863	—	—
Employee 401(k) Plan Match	—	—	617	332,807	—	—
Preferred Stock Dividends	—	—	—	(67,555)	—	—
Net loss	—	—	—	—	—	(9,012,690)

Balance, December 31, 1998	1,811,327	3,000	60,904	44,821,225	—	(32,070,689)

Exercise of Stock Options	—	—	692	212,683	—	—
Employee Stock Purchase Plan	—	—	427	83,104	—	—
Employee 401(k) Plan Match	—	—	693	303,530	—	—
Preferred Stock Dividends	—	—	—	(160,000)	—	—
Net income	—	—	—	—	—	854,368

Balance, December 31, 1999	1,811,327	3,000	62,716	45,260,542	—	(31,216,321)

Exercise of Stock Options and Warrants	—	—	223	67,940	—	—
Employee Stock Purchase Plan	—	—	238	86,373	—	—
Employee 401(k) Plan Match	—	—	823	333,029	—	—
Preferred Stock Dividends	—	—	—	(160,000)	—	—
Exercise of Stock Option by an Officer	—	—	494	242,226	(242,720)	—
Net loss	—	—	—	—	—	(8,620,878)

Balance, December 31, 2000	$1,811,327	$3,000	$64,494	$45,830,110	$(242,720)	$(39,837,199)

See notes to financial statements.

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

	1998	1999	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(9,012,690)	$854,368	$(8,620,878)
Adjustments to reconcile net earnings (loss) to net cash Provided (used) by operating activities:
Depreciation and amortization	3,323,374	3,571,501	3,365,201
Write off of software development costs	—	—	4,998,234
Loss on disposed property and equipment	139,063	25,940	92,057
Employer 401(k) contributions not requiring cash	333,424	304,224	333,852
Provision for doubtful accounts receivable	206,805	242,993	378,131
Changes in assets and liabilities:
Accounts receivable	(987,998)	(1,985,936)	2,902,610
Unbilled receivables	322,624	(411,469)	(644,384)
Contracts receivable	1,325,952	869,611	(145,519)
Other assets and liabilities	(194,955)	805,018	(137,836)
Accounts payable and accrued expenses	1,208,181	(1,189,741)	19,662
Deferred revenue	273,316	(152,237)	(648,077)
Advance billings	568,475	(441,232)	(189,853)

Net cash provided (used) by operating activities	(2,494,429)	2,493,040	1,703,200

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized software development costs	(3,174,028)	(2,096,349)	(1,704,572)
Purchases of property and equipment	(1,142,941)	(280,828)	(529,332)
Proceeds from disposal of property and equipment	42,765	40,309	1,000

Net cash used by investing activities	(4,274,204)	(2,336,868)	(2,232,904)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings (repayments) under line of credit, net	856,000	(156,000)	2,175,000
Borrowings (repayments) under notes payable	—	—	(78,095)
Proceeds from issuance of common stock	135,471	296,905	154,773
Proceeds from issuance of Series C Preferred Stock and Warrants	1,814,327	—	—
Payment of preferred stock dividends	(67,555)	(160,000)	(160,000)
Borrowings (repayments) capital lease obligations and other debt	(472,869)	(281,294)	(182,440)

Net cash provided (used) by financing activities	2,265,374	(300,389)	1,909,238

Net increase (decrease) in cash and cash equivalents	(4,503,259)	(144,217)	1,379,534
Cash and cash equivalents, beginning of year	6,465,685	1,962,426	1,818,209

Cash and cash equivalents, end of year	$1,962,426	$1,818,209	3,197,743

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$94,049	$271,951	$173,051

SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITY:
Computer and communications equipment acquired under capital lease obligations	$492,495	$—	$243,687

Common stock issued in exchange for note receivable from an officer	$—	$—	$242,720

Leasehold incentives received	$1 ,236,503	$—	$—

See notes to financial statements.

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1999, AND 2000

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business — Dynamic Healthcare Technologies, Inc. (“Dynamic” or the “Company”) is a provider of mission-critical healthcare information systems for clinical services departments and facilities. The Company’s product line, includes a suite of image-, voice-, and web-enabled systems for anatomic pathology, radiology, and laboratory information management systems. Dynamic is headquartered in the greater Orlando area and has a key operations and development center near Boston. The Company provides support for all of its systems and offers integration and other consulting services.

Accounts Receivable — Accounts receivable is stated at net book value less an allowance for doubtful accounts of $360,000, $460,000, and $449,000 for the years ended December 31, 1998, 1999, and 2000, respectively. Bad debt expense for each of the years ended December 31, 1998, 1999, and 2000 was $206,805, $242,993, and $378,131 respectively.

Unbilled Receivables / Advance Billings — The timing of revenue recognition and contractual billing terms under certain multiple element arrangements may not precisely coincide resulting in the recording of unbilled receivables or advance billings. Customer payments are due under these arrangements in varying amounts upon the achievement of certain contractual milestones throughout the implementation period. Implementation periods generally range from three to twelve months.

Property and Equipment — Property and equipment is stated at cost less accumulated depreciation and amortization. The cost of property and equipment is depreciated and amortized over the estimated useful lives of the related assets, ranging from five to ten years, using the straight-line method.

Software Development Costs — Costs incurred to establish the technological feasibility of computer software products are research and development costs and are charged to expense as incurred. Costs of producing product masters subsequent to establishing technological feasibility, including coding and testing, are capitalized. Capitalization of computer software costs ceases when the product is available for general release to customers. Amortization of capitalized software development costs for the years ended December 31, 1998, 1999 and 2000 were $1,756,798, $2,077,643, and $1,879,760 respectively. During 2000, the Company wrote off $4,998,234 of capitalized software costs as a result of a restructuring (See Note I). Accumulated amortization of capitalized software development costs was $6,586,069, $8,663,712, and $10,543,472 at December 31, 1998, 1999, and 2000, respectively. Capitalized software development costs are amortized using either the straight-line method over the estimated economic life of the products (initially five years) or the ratio of current revenues to current and anticipated revenues for the product, whichever results in the greater amount of amortization. Unamortized capitalized costs of a computer software product in excess of its estimated net realizable value are expensed.

Goodwill — Goodwill is stated at cost less accumulated amortization. Goodwill is amortized using the straight-line method over a period of seven years. Amortization of goodwill for each of the years ended December 31, 1998, 1999, and 2000 was $407,549. Accumulated goodwill amortization as of December 31, 1998, 1999, and 2000 was $1,189,805, $1,597,354, and $2,004,903 respectively. The Company assesses the recoverability of goodwill based upon projected operations over a period which represents the approximate remaining life of goodwill. The Company evaluates the recoverability of goodwill based on this forecast of future cash from operations and income, and using an undiscounted rate that reflects the Company’s average cost of funds. No impairment has been recorded for the years ended December 31, 1998, 1999 and 2000.

Revenues — Revenues are derived from the sale of computer hardware, licensing and sub-licensing of software, professional and technical consulting services, and maintenance and support services. Each customer contract is negotiated separately. Application software licenses, other than software customizations, and computer system equipment revenues are recorded when they are delivered. Installation and training revenues, which are included with services and other revenues in the statements of operations, and customized software revenues are recognized when the services are performed. Software support revenues principally include contracts for continuing support services which cover a specific period, and from which revenue is recognized ratably over the period of the contract. Other service revenues include custom service revenues and post contract support obligations, which are typically rendered under separate contract and are recognized as the services are performed.

Deferred Revenue — Principally results from payments received in advance for software support contracts.

Employee Benefit Plan — The Company has a 401(k) defined contribution savings plan covering all full-time employees. Eligible employees may elect to defer up to 20% of their compensation, but limited to the maximum allowed by the Internal Revenue Code. Company contributions are made at the discretion of the Board of Directors and amounted to $349,454, $304,998, and $335,898 in 1998, 1999 and 2000, respectively. The employer match contribution for 1998, 1999, and 2000 were made through the issuance of 69,608, 64,904, and 89,705 shares of the Company’s common stock, respectively.

Stock-Based Employee Compensation Plans — The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock compensation as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123 for options issued to employees.

Income Taxes — Deferred income taxes are provided for temporary differences in the recognition of income and expense for financial reporting and income tax purposes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets, liabilities and tax carry forwards that will result in taxable or deductible amounts in future periods based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax liabilities are recognized when incurred; deferred tax assets, when necessary, are reduced by a valuation allowance when it is more likely than not that the asset will not be realized.

Earnings Per Share — Basic earnings per share is computed on the basis of the weighted average number of shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of shares outstanding plus potential common stock which would arise from the exercise of stock options and warrants and conversion of the Series C Preferred Stock, if dilutive.

The following is a reconciliation of basic and diluted net earnings (loss) per share for the years ended December 31, 1998, 1999 and 2000 (see Note M for Reverse Stock Split Subsequent Event):

	1998	1999	2000

Net earnings (loss)	$(9,012,690)	$854,368	$(8,620,878)
Preferred stock dividends	(67,555)	(160,000)	(160,000)

Earnings (loss) available for common shareholders	$(9,080,245)	$694,368	$(8,780,878)

Weighted average shares outstanding — basic	6,042,547	6,192,858	6,353,676
Dilutive effect of options and warrants	—	98,376	—

Weighted average shares outstanding — diluted	6,042,547	6,291,234	6,353,676

Earnings (loss) per share — basic and diluted	$(1.50)	$0.11	$(1.38)

Loss per common share is based upon the weighted average number of common shares outstanding during each period. Potential common shares for 1998 and 2000 have not been included since their effect would be anti-dilutive. Potential common shares not included in diluted earnings (loss) per share for the years ended December 31, 1998, 1999, and 2000 are summarized as follows (see Note M for Reverse Stock Split Subsequent Event):

	1998	1999	2000

Incentive Stock Options	346,109	170,667	440,792
Director and Management Options	101,778	72,167	91,667
Warrants	211,363	148,833	178,333
Employment Options	232,167	108,333	182,167
Reserved for Series C Conversion	333,333	333,333	333,333

	1,224,750	833,333	1,226,292

Cash Equivalents — For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates relate to the allowance for doubtful accounts, the recoverability of software development costs and goodwill. Actual results could differ from those estimates.

Concentration of Credit Risk — The Company generates revenue primarily through sales to entities operating within the healthcare industry located throughout the United States. Due to this concentration, substantially all receivables at December 31, 1999 and 2000, are from healthcare institutions which may be similarly affected by changes in economic, regulatory or other conditions. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management’s expectations.

The Company invests its excess cash in deposits with major financial institutions, in U.S. government agency securities and in commercial paper of companies with strong credit ratings. Generally, the investments mature within 90 days and, therefore, are subject to little risk. The Company has not experienced losses related to these investments.

Fair Value of Financial Instruments — The following methods and assumptions were used to estimate the fair value of the Company’s financial instruments: The fair value of cash and cash equivalents, trade receivables and trade accounts payable approximate their carrying amounts because of the short maturity of those instruments. The fair value of contract receivables approximates its carrying value, and is estimated by discounting the guaranteed minimum payments and unguaranteed contract residuals at the imputed incremental borrowing rates of the related customers (see also Note C herein). The fair value of the bank note payable and line of credit are estimated based on the current rates available to the Company for debt of the same remaining maturities and approximates its carrying amount.

Segment Information — The Company has determined that it operates in a single reporting segment.

Reclassifications — Certain prior year balances have been reclassified to conform to the 2000 presentation.

Recent Accounting Pronouncements — In June 1998, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”). FAS 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may specifically be designated as a hedge, the objective of which is to match the timing of gain or loss recognition of: (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk; or (ii) the earnings effect of the hedged transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized as income in the period of change. FAS 133, as amended by FAS 137 and 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Historically, the Company has not entered into any derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect the new standard to affect its financial statements.

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 (“FIN 44”), Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion No. 25 for (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 has not had a material effect on the Company’s financial position or results of operations.

In December 1999, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 101 (“SAB No. 101”), “Revenue Recognition in Financial Statements”. SAB No. 101 summarizes certain of the SEC’s views in applying generally accepted accounting principles to revenue recognition in financial statements. In October 2000, the SEC issued additional written guidelines to further supplement SAB No. 101. The adoption of this bulletin in the fourth quarter 2000 did not significantly impact the Company’s financial statements.

B. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,

	1999	2000

Furniture and fixtures	$1,224,039	$1,133,734
Equipment	6,954,570	7,552,913
Leasehold improvements	1,558,386	1,558,386

	9,736,995	10,245,033
Less accumulated depreciation and amortization	5,629,514	6,737,163

	$4,107,481	$3,507,870

C. CONTRACTS RECEIVABLE:

Contracts receivable amounts represent receivables from customers in monthly installments of principal and interest with initial terms ranging from one to five years. The future minimum principal payments to be received under contract receivables as of December 31, 2000 are summarized as follows:

Year Ended December 31,

2001	329,255
2002	282,513
2003	180,623
2004	142,799
2005	107,117

Total	$1,042,307

D. LEASE OBLIGATIONS

Capital Leases

The Company leases furniture and fixtures under a capital lease obligation. The capital lease obligation requires 36 non-cancelable monthly installments of $15,837 which began in October 1998, bears an interest rate of 9.8% and provides for a $100 purchase option to the Company at lease expiration in October 2001.

During the third quarter 2000, the Company entered into a lease agreement for the purchase of $243,687 of computer and communications equipment. The capital lease requires 36 monthly installments of $7,753 which began September 2000 and provides for a $1.00 purchase option to the Company at lease expiration in September 2003. Future minimum lease payments under capital lease obligations as of December 31, 2000 are summarized as follows:

Year Ended December 31,

2001	$235,575
2002	93,042
2003	54,275

Total future minimum lease payments	382,892
Less: Amount representing interest	(35,435)

Present value of minimum lease payments	347,457
Less: Current portion	(211,934)

Long term capital lease obligation	$135,523

Included in property and equipment are the following:

	1999	2000

Property under capital leases	$523,049	$766,736
Less: Accumulated amortization	(102,388)	(268,190)

	$420,661	$498,546

The capital lease obligation balances are included with other current and non-current liabilities on the balance sheet.

Operating Leases

The Company leases office space under non-cancelable operating leases. The leases call for monthly payments over terms of 60 to 78 months and include renewal options. Total rent expense on all operating leases was $1,609,000, $1,445,000, and $1,812,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

The future minimum rental payments under operating leases as of December 31, 2000 are as follows:

Year Ended December 31,

2001	2,022,726
2002	2,040,914
2003	2,059,640
2004	1,994,816
2005	183,684

Total	$8,301,780

Deferred Lease Incentives

In connection with the lease of the Lake Mary office space the Company was provided $1,236,494 of lease incentives, which are being amortized on a straight line basis over the 78 month lease term beginning September 1, 1998, as a reduction in office rent expense. During 1998, 1999, and 2000, the Company recognized $63,401, $190,230, and $190,230 of deferred lease incentive against office rent expense.

E. NOTE PAYABLE

Included in other current and non-current liabilities is a note payable (the “Note”). The Note is payable in fixed monthly installments of $7,228, bears fixed interest at a rate of 8.74%, and matures on February 1, 2003. On December 31, 2000 current and long-term portions of the Note were $74,772 and $95,876, respectively.

The Note was issued subject to the terms of the sale of the Company’s right to receive minimum payments under a radiology system contract (the “Contract”). The Note plus any accrued interest becomes immediately due should any of the following occur: 1) The Company fails to make a scheduled installment payment. 2) Any default in the agreement governing the sale of the minimum payments occurs. 3) The customer defaults on the terms of the Contract. The Note is secured by all the hardware and software included in the Contract plus any payments due to the Company under the Contract other than the minimum payments sold.

As of December 31, 2000, future maturities pursuant to the Note are as follows:

Year Ended December 31,

2001	$74,772
2002	81,575
2003	14,301

Total	$170,648

F. LINE OF CREDIT

On March 15, 2001 the Company amended its existing Line of Credit with Silicon Valley Bank (the “Bank”) which expires in March, 2002. The amended Line of Credit is intended to provide for up to $3,000,000 of borrowings based on a maximum advance ratio equal to 75% of qualified receivables. However, the maximum credit limit is currently $1,500,000 until such time the company is in compliance with the operating budget provided to the Bank, at which time the maximum credit limit will increase in increments of $500,000 (up to a maximum of $3,000,000) but will not exceed the Company’s tangible net worth. Interest is to accrue at the Bank’s prime rate plus two and one half percent, which as of March 15, 2001 was eleven percent (11%), and is due monthly in arrears. The required tangible net worth covenant was reduced to $1,500,000. The Company’s tangible net worth as of December 31, 2000 was $2,687,518. The agreement contains a lock-box requirement and a subjective acceleration clause, and, therefore, the entire balance is classified as a current liability.

G. SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

On July 29, 1998 the Company issued 1,000,000 shares of Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) together with detachable Warrants to purchase an aggregate of 100,000 Common Shares of the Company in a private placement transaction, which resulted in net proceeds to the Company of $1,814,000. The Series C Preferred Stock is convertible on a share for share basis to Common Stock, is non-voting, carries a $.16 per share cumulative annual dividend payable calendar quarterly in arrears, has a liquidation preference of $2.00 per share, may be automatically converted upon the Company’s Common Stock sustaining sufficient trading at or above $12.00, and is redeemable by the Company on or after July 29, 2000 at a price of $2.00 per share. The Warrants are exercisable at $6.75 per Common Share at any time on or before July 29, 2003. On September 29, 1998 common stock underlying the Series C Preferred Stock and Warrants (“Securities”) was registered under the Securities Act of 1933, as amended. During the years ended December 31, 1998, 1999 and

2000 all of the then accrued Series C Preferred Stock dividends aggregating $67,555, $160,000, and $160,000 respectively, were declared and paid.

H. CAPITAL STOCK, WARRANTS AND OPTIONS

The Articles of Incorporation authorize the issuance of 40,000,000 shares of $.01 par value common stock and 10,000,000 shares of $.01 par value preferred stock, in such series and variations in the relative rights and preferences, including voting rights, if any, between series as the Board of Directors shall determine.

During 1993, the shareholders approved and the Company adopted a stock warrant and option plan for directors and management employees (the “D&M Plan”), whereby 83,334 shares of common stock were reserved for issuance. During 1997, the shareholders approved increasing shares reserved for issuance pursuant to the D&M Plan to 216,667. Under the D&M Plan directors’ and management employee warrants are five year warrants which vest under varying terms and are issued at an exercise price equal to the market price of the Company’s common stock on the date of grant. During 1995, the shareholders approved an amendment to the D&M Plan to conform the terms of vesting to 40% upon grant plus 20% per year for each of three years thereafter, and to provide for early vesting upon death or employment termination without cause for all future options granted under the D&M Plan. Outside directors receive a five-year warrant for 8,500 shares of the Company’s common stock issued the date of their first election to the Board of Directors. Additionally, annual warrants are issued to certain outside directors at the beginning of that director’s fourth consecutive term in office. Other grants under the D&M Plan are made under the direction of the Company’s Compensation Committee. Each annual warrant is for 1,667 shares of the Company’s Common Stock, has a five year term, has an exercise price equal to the average of the closing bid and ask prices of the Company’s Common Stock on the date of issuance, and is fully vested upon issuance. At December 31, 2000 the Company had stock warrants and options outstanding to purchase shares of its common stock under the D&M Plan as follows (see Note M for Reverse Stock Split Subsequent Event):

	Number	Presently	Price	Year	Expiration
	of Shares	Exercisable	Per Share	Granted	Date

Directors’ Warrants:	1,667	1,667	$5.91	1996	Mar. 2001
	25,500	25,500	$18.18	1996	May 2001
	3,333	3,333	$17.64	1997	June 2002
	2,667	2,134	$4.32	1998	June 2003
	6,667	4,000	$6.39	1999	June 2004
	8,333	3,333	$3.51	2000	June 2005
	8,500	3,400	$2.73	2000	Nov. 2005
Management Employee’s Options:	2,500	2,500	$14.25	1996	Dec. 2001
	32,500	26,000	$9.84	1998	Jan. 2003

	91,667	71,867

D&M Plan options activity is summarized as follows (see Note M for Reverse Stock Split Subsequent Event):

Shares

Options outstanding at December 31, 1997	98,000
Exercised	(8,500)
Granted	44,333
Canceled	(32,055)

Options outstanding at December 31, 1998	101,778
Exercised	(5,667)
Granted	6,667
Canceled	(26,278)

Options outstanding at December 31, 1999	76,500
Exercised	(1,667)
Granted	16,834
Canceled	—

Options outstanding at December 31, 2000	91,667

The Company adopted an incentive stock option plan in 1983 for key employees whereby 133,333 shares of common stock were reserved for issuance under the Plan. Options granted vest 40%, 30% and 30% on the first, second and third anniversaries of their issuance, respectively and expire ten years after the date of grant. At December 31, 2000, the Company had granted options of 118,347 shares, of which options for 39,913 shares had been exercised, and 78,433 expired unexercised. The 1983 Plan terminated in 2000.

During 1993, the shareholders approved and the Company adopted a new ten year incentive stock option plan for employees whereby 33,333 shares of common stock were reserved for issuance under the Plan. The terms of this 1993 ISO Plan are similar to the 1983 Plan. During 1995 and 1997, the shareholders approved increasing shares reserved for issuance pursuant to the 1993 ISO Plan to 200,000 then 500,000, respectively. During 2000, the shareholders approved amending the terms of the 1993 ISO Plan, merging it into and creating a new 2000 Incentive Stock Option Plan, increasing the shares issuable pursuant to the new Plan to 833,333 shares. At December 31, 2000, the Company had granted options for 992,802 shares, of which 48,683 options had been exercised, 503,327 options were terminated and options to purchase 161,754 shares were exercisable. Under both the 1993 and 2000 Plans, the exercise price for stock options may not be less than the market price of the Company’s common stock at date of grant. As of December 31, 2000 options under the 2000 plan are summarized as follows (see Note M for Reverse Stock Split Subsequent Event):

		Weighted Average	Weighted Average
Range of Exercise Price	Outstanding	Exercise Price	Remaining Contractual Life

$2.70-$3.60	103,952	$3.06	5.9 Years
$4.08-$6.00	268,257	5.25	3.9 Years
$6.18-$9.18	7,667	7.17	1.8 Years
$9.84-$13.14	16,833	11.88	6.7 Years
$14.25-$15.75	44,084	15.12	5.9 Years

	440,793	$6.00	4.6 Years

		Weighted Average	Weighted Average
Range of Exercise Price	Exercisable	Exercise Price	Remaining Contractual Life

$2.70-$3.60	20,931	$3.00	7.0 Years
$4.08-$6.00	79,923	5.43	7.2 Years
$6.18-$9.18	1,883	8.01	5.4 Years
$9.84-$13.14	14,933	12.15	6.7 Years
$14.25-$15.75	44,084	15.12	5.9 Years

	161,754	$8.40	6.8 Years

As of January 1, 2000 and December 31, 2000, the weighted average exercise prices of options outstanding under the ISO Plans were $7.17 and $6.00, respectively. Additionally, during 2000 the weighted average exercise prices of options exercised, granted and canceled under the ISO Plans were $3.33, $4.59 and $6.81, respectively (see Note M for Reverse Stock Split Subsequent Event).

Incentive stock option activity under the 1983, 1993, and 2000 Plans and price information follows:

		Stock Option
	Shares	Price Range

Options outstanding at December 31, 1997	287,082	$3.00-$16.14
Exercised	(550)	$3.00-$5.91
Granted	252,583	$2.91-$9.84
Canceled	(193,006)	$3.00-$16.14

Options outstanding at December 31, 1998	346,109	$2.91-$15.75
Exercised	(20,216)	$3.00-$3.00
Granted	174,067	$3.00-$6.60
Canceled	(161,418)	$3.00-$15.75

Options outstanding at December 31, 1999	338,542	$2.91-$15.75
Exercised	(3,966)	$3.00-$5.16
Granted	221,833	$2.70-$7.02
Canceled	(115,616)	$2.91-$15.00

Options outstanding at December 31, 2000	440,793	$2.70-$15.75

During 1993 the shareholders approved and the Company adopted an Employee Stock Purchase Plan effective for a five year period beginning January 1, 1994. The Company reserved 66,667 shares of common stock for issuance under the Plan. During 1997, the shareholders approved increasing shares reserved for issuance to 200,000 shares, and during 1998 shareholders approved extending the Plan through December 31, 2003. The Plan operates in one or more phases of six months each and is open for enrollment by employees working at least 20 hours per week and who have completed at least five months of service. A summary of plan activity is as follows (see Note M for Reverse Stock Split Subsequent Event):

Phase #	Phase Ending Date	Shares Issued	Price

1	June 30, 1994	1,758	$4.95
2	December 31, 1994	845	$2.94
3	June 30, 1995	2,085	$2.79
4	December 31, 1995	7,525	$2.79
5	June 30, 1996	4,675	$6.135
6	December 31, 1996	5,774	$12.606
7	June 30, 1997	7,942	$12.60
8	December 31, 1997	13,372	$9.03
9	June 30, 1998	16,988	$4.77
10	December 31, 1998	19,324	$2.04
11	June 30, 1999	23,338	$1.89
12	December 31, 1999	8,181	$4.29
13	June 30, 2000	15,610	$3.30
14	December 31, 2000	15,776	$1.35

Phase ten (10), twelve (12), and fourteen (14) shares were issued in January 1999, 2000, and 2001 respectively.

The Company’s Board of Directors, in connection with employment agreements, has granted employment options. Employment options are exercisable for five years from the date of grant in accordance with a vesting schedule of 40% upon grant plus 20% per year for each of three years thereafter at an exercise price equal to the fair market value on the date of the grant. On August 23, 1994, the Company’s Board of Directors, in connection with an employment agreement, granted options to Mitchel J. Laskey, the Company’s President and then COO, (now Senior Advisor), for 83,333 shares of common stock under similar terms at an exercise price equal to the fair market value on the date of the grant of $5.0625. On September 13, 1995, the Company’s Board of Directors reduced the exercise price on Mr. Laskey’s employment options to $3.00 per share. On December 17, 1996 the Company’s Board of Directors, in connection with various other employment agreements, granted options covering 32,000 shares of common stock under similar terms at an exercise price equal to fair market value on the date of the grant of $15.00. On January 1, 1997 the Company’s Board of Directors granted additional employment options to Mitchel J. Laskey for 16,667 shares of common stock under similar terms at an exercise price of $13.89 which represents the fair market value on the date of grant. During 1998, 15,833 of Mitchel J. Laskey’s January 1, 1997 options expired. On January 1, 1998 the Company’s Board of Directors approved additional options to Mitchel J. Laskey for 133,333 shares of common stock, 33,333 shares at an exercise price of $18.00, $22.50, $27.00 and $31.50 each. All of these employment option agreements provide for early vesting upon death or employment termination without cause and were issued at exercise prices no less than the fair market value of the shares on the date of grant. As such, in accordance with APB 25 no corresponding compensation expense was recognized.

On July 31, 1995 the Company completed a Private Placement Offering issuing $775,000 of Subordinated Convertible Notes, bearing simple interest at 9% per annum, together with detachable warrants to purchase 51,666 shares of the Company’s common stock, (“debt warrants”). The warrants were exercisable at $3.00 per common share, and are exercisable for five years from the date of issuance (23,333 in June 1995 and 28,333 in July 1995). During the years ended December 31, 1999 and 2000, 10,000 and 16,667 of the debt warrants were exercised, respectively, and 25,000 expired in 2000.

In connection with the Private Placement of the shares of Series B Preferred Stock, the Board of Directors of the Company authorized the issuance on December 8, 1995 of warrants to purchase 70,000 shares of the Company’s common stock for $3.00 per share to a financial consultant (“Series B warrants”) for $25,000. These warrants are exercisable for seven years from the date of issuance. As of December 31, 2000, none of the Series B warrants were exercised.

During 1998 the employer match contribution of $349,454 to the Company’s 401(k) defined contribution savings plan was made through the issuance of 69,608 shares of the Company’s common stock at an average price of $5.01 per share. During 1999 the employer match contribution of $304,998 to the Company’s 401(k) defined contribution savings plan was made through the issuance of 64,904 shares of the Company’s common stock at an average price of $4.71 per share. During 2000 the employer match contribution of $335,898 to the Company’s 401(k) defined contribution savings plan was made through the issuance of 89,705 shares of the Company’s common stock at an average price of $3.75 per share.

On August 8, 2000 the Company issued 49,334 shares of common stock pursuant to an employment agreement with Mr. Christopher Assif, the Company’s CEO, for $4.92 per share through the issuance of a promissory note in the amount of $242,720, payable to the Company on or before August 8, 2003. Interest on the recourse note is payable annually in arrears and accrues at the rate of nine percent (9%) per annum. This note may be prepaid in whole or part at any time without penalty. Accrued interest receivable of $8,617 is included in other assets as of December 31, 2000.

I.     RESTRUCTURING COSTS

During the third quarter of 1999 the Company announced a realignment plan. This realignment was designed to provide a single focus to the development, marketing, sales and support of the Company’s information systems. It also established specific cost reductions, revenue improvement and customer satisfaction objectives and anticipated future cost efficiencies. In connection with the plan, a total of seventeen employees were terminated. Termination benefits for the year ended December 31, 1999 are summarized as follows:

	No. of	Total Severance
	Terminated	and Termination
Department	Employees	Benefits Paid

Client Services	6	$28,368
Software Development	6	55,114
Sales and Marketing	4	192,043
General and Administrative	1	248,044

	17	$523,569

During the third quarter of 2000, the Company adopted a formal plan to stop marketing specific products, and, as a result, recorded restructuring charges of $5,725,007. In connection with the Company’s strategic decision to focus marketing efforts on the Company’s clinical suite of products (CoPathPlus, RadPlus and e-Premier) and its e-Business initiatives (CoMed Internet). SurgiPlus and DynamicVision for Imaging will no longer be actively marketed by the Company. Historical revenues from the discontinued products were approximately $1,070,857, $2,525,682, and $1,913,858 for the years ended December 31, 2000, 1999, and 1998 respectively. The abandoned product charges consist of the write-off of net capitalized software costs of $4,998,234 and a write-off of prepaid licenses of $130,624. In addition, employee severance and termination costs, associated with positions eliminated as a result of the abandoned product offerings, in the amount of $399,735 and a reserve for contract losses of $196,414 were accrued and expensed during the third quarter of 2000. A total of 32 employees were terminated in connection with the abandoned product offerings. Termination benefits paid for the year ended December 31, 2000 are summarized as follows:

	No. of	Total Severance
	Terminated	and Termination
Department	Employees	Benefits Paid

Client Services	13	$90,271
Software Development	16	209,643
Sales and Marketing	3	99,821

	32	$399,735

J.     INCOME TAXES

The components of income tax expense (benefit) are as follows:

	Year Ended December 31,

	1998	1999	2000

Current:
Federal	$—	$299,000	$—
State	—	43,000	—

	—	342,000	—

Deferred:
Federal		(299,000)
State	—	(43,000)	—

	—	(342,000)	—

Total	$—	$—	$—

Deferred income taxes reflect the net tax effects of operating loss and tax credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company’s net deferred tax as of December 31, 1999 and 2000, are as follows:

	1999	2000

Deferred tax asset:
Net operating loss carryforwards	$7,753,000	$8,247,000
Tax credit carryforwards	551,000	551,000
Other	528,000	528,000

	8,832,000	9,326,000
Deferred tax liabilities:
Capitalized software development costs	(3,128,000)	(1,058,000)
Other	(235,000)	(99,000)

Net deferred tax asset	5,469,000	8,169,000
Valuation allowance	(5,469,000)	(8,169,000)

Net deferred tax	$—	$—

The net deferred tax asset is reduced by a valuation allowance due to the uncertainty associated with the realization of the net deferred tax asset. The valuation allowance increased $2,700,000 from the allowance of $5,469,000 at December 31, 1999.

The provisions for Federal income taxes differs from the amount computed by applying the statutory rate to net earnings (loss) before income taxes for each of the three years in the period ended December 31, 2000 as follows:

	Amount of Tax

	1998	1999	2000

Computed expected tax expense (benefit)	$(3,154,000)	$299,000	$(3,017,000)
State taxes expenses (benefit), net of federal benefit	(450,000)	43,000	(431,000)
Permanent differences	—	—	119,000
Other	—	—	15,000
Expiration of net operating loss carry forward	—	—	614,000
Non-recognition (recognition) of the benefits of operating loss carryforward and the related valuation allowance change	3,604,000	(342,000)	2,700,000

	$—	$—	$—

At December 31, 2000, the Company had unused net operating loss carryforwards for tax and alternative minimum tax purposes of approximately $20,617,000 and $19,983,000, respectively, and unused tax credits of approximately $551,000. These operating loss carryforwards and tax credits expire in varying amounts during 2007 through 2020.

K.     RELATED PARTY TRANSACTIONS

The Company expensed $63,000 and $46,500 during 1998 and 1999, respectively, for consulting and advisory fees paid to MMRI, Inc. which is majority owned by the Company’s former Chairman of the Board, David Pomerance.

The private placement transaction closing on July 29, 1998, more fully discussed in Note G, was solely subscribed to by executive officers and directors of the Company on terms negotiated by non-participating directors and executive officers with the Company’s investment banker.

L.     LITIGATION

On February 27, 2001 the Company signed an Amended Strategic Value Added Reseller Agreement with Sunquest Information Systems, Inc. Sunquest paid the Company for maintenance services through December 31, 2003 and advance license fees, and Sunquest will continue to distribute, implement and support the Company’s CoPath Plus product. This resolves all previous disputes between the two companies.

As of the date hereof, in the opinion of management, there are no material legal proceedings pending against the Company which will have a material effect on the Company’s consolidated financial statements.

M.     SUBSEQUENT EVENTS

(i)  Amendment of Articles of Incorporation:

During 2001, management was notified of a dispute involving the effect on the conversion price of the Series C Preferred Stock (see also Notes G and K) as a result of the issuance of certain stock options by the Company. The dispute involved whether or not the terms of the Series C Preferred Stock were originally intended to exclude from adjustments to the conversion price of the Series C Preferred Stock, issuances or grants of dilutive securities pursuant to its employee benefit plans or employment contacts. The Company and its Series C Preferred Stockholders agreed to resolve this dispute and stipulate that the exclusion language should have been included in the Amended Articles of Incorporation from inception and therefore that no adjustment in conversion price was due to them in exchange for certain other revisions to the terms of the Series C Preferred Stock. On March 30, 2001, the Company and the holders of the Series C Preferred Stockholders agreed to amend the Company’s Articles of Incorporation relating to the adjustment of the conversion price of the Series C Preferred Stock to specifically exempt dilutive securities issued in connection with employee benefit plans or employment contracts after the issuance of the Series C Preferred Stock, in exchange for creating a Contingent Dividend provision for the Series C Preferred Stock shareholders. The Contingent Dividend will be payable only upon conversion or a change of control, as defined, in an amount equal to the greater of $125,000 or an accumulated amount calculated beginning January 1, 2001 at the rate of $0.08 per annum per share of Series C Preferred Stock.

(ii)  Reverse Stock Split:

On June 28, 2001, the Company completed a one for three (1:3) reverse stock split with respect to its common stock. All common share and earnings per share information, included in the accompanying financial statements, has been retroactively adjusted to give effect to the reverse stock split.

N.     STOCK BASED COMPENSATION PRO FORMA INFORMATION

Options granted to the Company’s directors and employees under the 1983, 1993 and 2000 Incentive Stock Option Plans, various employment agreements, and the D&M Stock Option Plan (hereafter, the “Plans”), are accounted for under APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. The exercise price of each option granted under these Plans is at least equal to the market price of the Company’s stock on the date of grant. Accordingly, no compensation has been recognized for directors and employees under these Plans. Had compensation cost for the Plans been determined based on the fair value of the options at the grant dates consistent with the method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation (SFAS 123), the Company’s net earnings (loss) and net earnings (loss) per share would have reflected the pro forma amounts indicated below (see Note M for Reverse Stock Split Subsequent Event).

		1998	1999	2000

Net earnings (loss)	As reported	$(9,012,690)	$854,368	$(8,620,878)
	Pro forma	$(9,448,792)	$442,200	$(9,039,489)

Net earnings (loss) available	As reported	$(9,080,245)	$694,368	$(8,780,878)
to common shareholders	Pro forma	$(9,516,348)	$282,200	$(9,199,489)

Basic and diluted earnings	As reported	$(1.50)	$0.11	$(1.38)
(loss) per share	Pro forma	$(1.56)	$0.03	$(1.44)

The fair value of each option grant under SFAS 123 is estimated on the date of grant using the Black-Scholes option-pricing model assuming no future common stock dividend declarations. Volatility was computed based on the daily common stock high, low and close information provided by NASDAQ for the twenty days prior to the close of trading on the date of each option grant, and range from 59% – 234% for options granted during 1998, 116% – 331% for options granted during 1999, and 87% – 262% for options granted during 2000. Risk free rates of 5.0% for options granted with a ten year exercise period and for options granted with a three to five year exercise period were used for all options granted during 1998 and 1999. For all options granted during 2000, the risk free rate used was 4%. The initial forfeiture rate under the 1993 and 2000 ISO Plans for 1998 was 70%, for 1999 was 44%, and for 2000 was 70%. Under the D&M Plan, the initial forfeiture rate for 1998 was 70%, and ranged between 0% and 70% for options granted in connection with continuing employment agreements. The initial forfeiture rate under the D&M Plan for 1999 and 2000 was 35% and for options granted in connection with employment agreements was 100%. The weighted average grant date fair value of options granted during 1998, 1999, and 2000 were $1.23, $2.13, and $4.59, respectively.

O.     UNAUDITED QUARTERLY INFORMATION

Quarterly operating results are summarized as follows (in thousands, except per share data):

*See Note M for Reverse Stock Split Subsequent Event:

		Three Months Ended (Unaudited)

1999	March 31	June 30	September 30	December 31

Total Operating Revenues	$9,843	$9,925	$7,502	$7,873
Operating Income (Loss)	479	609	(201)	169
Net Earnings (Loss)	438	549	(266)	134
Net Earnings (Loss) Per Share	.06	.08	(0.06)	.03
Shareholders’ Equity	15,150	15,765	15,763	15,921

	Three Months Ended (Unaudited)

2000	March 31	June 30	September 30	December 31

Total Operating Revenues	$6,582	$6,466	$6,180	$6,431
Operating Income (Loss)	(335)	(432)	(6,480)	(1,183)
Net Earnings (Loss)	(350)	(479)	(6,503)	(1,289)
Net Earnings (Loss) Per Share	(0.06)	(0.09)	(1.02)	(0.21)

Shareholders’ Equity	15,652	15,239	8,882	7,629

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
Balance Sheets

	December 31,	June 30,
	2000	2001

ASSETS		(Unaudited)
Current assets:
Cash and cash equivalents	$3,197,743	$893,094
Accounts receivable, net	5,309,700	3,767,561
Unbilled receivables	3,633,931	4,751,559
Contracts receivable — current	329,255	286,795
Other current assets	848,652	724,974

Total current assets	13,319,281	10,423,983

Property and equipment, net	3,507,870	3,149,277
Capitalized software development costs, net	4,093,560	3,509,540
Goodwill, net	847,934	644,159
Contracts receivable — non-current	713,052	597,763
Other assets	22,872	17,479

	$22,504,569	$18,342,201

LIABILITIES AND SHAREHOLDERS’ EQUITY Current Liabilities:
Accounts payable and accrued expenses	$3,061,461	$2,733,558
Deferred revenue	5,929,122	5,992,778
Advance billings	1,197,266	1,993,429
Line of credit	2,875,000	—
Deferred lease incentives — current	190,230	190,230
Other	380,335	306,483

Total current liabilities	13,633,414	11,216,478
Deferred lease incentives — non-current	602,403	507,288
Other non-current liabilities	639,740	504,983

Total liabilities	14,875,557	12,228,749

Shareholders’ equity:
Series C redeemable convertible preferred stock ($.01 par value; Issued and outstanding 1,000,000 shares with an aggregate Liquidation preference of $2,000,000, as of December 31, 2000 and June 30, 2001; $.16 per share annual dividend)	1,811,327	1,811,327
Common stock ($.01 par value; authorized 40,000,000 shares; issued and outstanding 6,449,389 shares as of December 31, 2000 and 6,476,047 shares as of June 30, 2001)	64,494	64,761
Warrants	3,000	3,000
Additional paid-in capital	45,830,110	45,789,990
Deficit	(39,837,199)	(41,312,906)

Subtotal	7,871,732	6,356,172
Less: note receivable from officer	(242,720)	(242,720)

Total shareholders’ equity	7,629,012	6,113,452

	$22,504,569	$18,342,201

See notes to financial statements.

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2000	2001	2000	2001

Operating revenues:
Computer system equipment sales and support	$155,510	$207,877	$573,506	$536,309
Application software licenses	1,996,275	1,748,330	3,505,958	3,247,507
Software support	2,925,892	2,877,177	5,826,009	5,779,509
Services and other	1,388,350	1,510,806	3,142,631	2,989,021

Total operating revenues	6,466,027	6,344,190	13,048,104	12,552,346

Costs and expenses:
Cost of products sold	456,776	484,443	983,065	1,025,445
Software amortization	569,462	328,960	1,149,483	639,893
Client services expense	2,560,281	2,224,993	5,146,707	4,723,449
Software development costs	1,123,561	1,109,613	2,350,572	2,168,427
Sales and marketing	1,141,630	1,249,830	2,227,456	2,686,779
General and administrative	1,046,330	1,105,460	1,957,713	2,255,074
Realignment costs	—	465,204	—	465,204

Total costs and expenses	6,898,040	6,968,503	13,814,996	13,964,271

Operating loss	(432,013)	(624,313)	(766,892)	(1,411,925)

Other income (expense):
Interest expense and financing costs	(44,778)	(58,467)	(85,588)	(128,202)
Gain (loss) on disposal of property	(30,493)	—	(30,603)	—
Interest income	27,979	16,259	54,239	64,420

Total other income (expense)	(47,292)	(42,208)	(61,952)	(63,782)

Net loss	$(479,305)	$(666,521)	$(828,844)	$(1,475,707)

Net loss available for common shareholders	$(519,305)	$(706,521)	$(908,844)	$(1,555,707)

Loss per common share
Basic and diluted	$(0.08)	$(0.11)	$(0.14)	$(0.24)

Weighted average number of common shares outstanding — basic and diluted	6,304,521	6,476,047	6,295,487	6,475,301

See notes to financial statements

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,

	2000	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(828,844)	$(1,475,707)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,921,611	1,335,190
Loss on disposal of property and equipment	30,603	—
Employer 401(k) contributions not requiring cash	173,635	18,849
Provision for doubtful accounts receivable	105,876	172,525
Changes in assets and liabilities:
Accounts receivable	3,272,598	1,369,614
Unbilled receivables	(2,201,058)	(1,117,628)
Contracts receivable	64,354	157,749
Other assets	(59,058)	128,069
Accounts payable and accrued expenses	(242,658)	(327,903)
Deferred revenue	(934,960)	63,656
Advance billings	(557,183)	796,163

Net cash provided by operating activities	744,916	1,120,577

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized software development costs	(1,110,723)	(55,873)
Purchases of property and equipment	(169,254)	(272,378)

Net cash used in investing activities	(1,279,977)	(328,251)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings/ (repayments) under line of credit, net	1,000,000	(2,875,000)
(Repayments) under notes payable	(40,105)	(36,572)
Proceeds from issuance of common stock	53,259	21,297
Payment of preferred stock dividends	(80,000)	(80,000)
(Repayments) under capital lease obligations	(81,747)	(126,700)

Net cash provided by (used in) financing activities	851,407	(3,096,975)

Net increase (decrease) in cash and cash equivalents	316,346	(2,304,649)
Cash and cash equivalents, beginning of period	1,818,209	3,197,743

Cash and cash equivalents, end of period	$2,134,555	$893,094

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$55,999	$75,702

See notes to financial statements

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
THREE MONTH AND SIX MONTH PERIODS ENDED JUNE 30, 2000 AND 2001
(UNAUDITED)

(A)  Unaudited Financial Statements:

The accompanying financial statements have been prepared by management in conformity with generally accepted accounting principles for interim financial statements and with instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and accruals considered necessary for fair presentation of financial information have been included and are of a normal recurring nature. Quarterly results of operations are not necessarily indicative of annual results. These statements should be read in conjunction with the financial statements and the notes thereto included in the Dynamic Healthcare Technologies, Inc. 2000 Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(B)  Note Receivable — Officer:

On August 8, 2000, Mr. Christopher Assif, the Company’s then President of Internet Solutions Products for Dynamic, exercised employment options to acquire 49,334 common shares for $4.92 per share; on a reverse split adjusted basis, through the issuance of a promissory note in the amount of $242,720 payable to the Company on or before August 8, 2003. Interest on the recourse note is payable annually in arrears and accrues at the rate of nine percent (9.0%) per annum.

On June 15, 2001, the Company amended the employment agreement with Mr. Assif, now the Company’s CEO and a member of its board of directors. As part of his revised employment agreement, Mr. Assif voluntarily reduced his base salary and management incentive compensation bonus by $150,000 annually. As part of the consideration for this reduction, the Company amended and restated the promissory note. The promissory note was amended to convert it from a recourse to non-recourse note and reduce the rate of interest to six percent (6.0%) per annum. This note may be prepaid in whole or in part at any time without penalty or premium.

As a result of the changes to the terms of the note receivable from a recourse to a non-recourse note, the underlying options are required to be treated as variable beginning June 15, 2001, in accordance with Financial Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation”, an interpretation of APB Opinion No. 25. Accordingly, any differences between the exercise price of the options and market price of the Company’s common stock is recorded as compensation expense at each reporting period. There has been no compensation expense recorded to date for these options as the exercise price has been above the market price.

(C)  Line of Credit:

As of June 30, 2001, the Company had paid off borrowings against its Line of Credit Agreement with Silicon Valley Bank, and borrowings available under the Line of Credit were $1,500,000. Interest is to accrue at the Bank’s prime rate plus 2.5% which as of June 30, 2001 was 9.25%. Future borrowing capacity is contingent upon maintaining a monthly tangible net worth of $1,500,000. The Company’s tangible net worth as of June 30, 2001 was $1,959,753.

On July 25, 2001, the Company renegotiated a new Line of Credit Agreement with Silicon Valley Bank, which expires on July 24, 2002. The new line of credit is intended to provide for up to $2,500,000 of borrowings based on a maximum advanced ratio equal to 80% of qualified accounts receivable with a requirement to maintain a defined Quick Asset Ratio of 1.00 to 1.00. The tangible net worth requirement was eliminated. Interest is to accrue at a minimum finance rate of $7,000 a month or the Bank’s prime rate plus 3.0%, which as of July 31, 2001 was 9.75%, and is due monthly in arrears.

(D)  Loss Per Share:

Loss per share is computed on the basis of the weighted average shares outstanding. Diluted loss per share is computed on the basis of the weighted average shares outstanding plus potential common shares which would arise from the exercise of stock options, warrants and conversion of the Series C preferred stock. Diluted loss per share for the six months ended June 30, 2001 and 2000 does not include potential common shares, as their effect would be anti-dilutive. Potential common shares excluded from weighted average shares due to their anti-dilutive effect include:

	Six months ended June 30,

	2000	2001

Incentive Stock Options	398,042	696,018
Director and Management Options	83,167	91,667
Warrants	195,000	178,333
Employment Options	198,834	182,167
Reserved for Series C Conversion	333,333	333,333

	1,208,376	1,481,518

(E)  Realignment Costs:

During the second quarter 2001, the Company adopted a formal plan to reallocate and eliminate selected mid-level management and duplicate staff positions in the Company. In connection with the plan, a total of thirty-six employees were terminated and the Company incurred a non-recurring charge in the amount of $465,204 related to termination and severance benefits. At June 30, 2001, $363,754 was paid and $101,450 of the remaining accrued severance and termination benefits will be paid by December 31, 2001. Termination benefits as of and for the three months ended June 30, 2001 are summarized as follows:

	No. of			Total Severance
	Terminated	Severance	Severance Benefits	And Termination
Department	Employees	Benefits Paid	Accrued	Benefits

Client Services	18	$132,219	$—	$132,219
Software Development	7	41,035	—	41,035
Sales and Marketing	5	38,036	—	38,036
General and Admin	6	152,464	101,450	253,914

	36	$363,754	$101,450	$465,204

(F)  Reverse Stock Split:

On June 28, 2001, the Company completed a one for three reverse stock split with respect to its common stock. All common share information, included in the accompanying financial statements, has been retroactively adjusted to give effect to the reverse stock split.

(G)  Recent Accounting Pronouncements:

In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 41 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30,2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142 that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill and reassess the useful lives of other existing recognized intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

The Company’s previous business combinations were accounted for using the purchase method. As of June 30, 2001, the net carrying amount of goodwill is $644,159. Amortization expense during the six-month period ended June 30, 2001 was $204,777. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of

September 5, 2001

among

CERNER CORPORATION,

CERNER HOLDINGS, INC.

and

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

i

APPENDICES

Appendix I — Definitions

EXHIBITS

Exhibit A -	Certificate of Merger — Delaware
Exhibit B -	Articles of Merger — Florida
Exhibit C -	Representation Letter from Cerner
Exhibit D -	Representation Letter from DHT
Exhibit E -	Affiliate Agreement
Exhibit F -	List of Employees
Exhibit G -	Form of Employment Agreement
Exhibit H -	Form of Legal Opinion — DHT
Exhibit I -	Form of Legal Opinion — Cerner
Exhibit J -	Confidentiality Agreement

Execution Copy

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 5, 2001 (the “Agreement”), by and among Cerner Corporation, a Delaware corporation (“Cerner”), Cerner Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Cerner (“Merger Sub”), and Dynamic Healthcare Technologies, Inc., a Florida corporation (“DHT”).

RECITALS:

     WHEREAS, the respective Boards of Directors of Cerner, DHT and Merger Sub have determined that the merger of DHT with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each issued and outstanding share of common stock, par value $0.01 per share, of DHT (the “Common Stock ”) (other than (a) Common Stock owned, directly or indirectly, by Cerner or any Subsidiary of Cerner and (b) Common Stock held in treasury by DHT) will be converted into the right to receive shares of Cerner Common Stock as provided herein and each issued and outstanding share of DHT Preferred Stock will be redeemed as provided herein; and

     WHEREAS, in accordance with applicable law and the Articles of Incorporation and Bylaws of DHT, approval of the Merger and this Agreement require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon and of a majority of the shares of DHT Preferred Stock, each voting as a separate class (the “DHT Shareholder Approval”); and

     WHEREAS, Cerner, DHT and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

     For purposes of this Agreement, the capitalized terms used in this Agreement shall have the meanings specified or referred to in Appendix I hereto which is incorporated herein by reference.

ARTICLE II

THE MERGER

     Section 2.1. Effect of the Merger.

(a) The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware

(the “Delaware Law”) and Florida Business Corporation Act (the “Florida Law”), at the Effective Time DHT shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of DHT shall cease and Merger Sub, which shall remain a wholly-owned Subsidiary of Cerner, shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue to be governed by Delaware Law.

(b) Effective Time. On the Closing Date of the Merger, Merger Sub and DHT shall cause (i) the Certificate of Merger (“Certificate of Merger”), in substantially the form attached hereto as Exhibit A, and (ii) the Articles of Merger for the Merger (“Articles of Merger”), in substantially the form attached hereto as Exhibit B, meeting the requirements of the Delaware Law and the Florida Law, respectively, to be properly executed and filed. The Merger shall become effective on the date and at the time on which the Certificate of Merger and the Articles of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida, respectively, or such later date and time as agreed upon in writing by DHT, Merger Sub, and Cerner and specified in both the Certificate of Merger and the Articles of Merger (such time and date being referred to herein as the “Effective Time”). Subject to the terms and conditions of this Agreement, on and after the Closing Date the parties hereto agree to take all such further actions as may be required by law to make the Merger effective.

(c) The Closing. The Closing of the Merger and transactions contemplated by this Agreement will take place at 10:00 a.m. on the third Business Day following the Determination Date, or at such other date and time as the parties may mutually agree. The Closing shall take place at the offices of Stinson, Mag & Fizzell, P.C., at 1201 Walnut Street, Suite 2800, Kansas City, Missouri, or such other place as may be mutually agreed upon by the parties hereto.

(d) Effects of the Merger. From and after the Effective Time, the Merger will have the effects set forth in the Delaware Law and the Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and DHT shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and DHT shall become the debts, liabilities and duties of the Surviving Corporation. In addition, the Merger shall have the following effects:

(i) Certificate of Incorporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; provided that Article First thereof shall be amended, effective as of the Effective Time, to provide that the name of the Surviving Corporation shall be changed to a name to be determined by Cerner.

(ii) Bylaws. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

(iii) Board of Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(iv) Officers. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(e) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or their respective stockholders:

(i) Common Stock. With respect to each holder of record of Common Stock outstanding immediately prior to the Effective Time and subject to Section 2.1(e)(v) relating to fractional shares (excluding shares to be canceled pursuant to Section 2.1(e)(iii) of this Agreement), the shares of Common Stock held by such holder shall cease to be outstanding and shall be converted into the right to receive that number of shares of Cerner Common Stock determined by multiplying the number of such shares of Common Stock times the Exchange Ratio (the “Merger Consideration”).

(ii) Preferred Stock. With respect to each holder of record of Preferred Stock outstanding immediately prior to the Effective Time, the shares of Preferred Stock held by such holder shall be redeemed at a price per share of Preferred Stock equal to $2.00 in cash, plus all unpaid accrued dividends to which holders of Preferred Stock are entitled to receive pursuant to the Articles of Incorporation of DHT (the “Preferred Stock Merger Consideration”).

(iii) DHT Stock held by Cerner, Merger Sub and DHT. Each share of Common Stock held by DHT as treasury stock or owned by Cerner, Merger Sub or any Cerner or DHT Subsidiaries immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iv) Merger Sub Common Stock. Each share of common stock of Merger Sub outstanding and each share held in treasury immediately prior to the Effective Time shall remain outstanding and be unaffected by the Merger.

(v) Fractional Shares. Notwithstanding any other provision of this Agreement, no fraction of a share of Cerner Common Stock shall be issued in connection with the conversion of Common Stock in the Merger and the distribution of Cerner Common Stock in respect thereof. Each holder of shares of Common Stock exchanged pursuant to the Merger who otherwise would have been entitled to receive a fraction of a share of Cerner Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof a cash payment (without interest and subject to the payment of any applicable withholding Taxes) in an amount equal to such fractional part of a share of Cerner Common Stock multiplied by the Average Cerner Stock Price.

(f) Stock Options and Other Stock Compensation.

(i) At the Effective Time, each award, option, warrant or other right to purchase or acquire Common Stock pursuant to any warrants, stock awards, stock options or stock appreciation rights granted under any DHT Employee Plans (as defined in Section 4.13(a) herein) (other than DHT’s 401(k) Plan, which will receive the consideration set forth in Section 2.1(e)(i) of this Agreement) or otherwise as listed on Section 2.1(f) of the DHT Disclosure Schedule (collectively, the “Stock Rights”) prior to the Effective Time and which remains outstanding immediately after the Effective Time, whether or not vested or exercisable, without any action on the part of the holder thereof, shall cease to represent a right with respect to shares of Common Stock and shall be converted into and become rights with respect to Cerner Common Stock, and Cerner shall assume each Stock Right on the same terms and conditions as were applicable under such Stock Right (but taking into account any changes thereto (except that there shall be no acceleration in the vesting or exercisability of such option, right or incentive compensation by reason of this Agreement, the Merger or the other matters contemplated by this Agreement other than existing agreements which by their terms provide for acceleration, which agreements are set forth in Section 2.1(f) of the DHT Disclosure Schedule indicating the optionees thereof), provided for in the DHT Employee Plans or in the terms of such right by reason of this Agreement or the transactions contemplated hereby), with respect to that number of shares of Cerner Common Stock determined by multiplying the number of shares of Common Stock subject to such Stock Right, times the Exchange Ratio, rounded, if necessary, to the nearest whole share of Cerner Common Stock, at (in the case of a stock option or stock appreciation right) a price per share (rounded to the nearest one-hundredth of a cent) determined by dividing the per-share exercise price specified in such stock option or stock appreciation right, as applicable, by the Exchange Ratio. In addition, notwithstanding anything to the contrary in this Section 2.1(f), each Stock Right which is an “incentive stock option” under Section 422 of the Code shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Cerner agrees to take all necessary steps to effectuate the foregoing provisions of this Section 2.1(f)(i).

(ii) As soon as practicable after the Effective Time, Cerner shall deliver to the holders of Stock Rights appropriate notices setting forth such holders’ rights pursuant thereto and the grants pursuant to the DHT Employee Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.1(f)(i) of this Agreement) after giving effect to the Merger, and Cerner shall comply with the terms of the Stock Rights and the DHT Employee Plans to ensure, to the extent required by, and subject to the provisions of, such DHT Employee Plan, that the Stock Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

(iii) At or prior to the Effective Time, Cerner shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Cerner Common Stock for delivery upon exercise of Stock Rights in accordance with this Section 2.1(f). Promptly after the Effective Time, Cerner shall file a registration statement(s) on Form S-8 with respect to the shares of Cerner Common Stock subject to such stock options or other stock related rights or other forms of stock related incentive or deferred compensation, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such stock options or other stock related rights or other forms of stock related incentive or deferred compensation remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Cerner shall administer the DHT Employee Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

(iv) Prior to the Effective Time, DHT will make any amendments to the terms of the DHT Employee Plans that are necessary to give effect to the transactions contemplated by this Section 2.1(f).

(g) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the number of issued and outstanding shares of Cerner Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date (in the case of a stock dividend) or an effective date (in the case of a stock split or combination or similar recapitalization for which a record date is not set) within such period, or any similar event shall have occurred, the Merger Consideration and Exchange Ratio shall each be proportionately adjusted to prevent any dilutive effect to the stockholders of DHT which would otherwise result from any such transaction on a percentage of ownership basis.

     Section 2.2. Surrender of Certificates.

(a) Cerner and Merger Sub hereby appoint the Exchange Agent to act as the exchange agent in connection with the Merger. Except as otherwise provided in this Article II, from and after the Effective Time, (i) each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Common Stock (collectively, the “Common Certificates”) shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate or certificates representing the number of whole shares of Cerner Common Stock into which such holder’s shares were converted in the Merger pursuant to Section 2.1(e)(i) of this Agreement, and (ii) each holder of a certificate that immediately prior to the Effective

Time represented outstanding shares of Preferred Stock (collectively, the “Preferred Certificates”) shall be entitled to receive cash in an amount equal to the cash consideration to which such holder is entitled to receive pursuant to Section 2.1(e)(ii) of this Agreement. Prior to the Effective Time, Cerner will deliver or cause to be delivered to the Exchange Agent, in trust for the benefit of the holders of Common Stock and Preferred Stock, certificates representing Cerner Common Stock and cash in such amounts necessary to provide all the Merger Consideration and Preferred Stock Merger Consideration required to be exchanged by Cerner pursuant to the terms of this Agreement (such Merger Consideration, together with any dividends or other distributions with respect thereto, referred to herein as the “Exchange Fund”).

(b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Common Stock as of the Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Common Certificates shall pass, only upon proper delivery of the Common Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Common Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Common Certificate evidencing Common Stock, together with such letter of transmittal duly executed, and any other required documents, the holder of such Common Certificate (other than those shares to be canceled pursuant to Section 2.1(e)(iii) of this Agreement) shall be entitled to receive in exchange therefor, certificates representing shares of Cerner Common Stock as set forth in this Article II, and such Common Certificate shall forthwith be canceled. No holder of a Common Certificate or Common Certificates shall be entitled to receive any dividend or other distribution from Cerner until the surrender of such holder’s Common Certificate for a certificate or certificates representing shares of Cerner Common Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable with record dates after the Effective Time, but that were not paid by reason of the foregoing, with respect to the number of whole shares of Cerner Common Stock represented by the certificates issued upon surrender, which amount shall be delivered to the Exchange Agent by Cerner from time to time as such dividends or other distributions are declared. If delivery of certificates representing shares of Cerner Common Stock is to be made to a person other than the person in whose name the Common Certificate surrendered is registered or if any certificate for shares of Cerner Common Stock as the case may be, is to be issued in a name other than that in which the Common Certificate surrendered therefor is registered, it shall be a condition of such delivery or issuance that the Common Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery or issuance shall pay any transfer or other Taxes required by reason of such delivery or issuance to a person other than the registered holder of the Common Certificate surrendered or establish to the satisfaction of Cerner that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, each Common Certificate shall represent for all purposes only the right to receive shares of Cerner Common Stock (and cash in lieu of fractional shares) and the cash portion of the Merger Consideration as provided in this Article II without any interest thereon.

(c) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Preferred Stock as of the Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Preferred Certificates shall pass, only upon proper delivery of the Preferred Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Preferred Certificates in exchange for Preferred Stock Merger Consideration. Upon surrender to the Exchange Agent of a Preferred Certificate evidencing Preferred Stock, together with such letter of transmittal duly executed, and any other required documents, the holder of such Preferred Certificate shall be entitled to receive in exchange therefor, the cash portion of the Preferred Stock Merger Consideration, and such Preferred Certificate shall forthwith be canceled.

(d) At the Effective Time, the stock transfer books of DHT shall be closed as to holders of the Common Stock or the Preferred Stock immediately prior to the Effective Time and no transfers of the Common Stock or the Preferred Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, (i) Common Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for shares of Cerner Common Stock (and cash in lieu of fractional shares) as provided in this Article II, in accordance with the procedures set forth in this Section 2.3, and (ii) Preferred Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for cash as provided in this Article II, in accordance with the procedures set forth in this Section 2.3.

(e) Any portion of the Exchange Fund made available to the Exchange Agent which remains undistributed to the former shareholders of DHT for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of DHT who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration and any dividends or distributions with respect to Cerner Common Stock.

(f) None of DHT, Cerner, or the Surviving Corporation shall be liable to any holder of shares of Common Stock for the Merger Consideration (or dividends or distributions with respect thereto) or to any holder of shares of Preferred Stock for the Preferred Merger Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.3. Affiliates. Notwithstanding anything to the contrary herein, to the full extent permitted by law, no certificates representing shares of Cerner Common Stock shall be delivered to a Person who may be deemed an “affiliate” of DHT in accordance with Section 7.7 hereof, until such Person has executed and delivered an Affiliate Agreement pursuant to Section 7.7.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CERNER

     Except as disclosed in the Cerner Disclosure Schedule delivered to DHT separately prior to, or contemporaneously with, the date hereof (each section or subsection of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), Cerner represents and warrants to DHT that:

     Section 3.1. Corporate Existence and Power. Cerner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted and as described in Cerner SEC Documents. Cerner is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have a Cerner Material Adverse Effect.

     Section 3.2. Corporate Authorization. The execution, delivery and performance by Cerner of this Agreement and the consummation by Cerner of the transactions contemplated hereby are within Cerner’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Cerner and (assuming that this Agreement constitutes the valid and binding obligation of DHT) this Agreement constitutes a valid and binding agreement of Cerner, enforceable in accordance with its terms (except in all cases to the extent that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Requirements of Law affecting the enforceability of creditors’ rights and remedies generally, (ii) the availability of the equitable remedy of specific performance and injunctive relief so subject to the discretion of the court before which the proceeding may be brought, and (iii) the enforceability of provisions relating to indemnification may be limited by applicable federal, state, or other securities laws or the public policy underlying such laws.

     Section 3.3. Governmental Authorization. The execution, delivery and performance by Cerner of this Agreement and the consummation by Cerner of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity by Cerner other than (a) the filing of (i) a Certificate of Merger in accordance with the Delaware Law, (ii) Articles of Merger in accordance with the Florida Law, and (iii) appropriate documents with the relevant authorities of other states or jurisdictions in which Cerner or any Cerner Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Securities Act and the Exchange Act; and the rules and requirements of NASDAQ; (c) such as may be required under any applicable state securities or blue sky laws; (d) notices to or filings with the Internal Revenue Service, or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that in the case of this Section 3.3(e), if not obtained or made, would not, individually or in the aggregate (x) be reasonably likely to have a Cerner Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a

Surviving Corporation Material Adverse Effect, or (y) prevent or materially impair the ability of Cerner to consummate the transactions contemplated by this Agreement.

     Section 3.4. Non-Contravention. The execution, delivery and performance by Cerner of this Agreement and the consummation by Cerner of the transactions contemplated hereby do not and will not (a) contravene or conflict with Cerner’s Certificate of Incorporation or Bylaws, (b) assuming compliance with the matters referred to in Section 3.3 of this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Cerner or any Cerner Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Cerner or any Cerner Subsidiary or to a loss of any benefit or status to which Cerner or any Cerner Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Cerner or any Cerner Subsidiary or any license, franchise, permit or other similar authorization held by Cerner or any Cerner Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of Cerner or any Cerner Subsidiary other than, in the case of each of Sections 3.4(b), (c) and (d), any such items that would not, individually or in the aggregate (x) are reasonably likely to have a Cerner Material Adverse Effect or (y) prevent or materially impair the ability of Cerner to consummate the transactions contemplated by this Agreement.

     Section 3.5. Cerner SEC Documents.

(a) Cerner has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since January 2, 1999. No Cerner Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

(b) As of its filing date, each Cerner SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

(c) No Cerner SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (except any statement or omission therein which was corrected or otherwise disclosed or updated in a subsequent Cerner SEC Document). No Cerner SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) Cerner and the Cerner Subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of Cerner and the Cerner Subsidiaries are recorded in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis. No part of Cerner’s or any

Cerner Subsidiary’s accounting system or records, or access thereto, is under the control of a Person who is not an employee of Cerner or such Subsidiary.

     Section 3.6. Information to be Supplied.

(a) The information pertaining to Cerner and included in the Registration Statement (whether provided expressly or by incorporation by reference) will not, at the times of (i) the mailing of the Proxy Statement/Prospectus, (ii) the effective date of the Registration Statement, and (iii) and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to information relating to Cerner) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

(b) Notwithstanding the foregoing, Cerner makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus regarding DHT.

     Section 3.7. Absence of Certain Changes. Since December 30, 2000, except as otherwise expressly contemplated by this Agreement, Cerner and the Cerner Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Cerner or any Cerner Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have a Cerner Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Cerner Material Adverse Effect or (c) any incurrence, assumption or guarantee by Cerner of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices.

     Section 3.8. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Cerner or any Cerner Subsidiary who might be entitled to any fee or commission from DHT or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 3.9. Capitalization. The authorized capital stock of Cerner consists of 150,000,000 shares of Cerner Common Stock and 1,000,000 shares of preferred stock. At the close of business on June 30, 2001, (i) 34,909,743 shares of Cerner Common Stock were issued and outstanding, (ii) stock options and warrants to purchase an aggregate 6,774,371 shares of Cerner Common Stock were issued and outstanding (of which options and warrants to purchase an aggregate of 1,482,803 shares of Cerner Common Stock were exercisable), (iii) no shares of Cerner Common Stock were held in its treasury, except as disclosed in the Cerner Financial Statements, (iv) no shares of preferred stock of Cerner were issued and outstanding, and (v) no stock options and warrants to purchase preferred stock of Cerner were issued and outstanding, other than the rights issued in connection with the Amended and Restated Rights Agreement, dated March 12, 1999, by and between Cerner and Exchange Agent. All of the issued and outstanding shares of capital stock of Cerner have been, and all of the Cerner Common Stock to be issued in exchange for shares of the Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly authorized and validly issued and outstanding and fully paid and nonassessable. All of the Cerner Common Stock to be issued in the Merger will be authorized, reserved and available for issuance prior to the Effective Time.

     Section 3.10. Financial Statements; No Material Undisclosed Liabilities.

(a) The audited consolidated balance sheets of Cerner as of January 2, 1999, January 1, 2000 and December 30, 2000, together with the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years then ended and the notes thereto (the “Cerner Financial Statements”) fairly present in all material respects, in conformity with GAAP consistently applied (except as may be indicated in the notes thereto), the financial position of Cerner as of the dates thereof and its results of operations, stockholders’ equity and consolidated cash flows for the periods then ended.

(b) There are no liabilities of Cerner of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of Cerner, other than:

(i) liabilities or obligations disclosed or provided for in the Cerner Balance Sheet or disclosed in the notes thereto;

(ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

(iii) other liabilities or obligations that individually or in the aggregate, would not be reasonably likely to have a Cerner Material Adverse Effect.

     Section 3.11. Litigation. Except as disclosed in a Cerner SEC Document, there are no actions, suits, investigations, arbitration’s or other proceedings pending against, or to the Knowledge of Cerner threatened against, Cerner which is reasonably likely to adversely effect the ability of Cerner to perform its obligations under this Agreement or to consummate the Merger or the transactions contemplated by this Agreement or which would be required to be disclosed in Cerner SEC Documents if any such documents were filed on the date hereof.

     Section 3.12. Material Agreements. As of the date of the execution of this Agreement, there are no material agreements, contracts, commitments or other instruments which Cerner or its Subsidiaries is a party which are required to be filed, but have not yet been filed, as an exhibit to a Cerner SEC Documents under the Securities Act, the Exchange Act, and rules and regulations of the SEC promulgated thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DHT

     Except as disclosed in the DHT Disclosure Schedule delivered to Cerner separately prior to, or contemporaneously with, the date hereof (each section or subsection of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), DHT represents and warrants to Cerner that:

     Section 4.1. Corporate Existence and Power. DHT is a corporation duly incorporated, validly existing with active status under the laws of the State of Florida, and has all corporate powers required to carry on its business as now conducted. DHT is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, is not reasonably likely to have a DHT Material Adverse Effect.

     Section 4.2. Corporate Authorization. The execution and delivery by DHT of this Agreement and, subject to the requisite approval and adoption of this Agreement and the Merger by the stockholders of DHT, the performance and the consummation by DHT of the transactions contemplated hereby are within DHT’s corporate powers and, except for the DHT Shareholder Approval, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by DHT and, subject to DHT Shareholder Approval and assuming that this Agreement constitutes the valid and binding obligation of Cerner and Merger Sub, this Agreement constitutes a valid and binding agreement of DHT, enforceable in accordance with its terms (except in all cases to the extent that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Requirements of Law affecting the enforceability of creditors’ rights and remedies generally, (ii) the availability of the equitable remedy of specific performance and injunctive relief so subject to the discretion of the court before which the proceeding may be brought, and (iii) the enforceability of provisions relating to indemnification may be limited by applicable federal, state, or other securities laws or the pubic policy underlying such laws).

     Section 4.3. Governmental Authorization. The execution, delivery and performance by DHT of this Agreement and the consummation by DHT of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity by DHT other than (a) the filing of (i) the Certificate of Merger in accordance with the Delaware Law, (ii) the Articles of Merger in accordance with the Florida Law, and (iii) appropriate documents with the relevant authorities of other states or jurisdictions in which DHT or any DHT Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Securities Act and the Exchange Act; and the rules and requirements of NASDAQ; (c) such as may be required under any applicable state securities or blue sky laws; (d) notices to or filings with the Internal Revenue Service, or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, in the case of this Section 4.3(e), if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a DHT Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a Surviving

Corporation Material Adverse Effect, or (y) prevent or materially impair the ability of DHT to consummate the transactions contemplated by this Agreement.

     Section 4.4. Non-Contravention. The execution, delivery and performance by DHT of this Agreement and, subject to DHT Shareholder Approval, the consummation by DHT of the transactions contemplated hereby do not and will not (a) contravene or conflict with DHT’s Articles of Incorporation or Bylaws, (b) assuming compliance with the matters referred to in Section 4.3 of this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to DHT, (c) constitute a breach or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of DHT or any DHT Subsidiary or to a loss of any benefit or status to which DHT is entitled under any provision of any agreement, contract or other instrument binding upon DHT or any DHT Subsidiary or any license, franchise, permit or other similar authorization held by DHT, or (d) result in the creation or imposition of any Lien on any asset of DHT; except in the case of each of Sections 4.4 (b), (c) and (d) of this Agreement, any such items that would not, individually or in the aggregate (x) are reasonably likely to have a DHT Material Adverse Effect or (y) prevent or materially impair the ability of DHT to consummate the transactions contemplated by this Agreement.

     Section 4.5. Capitalization.

(a) The authorized capital stock of DHT as of the date of this Agreement consists of 40,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares have been designated Preferred Stock. As of August 13, 2001: (i) 6,571,640 shares of Common Stock were issued and outstanding, (ii) Stock Rights to purchase an aggregate of 1,123,491 shares of Common Stock were issued and outstanding (of which options and warrants to purchase an aggregate of 637,068 shares of Common Stock were exercisable), (iii) no shares of Common Stock were held in its treasury, and (iv) 1,000,000 shares of Preferred Stock were issued and outstanding and no other shares of preferred stock of DHT were issued and outstanding. All outstanding shares of capital stock of DHT have been duly authorized and validly issued and are fully paid and nonassessable. All Stock Rights outstanding as of the date hereof are set forth on Section 2.1(f) of the DHT Disclosure Schedule.

(b) As of the date hereof, except (i) as set forth in this Section 4.5, and (ii) for changes since August 13, 2001, resulting from the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of DHT, (y) securities of DHT convertible into or exchangeable for shares of capital stock or voting securities of DHT, or (z) options or other rights to acquire from DHT, and no obligation of DHT to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of DHT (the items in clauses (x), (y) and (z) being referred to collectively as the “DHT Securities”). There are no outstanding obligations of DHT or any DHT Subsidiary to repurchase, redeem or otherwise acquire any DHT Securities. There are no outstanding contractual obligations of DHT to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. As of the date hereof, other than as specifically provided in the Articles of Incorporation of DHT, there are no stockholder agreements, voting trusts or other agreements or understandings to which DHT is a party, or of which DHT is aware, relating to voting, registration or disposition of any shares of capital stock of DHT which may limit in any way the solicitation of proxies by or on behalf of DHT, or the casting of votes by, stockholders of DHT with respect to the Merger, or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of DHT.

     Section 4.6. Subsidiaries. Except as set forth on the DHT Disclosure Statement, the list of Subsidiaries of DHT filed by DHT with its most recent DHT SEC Document on Form 10-K for the fiscal year ended December 31, 2000 (or incorporated therein by reference) is a true and complete list of all of the DHT Subsidiaries.

     Section 4.7. Financial Statements; No Material Undisclosed Liabilities.

(a) The audited consolidated balance sheets of DHT as of December 31, 1998, 1999 and 2000, together with the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years then ended contained in DHT SEC Documents filed on form 10-K or 10-Q, and the notes thereto (the “DHT Financial Statements”) fairly present in all material respects, in conformity with GAAP consistently applied (except as may be indicated in the notes thereto or in the case of unaudited financial statements, as permitted by Form 10-Q and Rule 10-01 of Regulation S-X promulgated by the SEC), the financial position of DHT as of their respective dates and its results of operations, shareholders’ equity and consolidated cash flows for the periods then ended (except that unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, and except for the absence of permitted footnote disclosures in the unaudited financial statements).

(b) Except as disclosed in the DHT SEC Documents, there are no liabilities of DHT of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of DHT, other than:

(i) liabilities or obligations disclosed or provided for in the DHT Balance Sheet or disclosed in the notes thereto or which were fully incurred or paid after June 30, 2001 in the ordinary course of business;

(ii) liabilities or obligations under this Agreement or accrued in connection with the transactions contemplated hereby; and

(iii) liabilities or obligations not referenced in Sections 4.7(b)(i) or (ii) above that individually or in the aggregate, are not reasonably likely to have a DHT Material Adverse Effect.

     Section 4.8. DHT SEC Documents.

(a) DHT has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1998. No DHT

Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

(b) As of its filing date, each DHT SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

(c) No DHT SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (except any statement or omission therein which was corrected or otherwise disclosed or updated in a subsequent DHT SEC Document). No DHT SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) DHT and the DHT Subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of DHT and the DHT Subsidiaries are recorded in conformity with GAAP applied on a consistent basis. No part of DHT’s or any DHT Subsidiary’s accounting system or records, or access thereto, is under the control of a Person who is not an employee of DHT or such Subsidiary.

     Section 4.9. Information to be Supplied.

(a) The information pertaining to DHT and included in the Registration Statement (whether provided expressly or by incorporation by reference) will not, at the times of (i) the mailing of the Proxy Statement/Prospectus, (ii) the effective date of the Registration Statement, and (iii) and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to information relating to DHT) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

(b) Notwithstanding the foregoing, DHT makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus regarding Cerner.

     Section 4.10. Absence of Certain Changes. Since December 31, 2000, except as disclosed in (or incorporated by reference in) a DHT SEC Document, the DHT Financial Statements, Section 4.10 of the DHT Disclosure Schedule or otherwise expressly contemplated by this Agreement, DHT has conducted its business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of DHT that, individually or in the aggregate, has had or would be reasonably likely to have a DHT Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a DHT Material Adverse Effect or (c) any incurrence, assumption or guarantee by DHT of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices.

     Section 4.11. Litigation. Except as disclosed in Section 4.11 of the DHT Disclosure Schedule, there are no actions, suits, investigations, arbitrations or other proceedings pending against, or to the Knowledge of DHT threatened against, DHT or any of its respective assets or properties before any arbitrator or Governmental Entity that are, individually or in the aggregate, reasonably likely to have a DHT Material Adverse Effect. Except as disclosed in Section 4.11 of the DHT Disclosure Schedule, there are no outstanding judgments, decrees, injunctions, awards or orders against DHT that are reasonably likely to have, individually or in the aggregate, a DHT Material Adverse Effect.

     Section 4.12. Taxes.

(a) All Tax returns, statements, reports and forms (collectively, the “DHT Returns”) required to be filed by DHT through the date hereof with any taxing authority have been filed in substantial compliance with all applicable laws.

(b) DHT has timely paid all Taxes shown as due and payable on the DHT Returns that have been so filed, and as of the time of filing, the DHT Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of DHT and the DHT Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves are being maintained and are reflected in the DHT Financial Statements).

(c) DHT has made adequate provision for all Taxes payable by them for which no DHT Return has yet been filed.

(d) The charges, accruals and reserves for Taxes with respect to DHT reflected on the DHT Balance Sheet are materially adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

(e) There is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to DHT in respect of any Tax that is reasonably likely to have a DHT Material Adverse Effect.

(f) DHT has not been a member of an affiliated, consolidated, combined or unitary group other than one of which DHT was the common parent.

(g) DHT has not filed any consent under Section 341(f) of the Code covering a collapsible corporation.

     Section 4.13. Employee Benefits.

(a) Section 4.13(a) of the DHT Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by DHT or any of its ERISA Affiliates and covers any employee or former employee of DHT or any DHT Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to Cerner together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), all summary plan descriptions and material employee communications prepared in connection with any such plan. Such plans are referred to collectively herein as the “DHT Employee Plans.” For purposes of this Section 4.13, “ERISA Affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

(b) No DHT Employee Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. At no time has DHT or any of its ERISA Affiliates contributed to, or been required to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or any other plan subject to Title IV of ERISA (a “Retirement Plan”), and neither DHT nor any of its ERISA Affiliates has, or ever has had, any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan. To the Knowledge of DHT, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any DHT Employee Plan that is a Retirement Plan or, with respect to any DHT Employee Plan that is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither DHT nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have a DHT Material Adverse Effect. To the Knowledge of DHT, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any DHT Employee Plan has occurred that will make DHT or any DHT Subsidiary, or any officer or director of DHT or any DHT Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a DHT Material Adverse Effect.

(c) Each DHT Employee Plan that is intended to be qualified under Section 401(a) of the Code now meets, and at all times since its inception have met, the requirements for such qualification other than such requirements for which a remedial amendment period has not expired, and each trust forming a part thereof is now, and at all times since its inception has been, exempt from tax pursuant to Section 501(a) of the Code. Each such plan has received a determination letter from the Internal Revenue Service to the effect that such plan is qualified and its related trust is exempt from federal income taxes. DHT has furnished, or will make available upon request, to Cerner copies of the most recent Internal Revenue Service determination letters with respect to each such DHT Employee Plan. Each DHT Employee Plan has been maintained and administered in substantial compliance with its terms (except that in any case in which any DHT Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet to be amended to reflect such provision, such plan has been maintained and administered in accordance with the provision) and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such DHT Employee Plan. All material reports, returns and similar documents with respect to each DHT Employee Plan required to be filed with any governmental agency or distributed to any DHT Employee Plan participant have been duly timely filed and distributed.

(d) There is no contract, agreement, plan or arrangement that, as a result of the Merger, would be reasonably likely to obligate DHT to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

(e) Except as disclosed in writing to Cerner prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any DHT Employee Plan that would increase materially the expense of maintaining such DHT Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2000.

(f) No DHT Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of DHT or any Subsidiary.

     Section 4.14. Compliance with Laws; Licenses, Permits and Registrations.

(a) DHT is not in violation of, nor has DHT has been notified that it has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, are not reasonably likely to have a DHT Material Adverse Effect.

(b) DHT has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by DHT to carry on its business as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have a DHT Material Adverse Effect.

     Section 4.15. Title to Properties.

(a) DHT has good and marketable title to, or valid leasehold interests in, all its properties and assets reflected in the DHT Financial Statements as being owned or leased by DHT, except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that are not reasonably likely to have a DHT Material Adverse Effect. All such assets and properties, other than assets and properties in which DHT has leasehold interests, are free and clear of all Liens, except for Liens are not reasonably likely to have a DHT Material Adverse Effect.

(b) DHT (i) is in substantial compliance with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and (ii) enjoys peaceful and undisturbed possession under all such leases.

     Section 4.16. Intellectual Property.

(a) DHT owns or has a valid license to use, free and clear of all liens except as granted to Silicon Valley Bank all material: (i) Marks; (ii) Patents; (iii) Copyrights; and (iv) Trade Secrets; necessary to (x) carry on the business of DHT as currently conducted or as proposed to be conducted by the Surviving Corporation, and (y) make, have made, use, distribute and sell all products currently sold by DHT and all products in development.

(b) DHT has not received any notification or other communication of the existence of any dispute or disagreement with respect to any agreement to which DHT is a party, relating to any of DHT’s Marks, Patents, Copyrights, or Trade Secrets (collectively, “DHT Intellectual Property”), and to DHT’s Knowledge, there are no such threatened disputes or disagreements.

(c) All former and current employees of DHT have executed written contracts with DHT that assign to DHT all rights to any inventions, improvements, discoveries, or information relating to the business of DHT. To DHT’s Knowledge, no employee of DHT has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than DHT.

(d) All of the Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions except where the failure to have such ownership or license is not reasonably likely to have a DHT Material Adverse Effect.

(e) DHT uses reasonable procedures to keep its Trade Secrets confidential, and DHT’s Trade Secrets have been disclosed only under written agreements that require the recipient to hold such Trade Secrets confidential.

(f) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. DHT has not received notification of any potentially interfering patent or patent application of any third party.

(g) To DHT’s Knowledge, no DHT Intellectual Property is infringed or, to DHT’s Knowledge, has been challenged or threatened in any way. To DHT’s Knowledge, none of the products manufactured and sold or proposed to be sold, nor any process or know-how used, by DHT infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

(h) Other than the software licenses set forth in the DHT Disclosure Schedules, DHT is not required to make any payments to any third parties in connection with third party technology embedded in the DHT Intellectual Property.

(i) All products made, used, or sold under the Patents have been marked with the proper patent notice except where the failure to have such ownership or license is not reasonably likely to have a DHT Material Adverse Effect.

     Section 4.17. Environmental Matters. With such exceptions as, individually or in the aggregate, are not reasonably likely to have a DHT Material Adverse Effect, (i) no written notice, notification, demand, request for information, summons, complaint or order has been received by DHT, and no investigation, action, claim, suit, proceeding or review is pending or to the Knowledge of DHT, threatened by any Person against, DHT with respect to any applicable Environmental Law and (ii) to the Knowledge of DHT, DHT is and has been in compliance with all applicable Environmental Laws.

     Section 4.18. Finders’ Fees; Opinions of Financial Advisor. Except as described in Section 4.18 of the DHT Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, DHT or who might be entitled to any fee or commission from DHT or Cerner or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 4.19. Required Vote and Waiver; Board Approval.

(a) The only vote or waiver of rights of the holders of any class or series of capital stock of DHT required by law, rule or regulation to approve and adopt this Agreement and/or any of the other transactions contemplated hereby, including the Merger, is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and of a majority of the shares of DHT Preferred Stock, each voting as a separate class, in favor of the approval and adoption of this Agreement and approval of the Merger and the transactions contemplated hereby.

(b) DHT’s Board of Directors has (i) determined and declared that as of the date of this Agreement this Agreement and the transactions contemplated hereby,

including the Merger, are advisable and in the best interests of DHT and its shareholders, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and (iii) duly resolved, subject to its continuing fiduciary duties, to recommend to such shareholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof at a special meeting of the shareholders of DHT duly held for such purpose (the “DHT Shareholders Meeting”).

     Section 4.20. State Takeover Statutes. DHT has, or will, taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 607.0902 of the Florida Law, and accordingly, such Sections do not apply to the Merger or any of such transactions.

     Section 4.21. Tax Treatment. DHT is not aware that it has taken or agreed to take, any action or is aware of any fact or circumstance that would prevent or impede the Merger from qualifying as a 368 Reorganization.

     Section 4.22. Certain Agreements. Except as set forth in Section 4.25 of the DHT Disclosure Schedule, DHT is not (i) a party to or otherwise bound by any agreement or arrangement that limits or otherwise restricts DHT or the Surviving Corporation from engaging or competing in any line of business or in any locations, which agreement or arrangement is material to the business of DHT or would be material to the business of the Surviving Corporation (assuming the Merger has taken place), in either case taken as a whole and (ii) except in the ordinary course of business, have amended, modified or terminated any material contract, agreement or arrangement of DHT or any DHT Subsidiary or otherwise waived, released or assigned any material rights, claims or benefits of DHT or any DHT Subsidiary thereunder.

     Section 4.23. Employment Agreements. There exists (i) no union, guild or collective bargaining agreement to which DHT is a party, (ii) except as set forth in Sections 4.13(a) and 9.3 of the DHT Disclosure Schedule, no employment, consulting or severance agreement between DHT and any Person (except for consulting agreements that individually, and in the aggregate, are not material to DHT), and (iii) no employment, consulting, severance or indemnification agreement or other agreement or plan to which DHT is a party that would be altered or result in any bonus, golden parachute, severance or other payment or obligation to any Person, or result in any acceleration of the time of payment or in the provision or vesting of any benefits, as a result of the execution or performance of this Agreement or as a result of the Merger or the other transactions contemplated hereby.

     Section 4.24. Intentionally omitted.

     Section 4.25. Material Contracts. Schedule 4.25 of the DHT Disclosure Schedule lists all material contracts and agreements to which, as of the date hereof, DHT is a party or by which is bound or under which DHT has or may acquire any rights, which involve or relate to (i) obligations of DHT for borrowed money or other indebtedness where the amount of such obligations exceeds $50,000 individually, (ii) the lease by DHT, as lessee or lessor, of real property for rent of more than $50,000 per annum, (iii) the purchase or sale of goods (other than raw material to be purchased by DHT on terms that are customary and consistent with the past practice of DHT and in amounts and at prices substantially consistent with past practices of DHT) or services with an aggregate minimum purchase price of more than $50,000 per annum, (iv) rights to manufacture and/or distribute any product which accounted for more than $50,000 of the consolidated revenues of DHT during the fiscal year ended December 31, 2000 or under which DHT received or paid license or other fees in excess of $50,000 during any year, (v) the purchase or sale of assets or properties not in the ordinary course of business having a purchase price in excess of $50,000, (vi) the right (whether or not currently exercisable) to use, license (including any “in-license” or “outlicense”), sublicense or otherwise exploit any intellectual property right or other proprietary asset of DHT or any other Person which requires the payment of a license or support fee or royalty in excess of $50,000, (vii) any collaboration or joint venture or similar arrangement, (viii) the restriction on the right or ability of DHT (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person; (ix) any currency hedging; (x) individual capital expenditures or commitments in excess of $50,000; or (xi) powers of attorney. All such contracts and agreements are duly and validly executed by DHT and are in full force and effect in all material respects. DHT has not materially violated or breached, or committed any material default under, any contract or agreement, and, to the Knowledge of DHT, no other Person has materially violated or breached, or committed any material default under, any contract or agreement. No event has occurred which, after notice or the passage of time or both, would constitute a default by DHT under any contract or agreement or give any Person the right to (A) declare a default or exercise any remedy under any contract or agreement, (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any contract or agreement, (C) accelerate the maturity or performance of any contract or agreement, or (D) cancel, terminate or modify any contract or agreement, in each case which, together with all other events of the types referred to in clauses (A), (B), (C) and (D) of this sentence has had or may reasonably be expected to have a DHT Material Adverse Effect. All such contracts and agreements will continue, after the Effective Time, to be binding in all material respects in accordance with their respective terms until their respective expiration dates.

     Section 4.26. Certain Business Practices. Neither DHT nor to the Knowledge of DHT any director, officer or employee of DHT has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (assuming for purposes of this Section 4.26 that DHT is subject to Section 30A of the Exchange Act).

     Section 4.27. Insurance. DHT has made available to Cerner a summary of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of DHT. Subject to expirations and renewals of insurance policies in the ordinary course of business, all of such insurance policies is in full force and effect. Since December 31, 1998, DHT has not received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of DHT other than claims incurred in the ordinary course of business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Merger Sub represents and warrants to DHT as follows:

     Section 5.1. Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Cerner.

     Section 5.2. Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and assuming this Agreement constitutes a valid and binding agreement of DHT, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles.

     Section 5.3. Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement do not and will not contravene or conflict with its certificate of incorporation or bylaws.

     Section 5.4. No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement. Merger Sub has no subsidiaries.

     Section 5.5. Taxes. Merger Sub has not taken or agreed to take, will not take, and is not aware of any fact or circumstance that would prevent or impede the Merger from qualifying as a 368 Reorganization.

ARTICLE VI

COVENANTS OF DHT

     DHT agrees that:

     Section 6.1. DHT Interim Operations. Except as set forth in the DHT Disclosure Schedule or as otherwise expressly contemplated or permitted hereby, or as required by any Governmental Entity of competent jurisdiction, without the prior consent of Cerner (which consent will not be unreasonably withheld or delayed), from the date hereof until the Effective Time or the termination of this Agreement, DHT shall conduct its business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for DHT to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement, or as required by a Governmental Entity of competent jurisdiction, from the date hereof until the Effective Time or the termination of this Agreement, without the prior consent of Cerner (which consent will not be unreasonably withheld or delayed), DHT shall not:

(a) except to the extent required to comply with its obligations hereunder or required by law, DHT shall not amend or propose to so amend its Articles of Incorporation, Bylaws or other governing documents;

(b) split, combine or reclassify any shares of capital stock of DHT or declare, set aside or pay any dividend;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (A) a number of shares of capital stock equal to that number of shares underlying options forfeited prior to the Closing by former DHT employees, pursuant to the DHT Employee Plans, or (B) Common Stock upon the exercise of Stock Rights, stock options or warrants in accordance with their present terms or upon exercise of options issued pursuant to clause (A) of this Section 6.1(c)(i); or (ii) amend in any respect any term of any outstanding security of DHT;

(d) other than in connection with transactions not prohibited by Section 6.1(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for DHT made available to Cerner, (ii) disclosed in any DHT SEC Document filed prior to the date hereof, or (iii) incurred in the ordinary course of business of DHT and consistent with past practice;

(e) except in the ordinary course of business, acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $50,000, or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $50,000, but in no event shall the expenditures, commitments, obligations or liabilities made, incurred or assumed, as the case may be, by DHT pursuant to Sections 6.1(d) and 6.1(e) exceed $100,000 in the aggregate;

(f) sell, lease, license, perform services, encumber or otherwise dispose of any assets, other than (i) sales or licenses of finished goods or the performance of services in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of DHT’s business and (iii) assets related to discontinued operations of DHT or any DHT Subsidiary;

(g) except as described in Section 6.1(g) of the DHT Disclosure Schedule (i) incur any indebtedness for borrowed money or guarantee any such indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of DHT, (iii) make any loans, advances or capital contributions to or investments in, any other Person, or (iv) guarantee any debt securities or indebtedness of others, except, in each case, in the ordinary course of business consistent with past practice (which exception shall include, without limitation, borrowings under DHT’s existing credit agreements and overnight borrowings);

(h) (i) enter into any agreement or arrangement that limits or otherwise restricts DHT or any successor thereto or that would, after the Effective Time, limit or restrict DHT or the Surviving Corporation, or any of their respective Affiliates, from engaging or competing in any line of business or in any location, or (ii) enter into, amend, modify or terminate any material contract, agreement or arrangement of DHT or otherwise waive, release or assign any material rights, claims or benefits of DHT thereunder; provided, however, that this Section 6.1(h) shall not prevent DHT from entering into material contracts with customers, suppliers or distributors, so long as such contracts are entered into in the ordinary course and consistent with DHT’s prior practice;

(i) (i) except as required by law or a written agreement existing on or prior to the date hereof, or as consistent with past practice and routine raises on anniversary dates, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by law, a written agreement existing on or prior to the date hereof, or a DHT severance policy existing as of the date hereof, grant any severance or termination pay to any director, officer or employee of DHT, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business consistent with past practice and containing only normal and customary terms, make any contribution to any existing such plan, (iv) except as may be required by law or a written agreement or employee benefit plan existing on or prior to the date hereof, or as contemplated by this Agreement, enter into, amend in any respect, or accelerate the vesting under any DHT Employee Plan, employment agreement, option, license agreement or retirement agreements, or (v) hire any employee with an annual base salary in excess of $75,000;

(j) change (x) DHT’s methods of accounting in effect at December 31, 2000 except as required by changes in GAAP, as concurred with by its independent public accountants, or (y) DHT’s fiscal year;

(k) (i) settle, propose to settle or commence, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of DHT, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the DHT Financial Statements (or the notes thereto) or (y) incurred since the date of such DHT Financial Statements in the ordinary course of business consistent with past practice, or (ii) make any material Tax election or enter into any settlement or compromise of any Tax liability other than in the ordinary course of business consistent with past practices and containing only normal and customary terms;

(l) enter into any new material line of business not previously disclosed or mentioned in any DHT SEC Document filed prior to the date hereof,; or

(m) agree, resolve or commit to do any of the foregoing.

     Section 6.2. Acquisition Proposals; Board Recommendation.

(a) DHT agrees that it shall not, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of DHT, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal for DHT, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for DHT, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of DHT equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal for DHT; provided, however, that if, at any time prior to receipt of the DHT Shareholder Approval, DHT’s Board of Directors reasonably determines in good faith, after receipt of written advice from outside counsel and independent financial advisor of DHT, that failing to take such action could reasonably be expected to be a breach of its fiduciary duties to DHT’s shareholders under applicable law, DHT may, in response to an Acquisition Proposal for DHT made after the date of this Agreement which was not solicited by DHT or its representatives or agents and which did not otherwise result from a breach of this Section 6.2, and which is reasonably likely to lead to a Superior Proposal, and subject to compliance with Section 6.2(c) (x) furnish information with respect to DHT to any person pursuant to a customary confidentiality agreement including customary standstill provisions (as determined by DHT after consultation with its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal for DHT.

(b) Neither the Board of Directors of DHT nor any committee thereof shall (i) withdraw, or propose publicly to withdraw, in a manner adverse to Cerner, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) subject to Section 6.2(d), modify, or propose publicly to modify, in a manner adverse to Cerner, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal for DHT or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal for DHT. Notwithstanding the foregoing, if at any time prior to receipt of DHT Shareholder Approval the Board of Directors of

DHT determines in good faith, after receipt of written opinions from outside counsel and independent financial advisor of DHT, that it has received an Acquisition Proposal for DHT that constitutes a Superior Proposal which did not result from a breach of this Section 6.2 and that failure to do one of the following could reasonably be expected to be a breach of its fiduciary duties to DHT’s shareholders under applicable Florida Law, the Board of Directors of DHT may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Merger and this Agreement, (y) approve or recommend the Superior Proposal (as defined below), or (z) terminate this Agreement and concurrently with or after such termination, if it so chooses, cause DHT to enter into any Acquisition Agreement with respect to the Superior Proposal, but in each of the cases set forth in clause (x), (y) or (z), only at a time prior to receipt of the DHT Shareholder Approval and only at a time that is after the tenth business day following Cerner’s receipt of written notice advising Cerner that the Board of Directors of DHT has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided, that in each of the cases set forth in clause (x), (y) or (z), DHT shall pay to Cerner the fee provided for in Section 9.3(a) of this Agreement prior to the Board of Directors of DHT taking any of the actions described in such clauses; provided, however, that if the Board of Directors of DHT determines in good faith that DHT’s financial inability to pay the fee provided for in Section 9.3(a) of this Agreement prior to the Board of Directors of DHT taking any of the actions described in such clauses could reasonably be expected to result in a breach of its fiduciary duties to DHT’s shareholders under applicable Florida Law, then DHT shall not be required to pay Cerner the fee provided for in Section 9.3(a) prior to taking the actions described in such clauses, but shall deliver to Cerner prior to taking such actions a promissory note, in a form reasonably acceptable to Cerner, in the original principal amount of Two Million Dollars ($2,000,000.00), payable on the earlier of (1) six (6) months after the date of the promissory note, or (2) the date upon which the transactions contemplated by a Superior Proposal are consummated. Any such withdrawal or modification of the recommendation of the Merger and this Agreement and the transactions contemplated hereby shall not change the approval of the Board of Directors of DHT for purposes of causing Section 607.0902 of the Florida Law to be inapplicable to the Merger and this Agreement and the transactions contemplated hereby. For all purposes of this Agreement, a “Superior Proposal” means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the DHT Securities then outstanding (whether pursuant to a tender or exchange offer, merger, consolidation, share exchange, or other business combination) or all or substantially all the assets of DHT and otherwise on terms which the Board of Directors of DHT determines in its good faith judgment (based on a written opinion of DHT’s financial advisor) to be materially more favorable to DHT and its shareholders than the Merger (taking into account any changes to the financial and other contractual terms of this Agreement proposed by Cerner in response to such proposal, the Person making the proposal, any legal or regulatory considerations and all other relevant financial and strategic consideration s, including the timing of the consummation of such transactions) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of DHT, is reasonably capable of being obtained by such third party.

(c) In addition to the obligations of DHT set forth in Section 6.2(a) of this Agreement, DHT shall immediately advise Cerner orally and in writing of any request for information or of any Acquisition Proposal for DHT, the material terms and conditions of such request or Acquisition Proposal for DHT and the identity of the person making such request or Acquisition Proposal for DHT. DHT will keep Cerner fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal for DHT.

(d) Nothing contained in this Section 6.2, and subject to the payment of a termination fee if and to the extent required by Section 9.3(a), shall prohibit DHT from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to DHT’s shareholders if, in the good faith judgment of the Board of Directors of DHT, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to DHT’s shareholders under applicable Law; provided, however, neither DHT nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.2(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal for DHT.

     Section 6.3. Employment Agreements. DHT agrees to use its reasonable best efforts to cause each of the employees of DHT identified in Exhibit F hereto to execute and deliver to Cerner employment agreements in the form attached hereto as Exhibit G. DHT agrees that it will not terminate the employment of T. Christopher Assif, John Fingado and Charles R. Johnson, or any of the employees of DHT identified on Exhibit F hereto, without the prior written consent of Cerner, which shall not be unreasonably withheld.

     Section 6.4. 401(k) Plans. DHT shall, prior to the Closing Date, adopt any and all resolutions that are necessary or appropriate to (i) fund all the DHT 401(k) plans, as referenced in Schedule 4.13 (the “401(k) Plans”), with any profit sharing and/or matching contributions that have accrued as of the Closing Date or that otherwise customarily would have been made by DHT prior to the 401(k) Plans’ year ends; (ii) require that all 401(k) Plans’ participant elective deferrals have ceased one pay period prior to Closing such and that all elective deferrals to be remitted to the 401(k) Plans have been made prior to the Closing Date; (iii) except as set forth immediately above in (i) and (ii) of this paragraph, cease all other contributions to the 401(k) Plans as of the day before the Closing Date; (iv) terminate the 401(k) Plans; (v) fully vest all participant account balances in the 401(k) Plans immediately before the Closing Date; (vi) use all reasonable efforts to complete the Internal Revenue Service (“IRS”) Form 5310 Application for Determination with respect to the termination of the 401(k) Plans prior to Closing; and (vii) provide for distribution of the assets of the 401(k) Plans following receipt of a favorable determination letter from the IRS with respect to the termination and distribution of the assets of the 401(k) Plans.

     Section 6.5. Incentive Stock Options. The parties agree to work together in good faith to determine the appropriate treatment of the incentive stock options previously granted to certain DHT employees and DHT agrees to take agreed upon reasonable actions related to such stock options prior to the Closing Date, including informing the DHT employees of agreed upon employee communication related thereto.

ARTICLE VII

COVENANTS OF DHT AND CERNER

     The parties hereto agree that:

     Section 7.1. Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable after the execution hereof.

     Section 7.2. Certain Filings; Cooperation in Receipt of Consents; Listing.

(a) Cerner agrees to use its reasonable best efforts to file with the SEC on or before September 27, 2001, but in not event later than October 17, 2001 (unless consented to by the parties hereto, which consent will not be unreasonably withheld) the Registration Statement, in which the Proxy Statement/Prospectus will be included as Cerner’s prospectus and shall use its reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. DHT shall mail the Proxy Statement/Prospectus to its shareholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. On or before the effectiveness of the Registration Statement, DHT shall file the Proxy/Prospectus with the SEC. Cerner and DHT shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities or blue sky laws in connection with the issuance of shares of Cerner Common Stock in the Merger.

(b) No amendment or supplement to the Proxy Statement/Prospectus will be made by DHT or Cerner without the approval of the other party, which will not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification of the shares of Cerner Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Registration Statement or Proxy

Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information, in each case, whether orally or in writing. If at any time prior to the Effective Time, DHT or Cerner discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with respect thereto, and with respect to the Registration Statement, as the case may be, with the SEC and, to the extent required by law or regulation, disseminated to the shareholders of DHT.

(c) DHT and Cerner shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers, (iii) setting a mutually acceptable date for the DHT Shareholders Meeting, and (iv) taking all lawful action to call, give notice of, convene and hold the DHT Shareholders Meeting for the purpose of obtaining the requisite votes to approve and adopt this Agreement, the Merger and the other matters contemplated by this Agreement. The Board of Directors of DHT shall, subject to its fiduciary duties under applicable law, declare the advisability of and recommend adoption and approval of this Agreement, the Merger and the other matters contemplated by this Agreement by the shareholders of DHT, and shall not, subject to its fiduciary duties under applicable law, subject to the payment of a termination fee if and to the extent required by Section 9.3(a), withdraw, modify or materially qualify in any manner adverse to Cerner such recommendation or take any action or make any statement in connection with the DHT Shareholder Meeting materially inconsistent with such recommendation (any such withdrawal, modification, qualification or statement (whether or not required), an “Adverse Change in the DHT Recommendation”).

(d) Each party shall afford the other party reasonable opportunities to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

(e) Cerner agrees to use its reasonable best efforts to cause the shares of Cerner Common Stock to be issued to DHT Shareholders upon conversion of shares of Common Stock in accordance with this Agreement, the Articles of Merger and the Certificate of Merger to be approved for listing upon issuance on the Nasdaq National Market.

(f) Upon the terms and subject to the conditions of this Agreement, Cerner shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware and DHT will execute and file the Articles of Merger with the Secretary of State of the State of Florida.

     Section 7.3. Public Announcements. Prior to the Effective Time, Cerner and DHT shall use their reasonable best efforts to develop a joint communications plan and each party shall use its reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any rules of the Nasdaq National Market, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 7.3 shall be deemed to prohibit any party from making any timely disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations under applicable Law if such party shall use reasonable efforts to notify the other party of the contents of the disclosure prior to such disclosure.

     Section 7.4. Access to Information; Notification of Certain Matters.

(a) From the date hereof until the Effective Time or the termination of this Agreement and subject to applicable law, DHT and Cerner shall (i) afford each other and their counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to their offices, properties, books, records, contracts, commitments, officers and employees and all other information concerning it and its business, properties, assets, condition (financial or otherwise) or prospects, (ii) consistent with its legal obligations, furnish or make available to each other and their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such other party may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of such other party in their investigation. Any investigation pursuant to this Section 7.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Except as otherwise agreed to in writing by a party, unless and until the Effective Time, each party will be bound by, and all information received with respect to the other party pursuant to Section 7.4 and otherwise shall be subject to, the terms of that certain confidentiality agreement entered into with DHT, dated May 21, 2001 (the “Confidentiality Agreement”). In the event that this Agreement is terminated and the Merger is not consummated, the parties to this Agreement affirm their understanding that the terms of the Confidentiality Agreement will survive such termination and will continue in full force and effect. No information or knowledge obtained in any investigation pursuant to this Section 7.4 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b) Each party hereto shall give prompt notice to each other party hereto of:

(i) the receipt by such party or any of such party’s Subsidiaries of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) the receipt by such party or any of such party’s Subsidiaries of any notice or other communication from any Governmental Entity in connection with any of the transactions contemplated by this Agreement;

(iii) such party’s obtaining Knowledge of any actions, suits, claims, investigations or proceedings commenced, threatened against, relating to or involving or otherwise affecting either DHT or Cerner, as the case may be, or any Subsidiary of either of them, provided, in the case of Cerner, that such litigation relates to the consummation of the transactions contemplated by this Agreement; or

(iv) such party’s obtaining Knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall limit or otherwise affect the representations, warranties, obligations or remedies of the parties to the conditions to the obligations of the parties hereunder.

     Section 7.5. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of DHT or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of DHT or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of DHT or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger.

     Section 7.6. Tax Treatment.

(a) Prior to the Effective Time, each party shall cooperate with the other party and shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and will not knowingly take any action reasonably likely to cause the Merger not so to qualify. The Surviving Corporation shall not take any action after the Effective Time that would cause the Merger not to qualify a 368 Reorganization.

(b) Each party shall cooperate with the other party and shall use its reasonable best efforts to obtain the opinions referred to in Sections 8.2(b) and 8.3(b) and in connection therewith, each of Cerner and DHT shall deliver to such counsel customary representation letters substantially in the forms attached hereto as Exhibit C and Exhibit

D (the “Cerner Representation Letter” and the “DHT Representation Letter”, respectively) or otherwise in form and substance reasonably satisfactory to such counsel.

     Section 7.7. Affiliates. Not less than 45 days prior to anticipated the Effective Time, DHT shall deliver to Cerner a letter identifying all persons who, in the reasonable judgment of DHT, may be deemed at the time this Agreement is submitted for adoption by the shareholders of DHT, “affiliates” of DHT for purposes of Rule 145 under the Securities Act and such list shall be updated as necessary to reflect changes from the date hereof. DHT shall use reasonable best efforts to cause each Person identified on such list to deliver to Cerner not less than 10 days prior to the anticipated Effective Time, a written agreement substantially in the form attached as Exhibit E hereto (an “Affiliate Agreement”), which Affiliate Agreements shall require compliance with Rule 145 under the Securities Act.

     Section 7.8. Benefit Matters. Cerner shall negotiate in good faith with those employees of DHT identified in Exhibit F to reach mutually agreeable terms which will be set forth in an employment agreement in the form attached hereto as Exhibit G for their continued employment by Cerner or a Cerner Subsidiary following the Merger. Cerner and DHT will work together to transition DHT employees to Cerner employee benefit plans, as appropriate.

     Section 7.9. Indemnification and Insurance.

(a) The Certificate of Incorporation and Bylaws of Merger Sub shall contain provisions with respect to indemnification and exculpation similar to those set forth in the Articles of Incorporation and Bylaws of DHT, which provisions Cerner shall not and shall cause Merger Sub not to amend, repeal or otherwise modify for a period of five (5) years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of DHT, unless such amendment, repeal or other modification is required by applicable law.

(b) From and after the Effective Time, Cerner and Merger Sub agree that they will indemnify and hold harmless each past and present director and officer of DHT (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that DHT would have been permitted under Florida Law and its Articles of Incorporation or Bylaws in effect on the date of this Agreement to indemnify such person (and Cerner and Merger Sub shall also advance expenses as incurred to the fullest extent permitted under applicable Florida Law and the Articles of Incorporation and the Bylaws of DHT, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

(c) Solely with respect to the information pertaining to Cerner and included in the Registration Statement (whether expressly or by incorporation by reference), Cerner shall indemnify, defend, and hold harmless Indemnified Parties against all costs, fees, or expenses (including reasonable attorneys’ fees) judgments, fines, penalties, losses, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, administrative, or investigative, arising out of or under the Securities Act or the Exchange Act or the state blue sky or securities Laws or any state blue sky or securities Laws based in whole or in part on (i) any untrue statement or alleged untrue statement of a material fact contained in such documents including any amendment or supplement to such document), (ii) any omission or alleged omission to state in such documents a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation of Cerner or any of its Subsidiaries of any such Laws in connection with such documents.

(d) Any Indemnified Party wishing to claim indemnification under Sections 7.10(b) or (c) upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Cerner thereof in writing, but the failure to so notify shall not relieve Cerner of any liability it may have to such Indemnified Party if such failure does not materially prejudice Cerner. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Cerner or Merger Sub shall have the right to assume the defense thereof, and Cerner shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Cerner or Merger Sub elects not to assume such defense, or if there are any issues which raise material conflicts of interest between Cerner or Merger Sub and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Cerner, and Cerner or Merger Sub shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that Cerner shall be obligated pursuant to this paragraph (c) to pay for only one firm or counsel for all Indemnified Parties and, as applicable, for local counsel, and provided, however, the costs of more than one firm or counsel shall be paid if the Indemnified Parties cannot be represented by one firm or counsel because of a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Cerner shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

(e) For a period of five (5) years after the Effective Time and to the extent available pursuant to the DHT directors and officers insurance policy, Cerner or Merger Sub shall maintain in effect policies of directors’ and officers’ liability insurance covering those persons who are currently covered by DHT’s directors’ and officers’ liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to them in any material respect than the terms now applicable to them under DHT’s current insurance policies; provided that Cerner and Merger Sub shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

(f) If Cerner or Merger Sub or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions shall be made so that the successors and assigns of Cerner or Merger Sub, as the case may be, shall assume all of the obligations set forth in this Section 7.10; provided, that the failure to make such provisions shall not affect the validity of any such consolidation, merger or transfer.

(g) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and representatives.

(h) Notwithstanding the foregoing, neither Cerner nor Merger Sub shall have any obligation to indemnify or exculpate any officer or director or DHT from liability to Cerner, Merger Sub or Cerner’s stockholders for any acts related to or arising out of the Merger, this Agreement or the transactions contemplated hereby if and to the extent such person’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     Section 7.10. SEC Reports. Each party shall file all documents and reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. If financial statements are contained in any reports filed with the SEC, such financial statements will represent fairly the present consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then-ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments and except for the permissible absence of footnote disclosure in the unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 7.11. DHT Interim Balance Sheet. On or before the Determination Date, DHT shall deliver to Cerner an unaudited balance sheet of DHT as of the latest month end that is no later than 15 days prior to the Closing Date prepared consistently with the unaudited balance sheets included in the latest Quarterly Report on Form 10-Q filed by DHT prior to the Closing Date.

     Section 7.12. DHT Stock Ownership. On or before the Closing Date, DHT shall deliver to Cerner a schedule, certified by the Chief Executive Officer of DHT, setting forth the total number of shares of Common Stock outstanding as of the close of business on the Determination Date.

ARTICLE VIII
CONDITIONS TO THE MERGER

     Section 8.1. Conditions to the Obligations of Each Party. The respective obligations of DHT, Cerner and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by DHT and Cerner pursuant to Section 10.2 hereof on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The DHT Shareholder Approval shall have been obtained;

(b) Securities Laws. (i) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn, (ii) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect, and (iii) the Nasdaq National Market shall have approved the listing of the Cerner Common Stock portion of the Merger Consideration, subject to notice of issuance;

(c) Other Regulatory Approvals. Other than the filings provided for by Article II, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain would have a DHT Material Adverse Effect, a Cerner Material Adverse Effect or a Surviving Corporation Material Adverse Effect, shall have been filed, occurred or been obtained; and

(d) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting, enjoining or restraining consummation of the Merger or (ii) which otherwise would reasonably be expected to have a Surviving Corporation Material Adverse Effect after giving effect to the Merger.

     Section 8.2. Conditions to the Obligations of Cerner and Merger Sub. The obligations of Cerner and Merger Sub to consummate the Merger are subject to the satisfaction, or waiver by Cerner pursuant to Section 10.2 hereof, on or prior to the Closing Date, of the following further conditions:

(a) Representations and Covenants. (i) DHT shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Articles of Merger and the Certificate of Merger; (ii) except for changes contemplated by this Agreement or as a result of the transactions contemplated hereby, the representations and warranties of DHT in this Agreement that are qualified as to materiality, DHT Material Adverse Effect or Surviving Corporation

Material Adverse Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Effective Time (except in each case for representations and warranties that address matters only as of a specific date, in which case such representations and warranties qualified as to materiality, DHT Material Adverse Effect or Surviving Corporation Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and (iii) Cerner shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of DHT to the foregoing effect;

(b) Tax Opinion. Cerner shall have received an opinion of Stinson, Mag & Fizzell, P.C. in form and substance reasonably satisfactory to Cerner, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Articles of Merger and the Certificate of Merger, to the effect that the Merger will qualify for federal income tax purposes as a 368 Reorganization and that each of Cerner, DHT and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Cerner, DHT and Merger Sub;

(c) Affiliate Agreements. Cerner shall have received from each Person named in the letter referred to in Section 7.7 an executed copy of an Affiliate Agreement;

(d) Opinion of Counsel. Cerner shall have received an opinion of Carlton Fields, P.A., in substantially the form attached hereto as Exhibit H; and

(e) No Material Adverse Change. There shall have been no DHT Material Adverse Change from the date hereof through the Closing Date.

     Section 8.3. Conditions to the Obligations of DHT. The obligations of DHT to consummate the Merger are subject to the satisfaction, or waiver by DHT pursuant to Section 10.2 hereof, on or prior to the Closing Date, of the following further conditions:

(a) Representations and Covenants. (i) Cerner shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Articles of Merger and the Certificate of Merger; (ii) the representations and warranties of Cerner and Merger Sub in this Agreement that are qualified as to materiality, Cerner Material Adverse Effect or Surviving Corporation Material Adverse Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Effective Time (except for representations and warranties which address matters only as of a specific date, in which case such representations and warranties qualified as to materiality, Cerner Material Adverse Effect or Surviving Corporation Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and (iii) DHT shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Cerner and Merger Sub to the foregoing effect;

(b) Tax Opinion. DHT shall have received an opinion of Stinson Mag & Fizzell, P.C., in form and substance reasonably satisfactory to DHT, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Articles of Merger and the Certificate of Merger, to the effect that the Merger will qualify for federal income tax purposes as a 368 Reorganization and that each of Cerner, Merger Sub and DHT will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Cerner, Merger Sub and DHT;

(c) Opinion of Counsel. DHT shall have received an opinion of Stinson, Mag & Fizzell, P.C., in substantially the form attached hereto as Exhibit I;

(d) Fairness Opinion. DHT shall have received the written opinion of SG Cowen Securities Corporation, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Common Stock (other than Cerner and any Cerner Subsidiary);

(e) Cerner Common Stock Price. The Average Cerner Stock Price determined as of the Closing Date shall not be less than $43.00 per share;

(f) No Material Adverse Change. There shall have been no Cerner Material Adverse Change from the date hereof through the Closing Date; and

(g) Payment of Merger Consideration. Cerner shall have delivered or shall have caused to be delivered to the Exchange Agent the aggregate Merger Consideration payable to all holders of the Common Stock and the Preferred Stock pursuant to the terms of this Agreement.

ARTICLE IX

TERMINATION

     Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written agreement of Cerner and DHT;

(b) by either DHT or Cerner, if

(i) the Merger shall not have been consummated by February 28, 2002 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the Expiration Date;

(ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Cerner, DHT or the

Merger Sub from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree; or

(iii) the holders of Common Stock or the Preferred Stock do not approve this Agreement at the DHT Shareholder Meeting on or before the Expiration Date.

(c) by Cerner, (i) if there shall have occurred an Adverse Change in the DHT Recommendation (or the Board of Directors of DHT have resolved to take such action); (ii) if there shall have occurred a breach of Section 6.2 by DHT or any of its officers, directors, employees, advisors or agents; (iii) DHT shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of DHT in favor of the adoption and approval of this Agreement and the approval of the Merger; (iv) the Board of Directors of DHT shall have approved, endorsed or recommended any Acquisition Proposal of DHT; (v) a tender or exchange offer relating to securities of DHT shall have been commenced and DHT shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that DHT recommends rejection of such tender or exchange offer; or (vi) DHT or DHT’s Board of Directors or any committee thereof shall have resolved to do or permit any of the foregoing;

(d) by Cerner, if a breach of any representation, warranty, covenant or agreement on the part of DHT set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the Expiration Date;

(e) by DHT, if a breach of any representation, warranty, covenant or agreement on the part of Cerner set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.3(a) not to be satisfied, and such condition is incapable of being satisfied by the Expiration Date;

(f) by DHT, pursuant to the provisions of Section 6.2(b);

(g) automatically if the transactions contemplated herein are enjoined by a court of competent jurisdiction for a period extending beyond 90 days; or

(h) by DHT, if all conditions set forth in Article VIII, other than the condition set forth in Section 8.3(e), have been satisfied for at least fifteen consecutive Business Days.

     Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Cerner or DHT or their respective officers or directors except with respect to the provisions of Sections 9.3, 10.1, 10.4, 10.5, and 10.10 of this Agreement which provisions shall remain in full force and effect and survive any termination of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement.

     Section 9.3. Termination Fees; Liquidated Damages; Other Fees.

(a) DHT agrees to pay to Cerner upon demand Two Million Dollars ($2,000,000) (i) as a termination fee if this Agreement is terminated pursuant to Sections 9.1(c) or 9.1(f), or (ii) as liquidated damages if all conditions to DHT’s obligations to consummate the Merger under Sections 8.1 and 8.3 have been satisfied, and DHT does not perform its obligation to consummate the Merger pursuant to this Agreement. In such event as described in this paragraph, the payments provided under this Section 9.3(a) shall be the sole and exclusive remedy available to Cerner and this Agreement shall automatically terminate.

(b) Cerner agrees to pay to DHT upon demand liquidated damages of Two Million Dollars ($2,000,000) if all conditions to Cerner’s obligations to consummate the Merger under Sections 8.1 and 8.2 have been satisfied, and Cerner does not perform its obligation to consummate the Merger pursuant to this Agreement. In such event as described in this paragraph, the payments provided under this Section 9.3(b) shall be the sole and exclusive remedy available to DHT and this Agreement shall automatically terminate.

(c) Except as set forth in this Section 9.3, all Expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. All DHT Expenses will be recorded prior to the Closing Date. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the solicitation of shareholder approval. Section 9.3 of the DHT Disclosure Schedules sets forth all of the transaction costs and fees (including severance costs for employees) of DHT that are payable as a result of this Agreement and the consummation of the transactions contemplated hereby.

(d) If this Agreement is terminated pursuant to Section 9.1, no termination fee or liquidated damages shall be payable by either party except as provided in Section 9.3(a)(i).

(e) In the event of a dispute regarding the payment of a termination fee or liquidated damages pursuant to this Section 9.3 (including without limitation collection of the promissory note described in Section 6.2(b)), the prevailing party in such dispute shall be entitled to receive from the other party all reasonable attorneys fees and costs incurred by the prevailing party in connection with such dispute.

ARTICLE X

MISCELLANEOUS

     Section 10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, in each case, if on a Business Day, and otherwise on the next Business Day, (b) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (c) the second Business Day if delivered by nationally recognized overnight courier. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Surviving Corporation, to the address set forth below for Cerner and DHT, including copies;

if to Cerner and/or Merger Sub, to:

Cerner Corporation
2800 Rockcreek Parkway
Kansas City, MO 64117
Attention: President

with copies to:

Cerner Corporation
2800 Rockcreek Parkway
Kansas City, MO 64117
Attention: General Counsel

Stinson, Mag & Fizzell, P.C
1201 Walnut Street, Suite 2800
Kansas City, MO 64106
Attention: Craig L. Evans

if to DHT to:

Dynamic Healthcare Technologies, Inc.
615 Crescent Executive Court, Fifth Floor
Lake Mary, FL 32746
Attention: Chief Executive Officer

with a copy to:

Carlton Fields, P.A
International Place, Suite 4000
100 S.E. Second Street

Miami, Florida 33131
Attention: Richard N. Bernstein

     Section 10.2. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Cerner and DHT or in the case of a waiver, by the party against whom the waiver is to be effective; except any condition which, if not satisfied, would result in the violation of any Law or applicable governmental regulation, which violation would have a DHT Material Adverse Effect or a Cerner Material Adverse Effect and provided that after the DHT Shareholder Approval, no such amendment or waiver shall, without the further approval of such shareholders, be made that would require such approval under any applicable law, rule or regulation.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 10.4. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to any principles of Delaware conflicts or choice of law.

     Section 10.5. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     Section 10.6. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as specifically provided in Section 7.9 nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 10.7. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

     Section 10.8. Enforcement. Except as specifically provided in Section 9.3, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except as specifically provided in Section 9.3, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.9. Entire Agreement. This Agreement (together with the DHT Disclosure Schedule, the Cerner Disclosure Schedule, and the exhibits and schedules hereto), the Confidentiality Agreement and the Option Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

     Section 10.10. Severability. If any term, provision, covenant or restriction set forth in this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not deemed by a party (acting reasonably and in good faith) to be materially adverse to that party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

     Section 10.11. Obligation of Cerner. Whenever this Agreement requires Cerner, the Merger Sub, or other Cerner Subsidiary to take any action, such requirement shall be deemed to include an undertaking by Cerner to cause the Cerner Subsidiaries, including the Merger Sub or the Surviving Corporation to take such action.

     Section 10.12. Fiduciary Duties. Subject to Section 6.2 of this Agreement, no provision of this Agreement shall be construed to prevent the exercise by any director of any party hereto of his or her fiduciary duty.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CERNER CORPORATION

By:	/s/ Marc G. Naughton

Marc G. Naughton, Vice President and Chief
Financial Officer

DYNAMIC HEALTHCARE TECHNOLOGIES, INC

By:	/s/ T. Christopher Assif

T. Christopher Assif, Chief Executive Officer

CERNER HOLDINGS, INC

By:	/s/ Marc G. Naughton

Marc G. Naughton, Vice President and Chief
Financial Officer

APPENDIX I

DEFINITIONS

     “Acquisition Proposal for DHT” means any offer or proposal for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, issuance of securities, liquidation, dissolution, tender offer or exchange offer or other similar transaction or series of transactions involving, or any purchase of 10% or more of the assets, or directly or indirectly acquires beneficial ownership of securities representing, or exchangeable for or convertible into, more than 10% of the outstanding securities of any class of voting securities of DHT or in which DHT issues securities representing 10% of the outstanding securities of any class of voting securities of DHT, other than the transactions contemplated by this Agreement.

     “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, or partnership or other ownership interests, by contract, or otherwise.

     “Average Cerner Stock Price” means the average of the closing sales price per share of Cerner Common Stock as reported by Nasdaq on each of the 15 consecutive trading days immediately preceding the first trading day prior to the date of the Determination Date.

     “Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized or required by Law to close in the State of Missouri or the State of Florida.

     “Cerner Balance Sheet” means Cerner’s audited balance sheet dated December 30, 2000.

     “Cerner Common Stock” means the common stock of Cerner, par value $.01 per share, including the associated rights (the “Cerner Stock Purchase Rights”) to purchase shares of Series A Preferred Stock of Cerner pursuant to the Amended and Restated Rights Agreement, dated as of March 12, 1999, between Cerner and UMB Bank, n.a., as Rights Agent. All references in this Agreement to Cerner Common Stock shall be deemed to include the Cerner Stock Purchase Rights.

     “Cerner Disclosure Schedule” means the schedule delivered to DHT by Cerner pursuant to Article III hereof containing exceptions to the representations and warranties of Cerner set forth in such Article III.

     “Cerner SEC Documents” means (i) all forms, reports, and documents required to be filed by Cerner with the SEC Under the Securities Act or the Exchange Act filed since December 30, 2000, and (ii) all other reports, filings, registration statements and other documents filed by Cerner with the SEC under the Exchange Act or the Securities Act filed since December 30, 2000.

     “Closing” means the closing of the Merger in the time and manner contemplated in Section 2.1(c) of this Agreement.

     “Closing Date” means the date on which the Closing occurs.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” means the common stock, par value $.01 per share, of DHT.

     “Confidentiality Agreement” means the Confidentiality Agreement by and between Cerner and DHT defined in Section 7.4 of this Agreement.

     “Copyrights” mean all copyrightable works in both published works and unpublished works registered and unregistered, including, without limitation, any software.

     “Determination Date” means the first date on which all of the conditions set forth in Sections 8.1, 8.2 and 8.3 have been fulfilled or waived in accordance with the terms of this Agreement.

     “DHT Balance Sheet” means DHT’s audited balance sheet relating to its fiscal year ended on December 31, 2000.

     “DHT Disclosure Schedule” means the schedule delivered to Cerner by DHT pursuant to Article IV hereof containing exceptions to the representations and warranties of DHT set forth in such Article IV.

     “DHT SEC Documents” means (i) all forms, reports, and documents required to be filed by DHT with the SEC under the Securities Act or the Exchange Act filed since December 30, 2000, and (ii) all other reports, filings, registration statements and other documents filed by DHT with the SEC under the Exchange Act or the Securities Act filed since December 30, 2000.

     “Environmental Laws” means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals, hazardous substances, hazardous materials or hazardous wastes as any of those terms is regulated or defined by Environmental Laws.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Exchange Agent” means UMB Bank, n.a., or any successor exchange agent agreed upon by Cerner and DHT.

     “Exchange Ratio” means, subject to adjustment pursuant to Section 2.1(g) of this Agreement: (a) if the Average Cerner Stock Price as determined on the Closing Date is less than $64.50 per share, then the Exchange Ratio shall be an amount equal to 362,791 divided by the number of shares of Common Stock issued and outstanding as of the close of business on the Determination Date, and (b) if the Average Cerner Stock Price as determined on the Closing Date is equal to or greater than $64.50, then the Exchange Ratio shall be an amount equal to (i) an amount equal to 362,791 divided by the number of shares of Common Stock issued and outstanding as of the close of business on the Determination Date, times (ii) a fraction, the numerator of which is $64.50, and the denominator of which is the Average Cerner Stock Price as determined on the Closing Date, subject in either case to adjustment pursuant to Section 2.1(g) of this Agreement.

     “Governmental Entity” means any federal, state or local governmental authority, any transgovernmental authority or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, agency, instrumentality, or other public body, domestic or foreign.

     “Knowledge” means, with respect to the matter in question, if any of (i) in the case of Cerner or Merger Sub, Zane Burke and Randy Sims, and (ii) in the case of DHT, the executive officers and directors of DHT.

     “Law” means any federal, state, local, municipal, foreign, international, multinational, or other judicial or administrative order, judgment, decree, constitution, statute, rule, regulation, treaty, ordinance or principle of common law.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, other than (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanic and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s, and carrier’s and other similar Liens arising in the ordinary course of business, and (v) other Liens incurred in the ordinary course of the party’s business.

     “Marks” mean all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications therefor as well as the goodwill of the business associated therewith.

     “Material Adverse Effect” or “Material Adverse Change” to a Person shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse effect on (i) the financial condition, business, or results of operations of a Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the Merger or the transactions contemplated by this Agreement ; provided, however, that a Material Adverse Effect or Material Adverse Change shall not include (a) changes in Laws of general application, or interpretations thereof by Governmental Entities, (b) changes arising out of U. S. or global economic or industrial conditions or U.S. or global financial markets or conditions, (c) changes in GAAP or regulatory accounting principles generally applicable to the business of such Person, (d) actions or omissions of a party hereto (or its subsidiaries) taken with the prior informed written consent of the other party hereto in accordance with this Agreement and in contemplation of the transactions contemplated by this Agreement, (e) circumstances generally affecting Florida based corporations, with respect to DHT, and Delaware based corporations, with respect to Cerner and the Surviving Corporation, and (f) the Merger and compliance with the provisions of this Agreement on the operating performance of DHT or Cerner. Cerner Material Adverse Effect” means a Material Adverse Effect in respect of Cerner, “DHT Material Adverse Effect”

means a Material Adverse Effect in respect of DHT and “Surviving Corporation Material Adverse Effect” means a Material Adverse Effect in respect of the Surviving Corporation.

     “Patents” mean all patents, patent applications, and inventions and discoveries that may be patentable.

     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

     “Preferred Stock” means Series C Redeemable Convertible Preferred Stock, par value $.01 per share, of DHT.

     “Proxy Statement/Prospectus” means the Proxy Statement/Prospectus included in the Registration Statement relating to the DHT Shareholder Meeting, together with any amendments or supplements thereto.

     “Registration Statement” means the Registration Statement on Form S-4 (or other applicable or successor form) registering under the Securities Act the Cerner Common Stock issuable in connection with the Merger.

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Subsidiary” means, with respect to any Person, all those corporations, associations, or other entities of which such Person owns or controls 50% or more of the outstanding equity or voting securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity or voting securities is owned directly or indirectly by its parent. “Cerner Subsidiary” means a Subsidiary of Cerner.

     “Tax” or “Taxes” means any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including any interest, penalties and addition imposed thereon or with respect thereto.

     “Trade Secrets” mean trade secrets (such as customer information, technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other confidential and proprietary information concerning the products, processes, or services of DHT, including but not limited to:  computer programs; unpatented or unpatentable inventions; ideas, discoveries or improvements; know-how, procedures, methodologies, machines, lectures, manuals, reports, illustrations, plans, designs, proposals, programming aids, flow charts, algorithms, schematics; marketing, manufacturing, or organizational research and development results and plans, business and strategic plans; sales forecasts and plans; personnel information, including the identity of employees of DHT, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning purchases of major equipment or property; and information about potential mergers or acquisitions.

     “368 Reorganization” means a merger that qualifies as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

     In addition to the definitions set forth above, each of the following terms is defined in the Section set forth opposite such term:

TERMS	SECTIONS

Adverse Change in the DHT Recommendation	7.2(c)
Affiliate Agreement	7.7
Agreement	Preamble
Articles of Merger	2.1(b)
Cerner	Preamble
Cerner Financial Statement	3.10
Cerner Representation Letter	7.6(b)
Certificate of Merger	2.1(b)
Common Certificates	2.3(a)
Common Stock	Recitals
Costs	7.10(b)
Delaware Law	2.1(a)
DHT	Preamble
DHT Employee Plans	4.13(a)
DHT Financial Statements	4.7(a)
DHT Insiders	7.9(c)
DHT Intellectual Property	4.16(b)
DHT Representation Letter	7.6(b)
DHT Returns	4.12(a)
DHT Securities	4.5(b)
DHT Shareholder Approval	Recitals
DHT Shareholders Meeting	4.19(b)
DHT Stock Options	4.5(a)
DHT Warrants	4.5(a)
Effective Time	2.1(b)
Environmental Laws	4.17(b)
ERISA	4.13(a)
ERISA Affiliate	4.13(a)
Exchange Fund	2.3(a)
Expenses	9.3(c)
Expiration Date	9.1(b)(i)
Florida Law	2.1(a)
GAAP	3.5(d)
Indemnified Parties	7.10(b)
Merger	Recitals
Merger Consideration	2.1(e)(i)
Merger Sub	Preamble
Multiemployer Plan	4.13(b)
Preferred Certificate	2.3(a)

TERMS	SECTIONS

Preferred Stock Merger Consideration	2.1(e)(ii)
Retirement Plan	4.13(b)
Section 16 Information	7.9(b)
Shares	Recitals
Stock Rights	2.1(f)
Superior Proposal	6.2(b)
Surviving Corporation	2.1(a)

Appendix B

September 5, 2001

Board of Directors
Dynamic Healthcare Technologies, Inc.
615 Crescent Executive Court
Lake Mary, FL 32746-2109

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of Dynamic Healthcare Technologies, Inc. (“DHT”) of the Exchange Ratio (as defined below) pursuant to the terms of the draft Agreement and Plan of Merger to be dated as of September 5, 2001 (the “Agreement”), by and among DHT, Cerner Acquisition, Inc. (“Merger Sub”) and Cerner Corporation (“Cerner”).

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, DHT, Merger Sub and Cerner intend to effect a merger of DHT with and into Merger Sub (the “Merger”). Upon consummation of the Merger, DHT will cease to exist and Merger Sub shall continue as the surviving corporation of the Merger and each outstanding share of DHT’s Common Stock will be converted into the right to receive .0552 shares of Cerner’s Common Stock (the “Exchange Ratio”).

SG Cowen Securities Corporation (“SG Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may from time to time trade the securities of DHT and Cerner for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We were retained by DHT solely to render an opinion to the Board of Directors as to the fairness, from a financial point of view, to DHT’s common shareholders of the Exchange Ratio and will receive a fee from DHT for our services pursuant to the terms of our engagement letter with DHT, dated as of August 29, 2001 (the “Engagement Letter”). Additionally, we will also receive a fee contingent upon the consummation of the Merger in consideration of certain financial advisory services provided to DHT by us unrelated to the Merger.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated August 31, 2001;

Board of Directors
Dynamic Healthcare Technologies, Inc.
September 5, 2001

•	certain publicly available information for DHT and certain other relevant financial and operating data furnished to SG Cowen by DHT management;

•	certain publicly available information for Cerner;

•	certain internal financial analyses, financial forecasts, reports and other information concerning DHT (the “DHT Forecasts”) prepared by its management;

•	the amounts and timing of the cost savings and related expenses expected to result from the Merger furnished to us by the management of DHT (the “Expected Synergies”);

•	First Call estimates (“First Call Estimates”) and financial projections in Wall Street analyst reports (“Wall Street Projections”) for Cerner;

•	discussions we have had with certain members of the managements of DHT and Cerner concerning the historical and current business operations, financial conditions and prospects of DHT and Cerner and such other matters we deemed relevant;

•	certain operating results, the reported price and trading histories of the shares of the common stock of DHT and Cerner as compared to the operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Merger as compared to the financial terms of certain selected business combinations we deemed relevant;

•	based on the DHT Forecasts, the cash flows generated by DHT on a stand-alone basis to determine the present value of the discounted cash flows;

•	certain pro forma financial effects of the Merger on an accretion/dilution basis; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by DHT and Cerner, respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of DHT or Cerner. We have further relied upon the assurance of the management of DHT that they are unaware of any facts that would make the information provided to us incomplete or

Board of Directors
Dynamic Healthcare Technologies, Inc.
September 5, 2001

misleading in any respect. We have, with your consent, assumed that the DHT Forecasts and the description of Expected Synergies which we examined were reasonably prepared by the management of DHT on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of DHT and that such projections and synergies, and the First Call Estimates and Wall Street Projections for Cerner utilized in our analysis, provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of DHT, nor have we been furnished with such materials. With respect to all legal matters relating to DHT and Cerner, we have relied on the advice of legal counsel to DHT. Our services to DHT in connection with the Merger have been comprised solely of rendering an opinion from a financial point of view with respect to the Exchange Ratio. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. We also have assumed that, immediately prior to or concurrent with the Merger, all outstanding shares of preferred stock of DHT will be redeemed for an aggregate consideration of $2.0 million plus accrued but unpaid dividends. We express no opinion as to the fairness of the terms of the redemption. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization.

It is understood that this letter is intended for the benefit and use of the Board of Directors of DHT in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this opinion may be reproduced in its entirety in any proxy statement relating to the Merger filed by DHT under the Securities Exchange Act of 1934, as amended, provided, that it will be reproduced in such proxy statement in full, and any description of or reference to SG Cowen or any summary of this letter in such proxy statement will be in a form acceptable to SG Cowen and its counsel, and provided, further, that to the extent the proxy statement is part of a registration statement filed by Cerner under the Securities Act of 1933, as amended (the “Securities Act”), in consenting to such inclusion we do not admit or acknowledge that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Board of Directors
Dynamic Healthcare Technologies, Inc.
September 5, 2001

This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, DHT’s underlying business decision to effect the Merger. Furthermore, we express no view as to the price or trading range for shares of Cerner’s common stock following the consummation of the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the common shareholders of DHT.

Very truly yours,

SG Cowen Securities Corporation

Appendix C

SHAREHOLDER AGREEMENT

            SHAREHOLDER AGREEMENT (this “Agreement”), dated as of September 5, 2001 among Cerner Corporation, a Delaware corporation (“Cerner”), and those certain shareholders of Dynamic Healthcare Technologies, Inc., a Florida corporation (“DHT”), named on Schedule I hereto (individually, a “Shareholder” and collectively, the “Shareholders”).

            WHEREAS, DHT, Cerner and Cerner Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Cerner (“Merger Sub”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) which provides, among other things, that DHT will merge with and into Merger Sub (the “Merger”); and

            WHEREAS, as of the date hereof, each Shareholder owns of record or beneficially the respective number of shares of Series C Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”) set opposite such Shareholder’s name on Schedule I hereto; and

            WHEREAS, as an essential condition to the willingness of Cerner to enter into the Merger Agreement, Cerner has requested that each Shareholder agree, and in order to induce Cerner to enter into the Merger Agreement, each Shareholder has agreed, to enter into this Agreement with respect to all the shares of Preferred Stock owned beneficially and of record by such Shareholder as of the date hereof or of which such Shareholder may hereafter acquire record or beneficial ownership (the “Shares”).

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

VOTING AGREEMENT

            SECTION 1.1 Voting Agreement. Each Shareholder hereby agrees that, with respect to any meeting of holders of Preferred Stock or any action to be taken by written consent with respect to the Preferred Stock, the Shareholder shall:

(a) appear in person or by proxy (or use its reasonable best efforts to cause the holder of record on any applicable record date to appear in person or by proxy) for the purpose of obtaining a quorum at the applicable meeting and at any adjournment or postponement thereof; and

(b) vote (or cause to be voted) the Shares (or, as applicable, shall execute or cause to be executed written consents in respect of the Shares) in favor of the approval and adoption of the Merger Agreement, the Merger and, any other transactions or matters contemplated by the Merger Agreement, and any actions required in furtherance thereof and hereof.

            SECTION 1.2 Irrevocable Proxy. In order to ensure that the voting agreement set forth in Section 1.1 and the other obligations of each Shareholder hereunder will be carried out, each Shareholder hereby grants an irrevocable proxy, coupled with an interest, in the form attached hereto as Exhibit A (the “Irrevocable Proxy”). Such Shareholder hereby revokes all other proxies and powers of attorney with respect to the Shares that such Shareholder may have heretofore appointed or granted that would prevent such Shareholder from performing its obligations hereunder, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Shareholder and any obligation of such Shareholder under this Agreement shall be binding upon the transferees, heirs, personal representatives, successors and assigns of such Shareholder.

            SECTION 1.3 Waiver and Consent to Option Grant. Each Shareholder hereby waives any adjustment to the conversion price of the Preferred Stock pursuant to Section 6 of Article VI of the Articles of Incorporation of DHT (the “Antidilution Provision”) which may result from the grant of options pursuant to the Stock Option Agreement, of even date herewith, by and between DHT and Cerner (the “Stock Option Agreement”). Each Shareholder hereby agrees that, upon the request of DHT, the Shareholder shall vote (or cause to be voted) the Shares (or, as applicable, shall execute or cause to be executed written consents in respect of the Shares) in favor of the approval and adoption of an amendment to the Antidilution Provision to provide that no adjustment to the conversion price of the Preferred Stock shall be made as a result of the grant of options pursuant to the Stock Option Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

            SECTION 2.1 Representations and Warranties of Each Shareholder. Except as set forth on the disclosure letter attached hereto, each Shareholder represents and warrants to Cerner as follows:

(a) Each Shareholder (if it is a corporation, general or limited partnership, limited liability company or other legal entity) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Such Shareholder has the requisite power and authority (and if a natural person, the legal capacity) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by such Shareholder and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, assuming that this Agreement constitutes a valid and binding agreement of Cerner, is a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting the rights and remedies of creditors generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or a law) and to general principles governing the duties of fiduciaries.

(b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrances (as defined below) on any of the assets of such Shareholder pursuant to any contract or other instrument to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s assets are bound, except for any thereof that would not reasonably be expected to materially impair the ability of such Shareholder to perform such Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on any federal, state, local or foreign law, statute, ordinance, rule, regulation, permit, injunction, writ, judgment, decree or order (collectively, “Laws”) of any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to materially impair the ability of such Shareholder to perform such Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(d) There is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder at law or in equity before or by any Governmental Entity that would reasonably be expected to materially impair the ability of such Shareholder to perform such Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(e) Such Shareholder owns beneficially and of record the shares of Preferred Stock set forth opposite such Shareholder’s name on Schedule I hereto (the “Existing Shares”). Except as set forth on Schedule I, the Existing Shares constitute all the shares of Preferred Stock owned of record or beneficially by such Shareholder. Except as set forth on Schedule I, such Shareholder has sole voting power, sole power of disposition and all other Shareholder rights with respect to all the Existing Shares, with no restrictions, other than pursuant to applicable securities laws, on such Shareholder’s rights of disposition pertaining thereto. None of the Existing Shares is subject to (i) any right of first refusal or first offer, (ii) right to purchase, acquire or vote, or (iii) proxy or power of attorney, except in the case of clause (ii) or (iii) any rights created by this

Agreement. Such Shareholder has good and valid title to all the Existing Shares, free and clear of all Encumbrances (other than any Encumbrance created by this Agreement).

(f) Such Shareholder is not a party to any agreement, arrangement or understanding with respect to voting, holding or disposing of any Shares or Other Securities, either as of the date hereof or at any time in the future.

ARTICLE III

SURVIVAL

            SECTION 3.1 Survival. All provisions of this Agreement shall survive any termination of the Merger Agreement and shall remain in full force and effect, except as otherwise provided in Sections 3.2 and 3.3.

            SECTION 3.2 Termination. Article I (including the Irrevocable Proxy granted pursuant to Section 1.2) shall terminate upon any termination of the Merger Agreement in accordance with Article IX thereof.

            SECTION 3.3 Effect of Termination. In the event that any part of this Agreement shall terminate pursuant to this Article III, such part of this Agreement shall thereafter be void and the parties hereto shall have no further rights or obligations with respect thereto, except as a result of any prior breach thereof.

ARTICLE IV

DEFINITIONS

            SECTION 4.1 Definitions. For purposes of this Agreement:

(a) “Beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Securities beneficially owned by one Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) thereunder.

(b) “Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(c) “Encumbrance” means any pledge, security interest, lien, claim, encumbrance, mortgage, charge, hypothecation, option, right of first refusal or offer, community property right, other marital right, preemptive right, voting agreement, voting trust, proxy, power of attorney, escrow, option, forfeiture, penalty, action at law or in equity, security agreement, shareholder agreement or other agreement, arrangement, contract, commitment, understanding or obligation, or any other restriction, qualification or limitation on the use, transfer, right to vote, right to dissent, and seek appraisal, receipt of income or other exercise of any attribute of ownership, except for those which do not or could not reasonably be expected to, individually or in the aggregate, materially impair the ability of such Shareholder to perform such Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE V

MISCELLANEOUS

            SECTION 5.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

            SECTION 5.2 Entire Agreement. This Agreement constitutes the entire agreement between Cerner and each Shareholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Cerner and such Shareholder with respect to the subject matter hereof.

            SECTION 5.3 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

            SECTION 5.4 Assignment. Neither this Agreement nor any rights or interests hereunder shall be assigned by any Shareholder (whether by operation of law or otherwise) without the prior written consent of Cerner, except that any Shareholder may transfer the Shares or Other Securities subject to the Voting Agreement set forth in Section 1.1 hereof and the Irrevocable Proxy attached hereto as Exhibit A. Cerner may assign, in its sole discretion, its rights hereunder to any direct or indirect wholly owned subsidiary or affiliate of Cerner, but no such assignment shall relieve Cerner of its obligations hereunder if such assignee does not perform such obligations.

            SECTION 5.5 Amendments. This Agreement may not be amended, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

            SECTION 5.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, facsimile transmission, mail (registered or certified mail, postage prepaid, return receipt requested), or courier service providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Cerner and/or Merger Sub, to:

Cerner Corporation 2800 Rockcreek Parkway Kansas City, Missouri 64117 Attention: President

with copies to:

Cerner Corporation 2800 Rockcreek Parkway Kansas City, Missouri 64117 Attention: General Counsel

Stinson, Mag & Fizzell, P.C. 1201 Walnut Street, Suite 2800 Kansas City, MO 64106 Attention: Craig L. Evans

If to Shareholder, in accordance with the information set forth on Schedule I hereto with copies to:

if to DHT to:

Dynamic Healthcare Technologies, Inc. 615 Crescent Executive Court, Fifth Floor Lake Mary, FL 32746 Attention: Chief Executive Officer

with a copy to:

Carlton Fields, P.A. International Place, Suite 4000 100 S.E. Second Street Miami, FL 33131 Attention: Richard N. Bernstein

or to such other address as the person to whom notice is given may have previously furnished the others in writing in the manner set forth above.

            SECTION 5.7 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a party hereto.

            SECTION 5.8 Specific Performance. Each of the parties hereto acknowledges that a breach by it of any agreement contained in this Agreement may cause the other party to sustain damage for which it may not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party may be entitled to the remedy of specific performance of such agreement and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            SECTION 5.9 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            SECTION 5.10 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            SECTION 5.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

            SECTION 5.12 Waiver of Jury Trial. EACH OF CERNER AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF CERNER OR SUCH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

            SECTION 5.13 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CERNER CORPORATION

By:	/s/ Marc G. Naughton

Name: Marc G. Naughton Title: Vice President and Chief Financial Officer

ARGENTUM CAPITAL PARTNERS, L.P. By: BR Associates, Inc., General Partner

By:	/s/ Daniel Raynor

Name: Daniel Raynor Title: Chairman

RIVERSIDE PARTNERSHIP

By:	/s/ Brett Maxwell

Name: Brett Maxwel Title:

SCHEDULE 1 – SHAREHOLDER AGREEMENT

		Other Securities
Name of Shareholder	Shares Owned	Owned	Address for Notices

Argentum Capital Partners, L.P.	290,000		60 Madison Avenue, Suite 701 New York, New York 10010
Riverside Partnership	640,000		233 South Wacker Drive, Suite 9500 Chicago, Illinois 60606

EXHIBIT A

Irrevocably Proxy

EXHIBIT A

IRREVOCABLE PROXY COUPLED WITH AN INTEREST

     The undersigned hereby irrevocably appoint(s) Cerner Corporation, a Delaware corporation (“Cerner”), as the proxy of the undersigned and hereby grant(s) to Cerner this irrevocable proxy coupled with an interest (“Irrevocable Proxy”) with respect to      shares (the “Shares,” which term shall include any and all other shares of Preferred Stock as defined below or securities or rights issued or issuable in respect thereof on or after the date hereof) of Series C Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of Dynamic Healthcare Technologies, Inc., a Florida corporation (the “Company”), that the undersigned own(s) of record, or otherwise has the right to vote, with all power and authority to vote and to execute and deliver written consents, in each case, in the name, place and stead of the undersigned, and at any annual or special meeting of shareholders of the Company, or at any adjournment or postponement thereof, or as to any action that can be taken by written consent, in favor of approval and adoption of the Agreement and Plan of Merger dated the date hereof among Cerner, the Company and Cerner Holdings, Inc., a Delaware corporation (“Merger Sub”), as may be amended from time to time, the (“Merger Agreement”), the Merger, any other transactions or matters contemplated by the Merger Agreement, and any actions required in furtherance of any of the foregoing, in such manner as Cerner may determine in its sole and unlimited discretion, in each case to the same extent and with the same effect as the undersigned might or could do under any applicable law or regulation governing the rights and powers of shareholders of a Florida corporation, irrespective of whether the undersigned is present at such meeting.

     This Irrevocable Proxy constitutes a valid and effective irrevocable proxy coupled with an interest of Cerner in the Shares of the undersigned in respect of the foregoing Shares of Preferred Stock of the Company; revokes any proxy or proxies heretofore given by the undersigned in respect of any Shares of Preferred Stock of the Company; this Irrevocable Proxy shall remain in full force and effect until the earlier of (i) termination of the Merger Agreement in accordance with Article IX thereof, (ii) the consummation of the Merger, or (iii) termination of Article I of the Shareholder Agreement dated the date hereof among Cerner and certain holders of Preferred Stock. Unless otherwise defined herein, all capitalized terms shall have the respective meanings set forth in the Merger Agreement.

     This Irrevocable Proxy shall continue to cover the Shares sold, transferred or otherwise disposed of after the date hereof through the time period referred to in the last clause of the immediately preceding paragraph.

Dated as of September , 2001	Name:

STATE OF	)

	)	ss.
COUNTY OF	)

     Sworn to and subscribed before me this      day of September, 2001 and acknowledged before me as being the free act and deed of the above signatory.

Notary Public
My Commission expires:

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Appendix D

STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of September 5, 2001 (the “Agreement”), by and among Cerner Corporation, a Delaware corporation (including any assigns permitted under Section 11 hereof, “Cerner”), and Dynamic Healthcare Technologies, Inc., a Florida corporation (“DHT”).

RECITALS:

     WHEREAS, contemporaneously with the execution and delivery of this Agreement and the grant of the Option (as defined in Section 1(a)), DHT, Cerner, and Cerner Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Cerner (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which Merger Agreement will be entered into contemporaneously with this Agreement; and

     WHEREAS, as an inducement and condition to Cerner’s willingness to pursue the transactions contemplated by the Merger Agreement, and in consideration thereof, the board of directors of DHT has approved the grant to Cerner of the Option (as hereinafter defined) pursuant to this Agreement and the acquisition of Common Shares (as defined below) by Cerner pursuant to this Agreement; provided, that such grant was expressly conditioned upon, and made to have no effect until after, execution and delivery by DHT, Cerner and Merger Sub of the Merger Agreement (capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement).

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

     Section 1. The Option.

(a) DHT hereby grants to Cerner an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 985,746 authorized and unissued fully paid and nonassessable shares (“Option Shares”) of common shares, par value $0.01 per share, of DHT (“Common Shares”) at a price per share in cash equal to $3.00 (subject to adjustment in accordance with this Agreement, the “Option Price”); provided, however, that in no event shall the number of Option Shares exceed 15% of the shares of Common Shares issued and outstanding at the time of exercise (without giving effect to the Option Shares issued or issuable under the Option) (the “Maximum Applicable Percentage”). The number of Option Shares purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth herein.

(b) In the event that any additional shares of Common Shares are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the aggregate number of Option Shares purchasable upon exercise of

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the Option shall automatically be increased (without any further action on the part of DHT or Cerner being necessary) so that, taking into consideration any such issuance, such aggregate number equals the Maximum Applicable Percentage. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize or require DHT, Cerner or Merger Sub to breach any provision of the Merger Agreement.

     Section 2. Exercise; Closing.

(a) Conditions to Exercise; Termination. Subject to compliance with applicable laws and regulations, Cerner may exercise the Option, in whole but not in part (except as provided in Section 14), by giving a written notice thereof as provided in Section 2(d) within one year following the occurrence of a Triggering Event (as defined in Section 2(b)) unless prior to the giving of such notice the Effective Time (as defined in the Merger Agreement) shall have occurred. The Option shall terminate upon either (i) the occurrence of the Effective Time or (ii) the close of business on the earlier of (x) the date one year after the date on which a Triggering Event occurs and (y) the date on which it is no longer possible for a Triggering Event to occur, provided that no Triggering Event shall have occurred prior to or upon such date.

(b) Triggering Event. A “Triggering Event” shall have occurred if the Merger Agreement is terminated and Cerner then or thereafter becomes entitled to receive the termination fee pursuant to Section 9.3(a) of the Merger Agreement.

(c) Notice of Triggering Event by DHT. DHT shall notify Cerner promptly in writing of the occurrence of any Triggering Event and the number of shares of Common Shares issued and outstanding as of the date of such notice, it being understood that the giving of such notice by DHT shall not be a condition to the right of Cerner to exercise the Option.

(d) Notice of Exercise by Cerner. In the event that Cerner shall be entitled to and wishes to exercise the Option, it shall send to DHT a written notice (an “Exercise Notice” and the date of which is referred to herein as the “Notice Date”) specifying (i) the total number of Option Shares it will purchase pursuant to such exercise and the amount payable to DHT on the exercise of the Option in respect of the Option Shares and (ii) a place and date (the “Closing Date”) not earlier than three Business Days nor later than 60 Business Days from the Notice Date for the closing of such purchase (the “Closing”); provided, that if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or prior notification to or application for approval of any other regulatory authority is required in connection with such purchase, Cerner and DHT, as required, promptly after the giving of the Exercise Notice shall file any and all required notices, applications or other documents necessary for approval and shall expeditiously process the same and in such event the period of time referred to in clause (ii) shall commence on the date on which Cerner furnishes to DHT a supplemental

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written notice setting forth the Closing Date, which notice shall be furnished as promptly as practicable after all required notification periods shall have expired or been terminated and all required approvals shall have been obtained and all requisite waiting periods shall have passed. Each of Cerner and DHT agrees to use its commercially reasonable efforts to cooperate with and provide information to DHT or Cerner, as the case may be, with respect to any required filing, notice or application for approval to such regulatory authority.

(e) Payment of Purchase Price. At the Closing, Cerner shall pay to DHT the aggregate Option Price for the Option Shares in immediately available funds by a wire transfer to a bank account designated by DHT; provided, that failure or refusal of DHT to designate such a bank account shall not preclude Cerner from exercising the Option.

(f) Delivery of Common Shares. At the Closing, simultaneously with the delivery of the purchase price in immediately available funds as provided in Section 2(e) of this Agreement by Cerner, DHT shall deliver to Cerner or such other Person as Cerner may nominate in writing (the “Holder”), a certificate or certificates representing the number of Option Shares purchased by Cerner. If at the time of issuance of the Option Shares hereunder, DHT shall have issued any rights or other securities which are attached to or otherwise associated with the Common Shares, then each Option Share shall also represent such rights or other securities with terms substantially the same as, and at least as favorable to Cerner as, are provided under any shareholder rights agreement or similar agreement of DHT then in effect. In addition, at the Closing, the Holder shall provide to DHT a letter agreement agreeing that the Holder will not sell, transfer or otherwise dispose of the Option Shares in violation of applicable law or this Agreement.

(g) Resale Restriction. The Holder will not sell or transfer any Option Shares or other securities acquired by the Holder upon exercise of the Option except pursuant to an effective registration statement under the Securities Act, or in a transaction exempt from registration under the Securities Act. Each certificate for Common Shares delivered at the Closing may be endorsed with a restrictive legend that shall read substantially as follows: “The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Dynamic Healthcare Technologies, Inc. (“DHT”) and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on filed at the principal office of DHT and will be provided to the holder thereof without charge upon receipt by DHT of a written request therefor.” It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to DHT a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to DHT, to the effect that such legend is not required for purposes of the Securities Act. In addition, such certificate or certificates shall bear any other legend as may be required by applicable law.

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(h) Ownership of Record; Tender of Purchase Price; Expenses. Upon the tender of the applicable purchase price in immediately available funds (following the giving of the Exercise Notice) at the Closing, the Holder shall be deemed to be the holder of record of the shares of Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of DHT may then be closed or that a certificate or certificates representing such Common Shares may not have been delivered to Cerner. DHT shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its nominee, assignee, transferee or designee.

     Section 3. Covenants of DHT. In addition to its other agreements and covenants herein, DHT agrees:

(a) Shares Reserved for Issuance. To maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Shares so that the Option may be fully exercised without additional authorization of Common Shares after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Shares from DHT, and to issue the appropriate number of shares of Common Shares pursuant to the terms of this Agreement;

(b) No Avoidance. Not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by DHT; and

(c) Further Assurances. Promptly after the date hereof to take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior filing with, notification to or approval of any other regulatory authority is necessary before the Option may be exercised, cooperating fully with Cerner in preparing and processing the required filings, notices or applications) in order to permit Cerner to exercise the Option, to purchase Option Shares pursuant to such exercise and otherwise to exercise Cerner’s rights under this Agreement and to take all action necessary to protect the rights of Cerner against dilution as set forth in Section 7 of this Agreement.

     Section 4. Representations and Warranties of DHT. DHT hereby represents and warrants to Cerner as follows:

(a) Shares Reserved for Issuance; Capital Shares. The Option Shares issuable in accordance with the terms of this Agreement have been duly reserved for issuance by DHT and upon any issuance of such shares in accordance with the terms hereof, such Option Shares will be duly authorized, validly issued, fully paid and nonassessable, and

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will be delivered free and clear of any lien, pledge, security interest, claim or other encumbrance (other than those created by this Agreement or by Cerner) and not subject to any statutory preemptive rights or agreement with any third party.

(b) Corporate Authority. The execution and delivery by DHT of this Agreement and the performance and the consummation by DHT of the transactions contemplated hereby are within DHT’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by DHT and, assuming that this Agreement constitutes the valid and binding obligation of Cerner, this Agreement constitutes a valid and binding agreement of DHT, enforceable in accordance with its terms (except in all cases to the extent that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Requirements of Law affecting the enforceability of creditors’ rights and remedies generally, (ii) the availability of the equitable remedy of specific performance and injunctive relief so subject to the discretion of the court before which the proceeding may be brought, and (iii) the enforceability of provisions relating to indemnification may be limited by applicable federal, state, or other securities laws or the pubic policy underlying such laws).

(d) State Takeover Statutes. DHT has take, or will take prior to closing, all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 607.0902 of the Florida Law, and accordingly, such Section will not apply to acquisition of Option Shares by Cerner pursuant to this Agreement or any of the transactions contemplated hereby.

     Section 5. Representations and Warranties of Cerner. Cerner hereby represents and warrants to DHT that Cerner has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of Cerner, and, assuming that this Agreement constitutes the valid and binding obligation of DHT, this Agreement constitutes a valid and binding agreement of Cerner, enforceable in accordance with its terms (except in all cases to the extent that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Requirements of Law affecting the enforceability of creditors’ rights and remedies generally, (ii) the availability of the equitable remedy of specific performance and injunctive relief so subject to the discretion of the court before which the proceeding may be brought, and (iii) the enforceability of provisions relating to indemnification may be limited by applicable federal, state, or other securities laws or the pubic policy underlying such laws).

     Section 6. Replacement. Upon (i) receipt by DHT of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, (ii) receipt by DHT of reasonably satisfactory indemnification in the case of loss, theft or destruction and (iii) surrender and cancellation of this Agreement in the case of mutilation, DHT will execute and

5

deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of DHT, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any Person other than the holder of the new Agreement.

     Section 7. Adjustments. In addition to the adjustment to the total number of Option Shares pursuant to Section 1(b) of this Agreement, the total number of Option Shares purchasable upon the exercise of the Option hereof and the Option Price shall be subject to adjustment from time to time as follows:

(a) In the event of any change in the outstanding shares of Common Shares by reason of stock dividends, splits, combinations, subdivisions or reclassifications, mergers, recapitalizations, extraordinary dividends or distributions, exchanges of shares or the like, the type and number of Option Shares purchasable upon exercise of the Option shall be appropriately adjusted, and proper provision shall be made in the agreements governing any such transaction, so that (i) the Holder shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that Cerner would have received in respect of the Option Shares purchasable upon exercise of the Option if the Option had been exercised and such Option Shares had been issued to the Holder immediately prior to such event or the record date therefor, as applicable; and (ii) in the event any additional shares of Common Shares are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of Option Shares purchasable upon exercise of the Option shall be increased so that, after such issuance the number of Option Shares so purchasable equals the Maximum Applicable Percentage of the number of shares of Common Shares issued and outstanding immediately after the consummation of such change; and

(b) Whenever the number of Option Shares purchasable upon exercise hereof is adjusted as provided in this Section 7, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

     Section 8. Registration.

(a) Upon the occurrence of a Triggering Event, DHT shall, at the request of Cerner included in the Exercise Notice furnished within the time period required under Section 2(d) of this Agreement, as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering all Option Shares issued and issuable pursuant to the Option and shall use its commercially reasonable efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any Option Shares issued upon exercise of the Option in accordance with any plan of disposition requested by Cerner; provided, however, that DHT may postpone the filing of a registration statement relating to a

6

registration request by Cerner under this Section 8 for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that DHT has a bona fide business purpose for preserving as confidential. DHT will use its commercially reasonable efforts to cause such registration statement first to become effective and then to remain effective for 180 days from the day such registration statement first becomes effective or until such earlier date as all shares registered shall have been sold by the Holder. In connection with any such registration, DHT and Cerner shall provide each other with representations, warranties, indemnities, contribution and other agreements customarily given in connection with such registrations. If requested by Cerner in connection with such registration, DHT shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating DHT in respect of representations, warranties, indemnities, contribution and other agreements customarily made by DHTs in such underwriting agreements. In any such registration, DHT and Cerner shall agree to indemnify each other on customary terms with respect to any information provided by such party in connection with such registration.

(b) In the event that Cerner so requests, the closing of the sale or other disposition of the Option Shares or other securities pursuant to a registration statement filed pursuant to Section 8(a) shall occur substantially simultaneously with the exercise of the Option.

     Section 9. Repurchase of Option and/or Shares.

(a) Repurchase; Repurchase Price. Upon the occurrence of a Repurchase Event (as hereinafter defined), at the request of Cerner, given in writing within one year following the occurrence of a Triggering Event (or such later period as is provided in Section 2(d) with respect to any required filing, notice or application for approval or pursuant to a request by Cerner in accordance with Section 10), (i) DHT shall repurchase the Option from Cerner, in whole but not in part (except as provided in Section 9(c)), at a price (the “Option Repurchase Price”) equal to the number of Option Shares then purchasable upon exercise of the Option multiplied by the amount by which the Market Price (as defined below) exceeds the applicable Option Price (giving effect to the Maximum Option Price) or (ii) DHT shall repurchase all Option Shares then owned by Cerner at a price (the “Option Share Repurchase Price”) equal to the number of such Option Shares multiplied by the Market Price. The term “Repurchase Event” shall occur only if a party other than Cerner actually acquires majority control of DHT, or has the right to acquire control of DHT, or DHT has entered into an agreement of the type referenced in Section 9(d) of this Agreement with a third party. The term “Market Price” shall mean, for any share of Common Shares, the average of the closing sales price per share of Common Shares as reported by Nasdaq on each of the 15 consecutive trading days immediately preceding the delivery of the Repurchase Notice, or, if the Common Shares is not quoted on the Nasdaq on the principal United States securities exchange registered under the Exchange Act on which the Common Shares is listed, or if the

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Common Shares is not listed on any such exchange, the average of the closing bid quotations with respect to a share of Common Shares on each of the 15 consecutive trading days immediately preceding the date of the Repurchase Notice on any quotation system then in use, or if no such quotations are available, the Market Price on the date of the Repurchase Notice of a share of Common Shares, as determined by the Board of Directors of DHT in good faith.

(b) Method of Repurchase. Cerner may exercise its right to require DHT to repurchase the Option, in whole but not in part, or all Option Shares then owned by Cerner pursuant to this Section 9 by surrendering for such purpose to DHT, at its principal office, this Agreement or certificates for such Option Shares, as applicable, accompanied by a written notice or notices stating that Cerner elects to require DHT to repurchase the Option or such Option Shares in accordance with the provisions of this Section 9 (such notice, a “Repurchase Notice”). As promptly as practicable, and in any event within 15 Business Days after the surrender of this Agreement or a certificate or certificates representing Option Shares and the receipt of the Repurchase Notice relating thereto, DHT shall deliver or cause to be delivered to Cerner the applicable Option Repurchase Price or the Option Share Repurchase Price or the portion thereof that DHT is not then prohibited under applicable law and regulation from so delivering.

(c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the giving of a Repurchase Notice, DHT is prohibited under applicable law or regulation from repurchasing the Option or any Option Shares subject to such Repurchase Notice (and DHT hereby undertakes to use commercially reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), DHT shall immediately so notify Cerner in writing and thereafter deliver or cause to be delivered, from time to time, to Cerner the portion of the Option Repurchase Price or the Option Share Repurchase Price that DHT is no longer prohibited from delivering, within 2 Business Days after the date on which it is no longer so prohibited; provided, however, that upon notification by DHT in writing of such prohibition, Cerner may, within 10 days of receipt of such notification from DHT, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, DHT shall promptly (i) deliver to Cerner that portion of the Option Repurchase Price or the Option Share Repurchase Price that DHT is not prohibited from delivering; and (ii) deliver to Cerner, as appropriate, (A) with respect to the Option, a new stock option agreement evidencing the right of Cerner to purchase that number of Option Shares for which the surrendered stock option agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to Cerner, or (B) with respect to Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to Cerner. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, Cerner may give notice of exercise of the Option for one year after a notice of

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revocation has been issued pursuant to this Section 9(c) and thereafter exercise the Option in accordance with the applicable provisions of this Agreement.

(d) Acquisition Transactions. In addition to any other restrictions or covenants, DHT hereby agrees that, in the event that Cerner delivers a Repurchase Notice, it shall not enter or agree to enter into an agreement or series of agreements relating to a merger with or into or the consolidation with any other Person, the sale of all or substantially all of the assets of DHT or any similar transaction or disposition unless the other party or parties to such agreement or agreements agree to assume in writing DHT’s obligations under Section 9(a) and, notwithstanding any notice of revocation delivered pursuant to the proviso to Section 9(c), Cerner may require such other party or parties to perform DHT’s obligations under Section 9(a) unless such party or parties are prohibited by law or regulation from such performance, in which case such party or parties shall be subject to the obligations of DHT under Section 9(c).

     Section 10. Extension of Exercise Periods. The periods for exercise of certain rights under Sections 2 and 9 shall be extended at the request of Cerner to the extent necessary to avoid liability by Cerner under Section 16(b) of the Exchange Act by reason of such exercise.

     Section 11. Assignment. Neither party hereto may assign or delegate any of its rights or obligations under this Agreement or the Option to any other Person without the express written consent of the other party, except that this Agreement or the Option may be assigned to any direct or indirect wholly owned Subsidiary of Cerner. Any attempted assignment or delegation in contravention of the preceding sentence shall be null and void.

     Section 12. Filings; Other Actions. Each of Cerner and DHT will use its best efforts to make all filings with, notices to and applications for approval of, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement. Subject to applicable law and the rules and regulations of Nasdaq or any securities exchange registered under the Exchange Act on which the Common Shares is listed (together with Nasdaq, the “Applicable Exchange”), DHT will promptly file an application to have the Option Shares listed on the Applicable Exchange, subject to notice of issuance, and will use its best reasonable efforts to obtain approval of such application; provided, that if DHT is unable to effect such listing on the Applicable Exchange by the Closing Date, DHT will nevertheless be obligated to deliver the Option Shares upon the Closing Date.

     Section 13. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be specifically enforceable through injunctive or other equitable relief.

     Section 14. Severability; Etc. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the

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application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision unless the substitution of such provision would materially frustrate the express intent and purposes of this Agreement, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If for any reason a court or regulatory agency determines that Cerner is not permitted to acquire pursuant to Section 2 the full number of Option Shares provided in Section 1(a) hereof (as adjusted pursuant to Sections 1(b) and 7 hereof), it is the express intention of DHT to allow Cerner to acquire such lesser number of Option Shares as may be permissible, without any amendment or modification hereof.

     Section 15. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, in each case, if on a Business Day, and otherwise on the next Business Day, (b) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (c) the second Business Day if delivered by nationally recognized overnight courier, if addressed to a party at the respective addresses of the parties set forth in the Merger Agreement.

     Section 16. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Florida without regard to any principles of Florida conflicts or choice of law.

     Section 17. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that DHT shall be responsible for all fees and expenses (other than underwriting discounts or commissions) relating to the registration of securities pursuant to Section 8 of this Agreement.

     Section 18. Entire Agreement; etc. This Agreement, the Merger Agreement (together with DHT Disclosure Schedule, the Cerner Disclosure Schedule, and the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any Person, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies hereunder.

     Section 19. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CERNER CORPORATION

By: /s/ Marc G. Naughton Marc G. Naughton, Vice President and Chief Financial Officer

DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

By: /s/ T. Christopher Assif T. Christopher Assif, Chief Executive Officer

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     (a)  Section 145 of the Delaware General Corporation Law (the “DGCL”) (i) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of other enterprises, as well as certain other persons, against expenses, judgments, fines and settlement amounts incurred by such directors, officers or other persons in defense of any action, suit or proceeding to which they are made parties by reason of being or having been a director, officer, employee or agent of the corporation, or of another enterprise at the request of the corporation, subject to specified conditions and exclusions, (ii) gives such directors, officers or other persons who are successful in the defense of any action, suit or proceeding the right to be indemnified, and (iii) authorizes the corporation to purchase and maintain directors’ and officers’ liability insurance. The indemnification authorized by Section 145 of the DGCL is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise.

     (b)  Article Tenth of the Registrant’s Restated certificate of incorporation authorizes the Registrant to agree to indemnify any of its directors, officers, employees or agents, and any person who serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the state of Delaware; provided that the Registrant is not permitted to indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     (c)  In accordance with Section 102(b)(7) of the DGCL, Article Tenth of the Registrant’s Restated certificate of incorporation contains a provision eliminating a director’s personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted or authorized by the laws of the state of Delaware. Section 102(b)(7) of the DGCL prohibits the elimination or limitation of a director’s liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the DGCL (relating to unlawful dividend payments or stock redemptions or repurchases), or (4) for any transaction from which the director derived an improper personal benefit.

     (d)  Section 28 of the Registrant’s bylaws requires the Registrant to indemnify any person (1) against all liabilities and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding (other than an action by or in the right of the Registrant) or (2) against any amounts paid in settlement and expenses actually and reasonably incurred by such person in an action by or in the right of the Registrant, in either case, by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant’s request; provided that (a) such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal action or proceeding, that such person must have had no reasonable cause to believe such person’s conduct was unlawful, and (b) the Registrant is not required to indemnify or advance expenses to such person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized by the Registrant’s Board of Directors. Said Section 28 further provides that the Registrant shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to such indemnity. If any person serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant’s request is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, said Section 28 requires that the Registrant indemnify such person against expenses actually and reasonably incurred by such person in connection therewith. Prior to indemnifying a person pursuant to Section 28 of the Registrant’s bylaws, the Registrant must determine that such person has met the specified standard of conduct required for indemnification unless ordered by a court and except as otherwise provided by the immediately preceding sentence. Such determination must be made by (y) a majority vote of a quorum of the directors who were not party to the action, suit or proceeding (or by independent legal counsel in a written opinion if so directed by a quorum of disinterested directors or if such a quorum is not obtainable), or (z) the stockholders. If the determination is adverse to the person seeking to be indemnified, such person may cause the determination to be made by a court having jurisdiction over the Registrant. The indemnification provided by Section 28 of the Registrant’s bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, the Registrant’s Restated certificate of incorporation, the Registrant’s bylaws, any agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacities and as to action in other capacities while holding their respective offices.

     (e)  The Registrant has entered into indemnification agreements with the Registrant’s directors, Clifford W. Illig, Neal L. Patterson, Michael E. Herman, Jeff C. Goldsmith, Ph.D., Gerald E. Bisbee, Jr., Ph.D., William B. Neaves, Ph.D., John C. Danforth and Nancy-Ann DeParle, which, among other things, (a) confirm the present indemnity permitted under the DGCL, (b) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines, and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, on account of their services as a director of the Registrant or as a director of any subsidiary of the Registrant or as a director, officer, employee or agent of any other company or enterprise when they are serving in such capacities at the request of the Registrant, and (c) provide procedures for notification and defense of a claim. However, no indemnity will be provided to any director on account of conduct that is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct. The indemnification agreements also provide that the Registrant will advance the expenses of defending an action, lawsuit or other proceeding to the indemnified director before the matter is disposed of if the indemnitee agrees to repay any such advances to the Registrant if it is later determined that he or she was not entitled to indemnification.

     (f)  Section 28 of the Registrant’s bylaws permits the Registrant to insure any person against any liability incurred by such person by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant’s request, whether or not the Registrant would have the power to indemnify such person under the provisions described above. The Registrant has obtained directors’ and officers’ liability insurance for each of its directors and executive officers which (subject to certain limits and deductibles) (i) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Registrant may not be permitted by law to provide indemnification.

Item 21(a). Exhibits

     The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number
2.1	Agreement and Plan of Merger dated as of September 5, 2001, among the Registrant, Cerner Holdings, Inc. and Dynamic Healthcare Technologies, Inc. (Included as Appendix A to the Proxy Statement/Prospectus which is part of this Registration Statement).
3.1	Restated certificate of incorporation, as amended through June 29, 1996 (filed as Exhibit 3(i) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 29, 1996, and incorporated herein by reference).
3.2	Bylaws of Registrant, as amended (filed as Exhibit 4.2 to Registrant’s Registration Statement on Form S-8 filed on September 26, 2001, and incorporated herein by reference).
4.1	Amended and Restated Rights Agreement, dated as of March 12, 1999, between Cerner Corporation and UMB Bank, n.a., as Rights Agents, which includes the Form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Cerner Corporation, as Exhibit A, and the Form of Rights Certificate, as Exhibit B (filed as an exhibit to Registrant’s current report on Form 8-A/A dated March 31, 1999 and incorporated herein by reference).
4.2	Specimen stock certificate (filed as Exhibit 4(a) to Registrant’s Registration Statement on Form S-8 (File No. 33-15156) and incorporated herein by reference).
5.1	Opinion of Stinson, Mag & Fizzell, P.C.*
8.1	Opinion of Stinson, Mag & Fizzell, P.C. regarding tax matters.*
9.1	Shareholder Agreement, dated as of September 5, 2001 (included as Appendix C to the Proxy Statement/Prospectus which is part of this Registration Statement).
10.1	Stock Option Agreement, dated as of September 5, 2001 (included as Appendix D to the

Proxy Statement/Prospectus which is part of this Registration Statement).
23.1	Consent of KPMG LLP re: Cerner Corporation.
23.2	Consent of BDO Seidman, LLP.
23.3	Consent of KPMG LLP re: Dynamic Healthcare Technologies, Inc.
23.4	Consent of Stinson, Mag & Fizzell, P.C. (included in Exhibits 5.1 and 8.1).*
24.1	Powers of Attorney (included in signature page to registration statement).*
99.1	Opinion of SG Cowen Securities Corporation (included as Appendix B to the Proxy Statement/Prospectus which is part of this Registration Statement).
99.2	Consent of SG Cowen Securities Corporation.*
99.3	Form of Proxy of Dynamic Healthcare Technologies, Inc.

*	Previously filed.

Item 21(b). Financial Statement Schedules

     Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22. Undertakings

     The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Kansas City, State of Missouri on November 7, 2001.

CERNER CORPORATION (Registrant)

By	/s/ Marc G. Naughton Marc G. Naughton Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Neal L. Patterson* Neal L. Patterson	Chairman of the Board, Chief Executive Officer (Principal Executive Officer)	November 7, 2001

/s Clifford W. Illig* Clifford W. Illig	Vice Chairman and Director	November 7, 2001

/s/ Marc G. Naughton Marc G. Naughton	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2001

/s/ Gerald E. Bisbee, Jr.* Gerald E. Bisbee, Jr.	Director	November 7, 2001

/s/ John C. Danforth* John C. Danforth	Director	November 7, 2001

/s/ Jeff C. Goldsmith* Jeff C. Goldsmith	Director	November 7, 2001

/s/ Michael E. Herman* Michael E. Herman	Director	November 7, 2001

Signature	Title	Date

/s/ William B. Neaves* William B. Neaves	Director	November 7, 2001

/s/ Nancy-Ann DeParle* Nancy-Ann DeParle	Director	November 7, 2001

*By:	/s/ MARC G. NAUGHTON Marc G. Naughton, Attorney-in-Fact Dated: November 7, 2001